Exhibit 10.2

FIFTH AMENDED AND RESTATED
SYNDICATED FACILITY AGREEMENT
Dated as of October 31, 2025
among
SEALED AIR CORPORATION
and
THE OTHER BORROWERS NAMED HEREIN,
as Borrowers,
THE INITIAL LENDERS NAMED HEREIN,
as Initial Lenders,
THE INITIAL ISSUING BANKS NAMED HEREIN,
as Initial Issuing Banks,
BANK OF AMERICA, N.A.,
 as Agent
and
BOFA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.,
and
MIZUHO BANK, LTD.,
as Global Coordinators, Joint Lead Arrangers and Joint Bookrunners
and
BNP PARIBAS,
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
GOLDMAN SACHS BANK USA,
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
and
TRUIST SECURITIES, INC.,
as Joint Lead Arrangers and Joint Bookrunners
and
BNP PARIBAS,
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
GOLDMAN SACHS BANK USA,
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
and
TRUIST BANK,
as Co-Syndication Agents
and
BANK OF CHINA, NEW YORK BRANCH,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH,
CITIBANK, N.A.
HSBC BANK USA, N.A.,
TD BANK, N.A.,
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

SCHEDULES

I	Commitments and Applicable Lending Offices
II	Designated Borrowers
1.01(i)	Unrestricted Subsidiaries
1.01(ii)	Subsidiary Guarantors
2.01(e)	Existing Letters of Credit
4.01(c)(i)	Owned Real Property
4.01(c)(ii)	Material Leased Real Property – Lessee
4.01(l)	Subsidiaries
4.01(l)-A	Subsidiary Guarantors
5.01(s)	Post-Closing Obligations
5.02(a)	Liens
5.02(b)	Existing Indebtedness
5.02(d)	Investments
5.02(e)	Dispositions
5.02(j)	Sales and Leasebacks
5.02(k)	Negative Pledges
9.02	Notices

EXHIBITS
A-1	Form of Multicurrency Revolving Credit Note
A-2	Form of Transpacific Revolving Credit Note
B	Form of Term Note
C-1	Form of Notice of Borrowing
C-2	Form of Notice of Swing Line Borrowing
D	Form of Assignment and Acceptance
E-1	Form of U.S. Subsidiary Guaranty
E-2	Form of Foreign Subsidiary Guaranty
F	Form of Loan Certificate
G	Form of Solvency Certificate
H	[Reserved]
I	Form of Designated Borrower Request and Assumption Agreement
J	Form of Designated Borrower Notice
K	[Reserved]
L-1	Form of U.S. Tax Compliance Certificate
L-2	Form of U.S. Tax Compliance Certificate
L-3	Form of U.S. Tax Compliance Certificate
L-4	Form of U.S. Tax Compliance Certificate
M	Form of Mexican Tax Invoice
N	Auction Procedures

FIFTH AMENDED AND RESTATED
SYNDICATED FACILITY AGREEMENT
This FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT, dated as of October 31, 2025 (this “Agreement”), is made by and among SEALED AIR CORPORATION, a Delaware corporation (the “Company”), CRYOVAC, LLC, a Delaware limited liability company (“Cryovac”), SEALED AIR JAPAN G.K. a Japanese limited liability company (godo kaisha) (the “JPY Revolver Borrower”), SEALED AIR LIMITED, a private limited company incorporated in England and Wales with a registered company number 03443946 (the “Sterling Borrower”), SEALED AIR B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its statutory seat in Nijmegen, the Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 09114711 (the “Euro Revolver Borrower”), SEALED AIR CORPORATION (US), a Delaware corporation (“Sealed Air US”), SEALED AIR FINANCE LUXEMBOURG S.À.R.L., a société à responsabilité limitée incorporated and existing under the laws of Luxembourg, with registered office at 8-10, Avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre du Commerce et des Sociétés Luxembourg) (the “RCS Luxembourg”) under the number B 89.671 (the “Lux Revolver Borrower”), SEALED AIR AUSTRALIA PTY LIMITED, ABN 65 004 207 532, a company incorporated under the laws of Australia and SEALED AIR AUSTRALIA (HOLDINGS) PTY LIMITED, ABN 74 102 261 307, a company incorporated under the laws of Australia (together, the “Australian Revolver Borrowers”), SEALED AIR (CANADA) CO./CIE, an unlimited company amalgamated under the laws of the Province of Nova Scotia (the “CDN Revolver Borrower”), SEALED AIR (NEW ZEALAND) (the “New Zealand Revolver Borrower”), SEALED AIR DE MÉXICO OPERATIONS, S. DE R.L. DE C.V., a sociedad de responsabilidad limitada de capital variable incorporated under the laws of Mexico (the “Mexican Revolver Borrower”) and certain Subsidiaries of the Company from time to time listed on Schedule II (each a “Designated Borrower” and, collectively with the Company, Cryovac, Sealed Air US, the CDN Revolver Borrower, the JPY Revolver Borrower, the Sterling Borrower, the Lux Revolver Borrower, the Euro Revolver Borrower, the Australian Revolver Borrowers, the New Zealand Revolver Borrower and the Mexican Revolver Borrower, the “Borrowers”), the banks, financial institutions and other investors listed on Schedule I hereto (the “Initial Lenders”) and each other Lender (as defined below) party hereto from time to time and the initial issuing banks (the “Initial Issuing Banks”) listed on Schedule I hereto and each other Issuing Bank (as defined below) party hereto from time to time, and BANK OF AMERICA, N.A., as Agent for the Lenders (as hereinafter defined) and the Issuing Banks (in such capacity, and as agent for the Secured Parties under the other Loan Documents, the “Agent”).
PRELIMINARY STATEMENTS:
WHEREAS, the Company, the other Borrowers, the Lenders and Issuing Banks party thereto and the Agent (each as defined in the Existing Credit Agreement) entered into that certain Fourth Amended and Restated Syndicated Facility Agreement, dated as of March 25, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrowers have requested that the Existing Credit Agreement be amended and restated to (a) refinance (the “Closing Date Refinancing”) all Advances and Commitments (each as defined in the Existing Credit Agreement) outstanding thereunder and pay all accrued interest (regardless of whether then due and payable), fees and other amounts, in each case outstanding under the Existing Credit Agreement with, and to collectively replace the credit facilities under the Existing Credit Agreement with, the new Term A Facility, Sterling Term A Facility, DDTL Facility, Multicurrency

Revolving Credit Facility and Transpacific Revolving Credit Facility and (b) to amend certain other provisions of the Existing Credit Agreement as hereinafter set forth;
WHEREAS, the parties hereto intend that the Obligations (as defined in the Existing Credit Agreement) (the “Existing Obligations”) which remain outstanding after giving effect to the Closing Date Refinancing shall continue to exist under this Agreement on the terms set forth herein and that this Agreement shall not constitute a novation or a termination of such Obligations, and the Collateral (as defined in the Existing Credit Agreement) shall continue to secure, support and otherwise benefit the Obligations of the Loan Parties under this Agreement and the other Loan Documents; and
WHEREAS, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Existing Credit Agreement is amended and restated in its entirety as hereinafter set forth;
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.
“Advance” or “Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term A Advance, a Sterling Term A Advance, a Transpacific Revolving Credit Advance, a Multicurrency Revolving Credit Advance, a Swing Line Advance, a DDTL Advance, an Incremental Term Advance, an Incremental Revolving Credit Advance, an Other Term Advance or an Other Revolving Credit Advance.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise. For the avoidance of doubt, in no event shall the Agent or any Lender be deemed to be an Affiliate of any of the Borrowers or any of such Borrower’s Subsidiaries.
“Agent” has the meaning given to such term in the preamble to this Agreement.
“Agent Parties” has the meaning specified in Section 9.02(c).

“Agent’s Account” means with respect to any currency, the Agent’s account with respect to such currency as the Agent may from time to time notify to the Company and the Lenders.
“Agreement” has the meaning specified in the preamble to this Agreement.
“Agreement Currency” has the meaning specified in Section 9.12.
“AIL Finance Party” means a Transpacific Revolving Lender where:
(a)    interest (or any payment deemed by law to be interest) paid to that Transpacific Revolving Lender under the Agreement is “non-resident passive income” as defined in section YA 1 of the NZ Tax Act; or
(b)    the Transpacific Revolving Lender is not within clause (a) of this definition, and the payment of approved issuer levy in respect of interest (or any payment deemed by law to be interest) paid to that Transpacific Revolving Lender entitles that Transpacific Revolving Lender to benefit from an exemption from New Zealand tax on interest under an applicable double tax agreement and the Transpacific Revolving Lender has notified that it wishes for this clause (b) to apply to it.
“Alternative Currency” means each of the following currencies: Sterling, Euro and JPY, together with each other currency (other than Dollars) that is approved in accordance with Section 1.13.
“Alternative Currency Daily Rate” means, for any day, with respect to any Advance (a) denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof, and (b) denominated in any Alternative Currency (to the extent such Advances denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Agent and the relevant Lenders pursuant to Section 1.13 plus the adjustment (if any) determined by the Agent and the relevant Lenders pursuant to Section 1.13(c); provided, that, if the Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in the Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.
“Alternative Currency Daily Rate Advance” or “Alternative Currency Daily Rate Loan” means a Loan or an Advance that bears interest at a daily rate based on the definition of “Alternative Currency Daily Rate” in an amount not less than the Alternative Currency Daily Rate Borrowing Minimum or the Alternative Currency Daily Rate Borrowing Multiple in excess thereof. All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.
“Alternative Currency Daily Rate Borrowing Minimum” means, in respect of Alternative Currency Daily Rate Advances, the Equivalent of $1,000,000 in the applicable Alternative Currency.
“Alternative Currency Daily Rate Borrowing Multiple” means, in respect of Alternative Currency Daily Rate Advances, the Equivalent of $500,000, in the applicable Alternative Currency.
“Anti-Corruption Laws” has the meaning specified in Section 5.02(n).
“Anti-Money Laundering Laws” means any applicable anti-money laundering rules or regulation, including without limitation the PATRIOT Act, the Proceeds of Crime (Money Laundering) and Terrorist

Financing Act (Canada), Parts II.1 and XIII.2 and s. 354 of the Criminal Code (Canada), the Mexican Federal Law for the Prevention and Identification of Transactions performed with Illicit Resources (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita) and in each case, regulations and guidance thereunder.
“Anti-Social Conduct” means (a) a demand and conduct with force and arms, (b) an unreasonable demand and conduct having no legal cause, (c) threatening or committing violent behaviour relating to its business transactions, (d) an action to defame the reputation or interfere with the business of the Agent, any Joint Lead Arranger, any Joint Bookrunner, any Issuing Bank, the Swing Line Bank, any Co-Documentation Agent, any Co-Syndication Agent and any Lender or any of their respective Affiliates and their officers, directors, employees, agents and advisors by spreading rumour, using fraudulent means or resorting to force, or (e) other actions similar or analogous to any of the foregoing in any jurisdiction.
“Anti-Social Group” means (a) an organized crime group (bouryokudan), (b) a member of an organised crime group (bouryokudan in), (c) a Person who used to be a member of an organised crime group but has only ceased to be a member of an organised crime group for a period of less than 5 years, (d) a quasi-member of an organised crime group (bouryokudan junkoseiin), (e) a related or associated company of an organised crime group (boroykudan kanren gaisha), (f) a corporate racketeer (soukaiya) or blackmailer advocating social cause (shakai undou nado hyoubou goro) or a special intelligence organised crime group (tokushu chinou bouryoku syudan) or (g) a member of any other criminal force similar or analogous to any of the foregoing in any jurisdiction.
“Anti-Social Relationship” means, in relation to a Person, (a) an Anti-Social Group controls its management, (b) an Anti-Social Group is substantively involved in its management, (c) it utilizes improperly an Anti-Social Group for the purpose of, or which have the effect of, unfairly benefiting itself or a third party or prejudicing a third party, (d) it is involved in the provision of funds or other benefits to an Anti-Social Group or (e) any of its directors or any other person who is substantively involved in its management has a socially objectionable relationship with an Anti-Social Group.
“Applicable Lending Office” means, with respect to any Lender, the office or offices of such Lender, any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate, specified as such opposite its name on Schedule I hereto or as specified in such Lender’s Administrative Questionnaire delivered in conjunction with the Assignment and Acceptance pursuant to which it became a Lender, or such other office or offices as such Lender may from time to time specify to the Company and the Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its Applicable Lending Office.
“Applicable Margin” means (x) initially, a percentage determined by reference to Pricing Level 2 in the table below, and (y) from time to time after delivery of the financial statements for the first two full fiscal quarters following the Closing Date pursuant to Section 5.01(a), the Applicable Margin shall be a percentage determined by reference to the table below, based on the Net Total Leverage Ratio set forth in, and determined based on, the most recent financial statements and Compliance Certificate delivered to the Agent under Section 5.01(a)(i) or (ii), as applicable, and Section 5.01(a)(iii) hereof, respectively, as the same may be amended pursuant to a Sustainability Amendment:

Pricing Level	Net Total Leverage Ratio	Applicable Margin for Base Rate Term A Advances and DDTL Advances	Applicable Margin for Term Rate, Daily Simple SOFR or Alternative Currency Daily Rate (as applicable) Term A Advances, Sterling Term A Advances and DDTL Advances	Applicable Margin for Base Rate Transpacific Revolving Credit Advances and Multicurrency Revolving Credit Advances (in Dollars)	Applicable Margin for Term Rate, Daily Simple SOFR or Alternative Currency Daily Rate (as applicable) Transpacific Revolving Credit Advances and Multicurrency Revolving Credit Advances	Commitment Fee and Ticking Fee
1	Less than or equal to 2.50:1.00	0.00%	1.00%	0.00%	1.00%	0.175%
2	Greater than 2.50:1.00 but less than or equal to 3.50:1.00	0.25%	1.25%	0.25%	1.25%	0.20%
3	Greater than 3.50:1.00 but less than or equal to 4.50:1.00	0.50%	1.50%	0.50%	1.50%	0.25%
4	Greater than 4.50:1.00	0.75%	1.75%	0.75%	1.75%	0.30%

Notwithstanding the foregoing, if at any time the Company shall fail to deliver financial statements to the Agent in accordance with Section 5.01(a)(i) or 5.01(a)(ii), as applicable, then any Applicable Margin that is determined with respect to the table above shall thereafter be determined by reference to Pricing Level 4 in the table above until such time as the Company shall again be in compliance with Sections 5.01(a)(i) and 5.01(a)(ii).
“Applicable Time” means, with respect to any borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment; provided, that, with respect to each Foreign Currency specified below the “Applicable Time” shall be the corresponding time specified below for such Foreign Currency:
(a)    AU$: 12:00 P.M. (Sydney, Australia time);
(b)    CDN: 12:00 P.M. (Toronto, Canada time);
(c)    Euros: 12:00 P.M. (London, England time);
(d)    JPY: 12:00 P.M. (Tokyo, Japan time); and
(e)    Sterling: 12:00 P.M. (London, England time);
(f)    NZD: 12:00 P.M. (Wellington, New Zealand time); and
(g)    Pesos: 12:00 P.M. (Mexico City, Mexico time);
provided, further, that any such “Applicable Time” may be modified by the Agent on not less than five Business Days prior written notice to the Company and the Lenders if the Agent shall reasonably determine that such modification is reasonably necessary or advisable.
“Applicant Borrower” has the meaning specified in Section 9.09(a).
“Approved Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Disposition” means the disposition of any or all of the assets (including, without limitation, any Equity Interest owned thereby) of any Loan Party or any Restricted Subsidiary, in one transaction or a series of transactions, whether by sale, lease, transfer or otherwise; provided, that, “Asset Dispositions” shall not include any transaction (or series of related transactions), the Net Cash Proceeds of which do not exceed $100,000,000 in any Fiscal Year.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit D hereto.
“Associate” has the meaning given to it in Section 128F(9) of the Australian Tax Act.
“AU$” means lawful currency of Australia.
“Auction” has the meaning specified in Section 2.11(c).
“Auction Prepayment” has the meaning specified in Section 2.11(c).
“Auction Procedures” means the procedures set forth in Exhibit N.
“Australian Bill Rate” means, for any Interest Period, for any Multicurrency Revolving Credit Advance denominated in AU$, the rate per annum equal to the Bank Bill Swap Reference Bid Rate or a comparable or successor rate, which rate is approved by the Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 10:30 A.M. (Sydney, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period.
“Australian Borrower” means any Borrower who is a resident of Australia for the purposes of the Australian Tax Act, or the Income Tax Assessment Act 1997 (Australia), as the context requires.
“Australian Revolver Borrowers” has the meaning specified in the preamble to this Agreement.
“Australian PPSA” means the Personal Property Securities Act 2009 (Cwlth) Australia and any regulations in force at any time under the Australian PPSA, including the Personal Property Securities Regulations 2010 (Cth) (each as amended from time to time).
“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cwlth).
“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
“Available Basket Amount” means, on any date of determination, an amount equal to (a) $200,000,000, plus (b) an amount equal to 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Closing Date occurs to the end of the most recently ended fiscal quarter for which financial statements delivered under Section 5.01(a)(i) or 5.01(a)(ii) have been delivered to the Agent (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus (c) the aggregate amount of net cash proceeds of any issuance of Qualified Equity Interests of the Company received by the Company since the Closing Date, minus (d) the sum of (i) any amounts used to make investments and advances pursuant to Section 5.02(d)(xiii) after the Closing Date and on or prior to such date, (ii) any amounts used to make Restricted Payments pursuant to Section 5.02(c)(vi) after the Closing Date and on or prior to such date and (iii) any amounts used to make Restricted Junior Payments pursuant to Section 5.02(l)(ii) after the Closing Date and on or prior to such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Bankruptcy Code” has the meaning specified in Section 6.01(e).

“Bankruptcy Law” means the Bankruptcy Code, or any similar foreign, federal or state law for the relief of debtors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the rate described in clause (b) of the definition of “Term SOFR” plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 1.16 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Advance” means a Revolving Credit Advance, a Term A Advance, a Swing Line Advance, a DDTL Advance, an Incremental Revolving Credit Advance or an Incremental Term Advance, in each case denominated in Dollars, that bears interest as provided in Section 2.08(a)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“BKBM” means the rate per annum equal to the Bank Bill Reference Bid Rate, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 10:45 a.m. (New Zealand time) on the Rate Determination Date with a term equivalent to the applicable Interest Period. In no event shall the BKBM be less than zero for purposes of this Agreement.
“Blocking Law” means:
(a)     any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union);
(b)    any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law of the United Kingdom; or
(c)    section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung).
“BofA Securities” means BofA Securities, Inc. (or any of its designated affiliates).

“Borrower Materials” has the meaning specified in Section 9.02(c).
“Borrower Representative” has the meaning specified in Section 2.21.
“Borrowers” has the meaning specified in the preamble to this Agreement.
“Borrowing” means a Revolving Credit Borrowing, a Term A Borrowing, a Sterling Term A Borrowing, a DDTL Borrowing, a Swing Line Borrowing or an Incremental Borrowing, as applicable.
“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Term Rate Advances, Daily Simple SOFR Advances or Alternative Currency Daily Rate Advances, on which banks are open for business in the country of issue of the currency of such Term Rate Advance, Daily Simple SOFR Advances or Alternative Currency Daily Rate Advance; provided, that, (a) if such day relates to any interest rate settings as to a Term Rate Advance denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Term Rate Advance, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Term Rate Advance, means a Business Day that is also a TARGET Day; (b) if such day relates to any interest rate settings as to an Alternative Currency Daily Rate Advance denominated in Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of England and Wales; and (c) if such day relates to any interest rate settings as to a Term Rate Advance denominated in JPY, means a day other than when banks are closed for general business in Japan; provided, further, that, if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro, Sterling, JPY and Dollars, in respect of an Advance in a Committed Currency or Alternative Currency denominated in a currency other than Euro, Sterling, JPY and Dollars or any other dealings in any currency other than Euro, Sterling, JPY and Dollars to be carried out pursuant to this Agreement in respect of any such Advance in a Committed Currency or Alternative Currency (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian Pension Event” means (a) the termination in whole or in part of any Canadian Pension Plan that contains a defined benefit provision, (b) a material change in the funded status of a Canadian Pension Plan, (c) a material change in the contribution rates payable by the CDN Revolver Borrower to a Canadian Pension Plan, (d) the receipt by a Borrower of any notice concerning liability arising from the withdrawal or partial withdrawal of a Borrower or any other party from a Canadian Pension Plan, (e) the occurrence of an event under the Income Tax Act (Canada) that could reasonably be expected to affect the registered status of any Canadian Pension Plan, (f) the receipt by a Borrower of any order or notice of intention to issue an order from the applicable pension standards regulator or Canada Revenue Agency that could reasonably be expected to affect the registered status or cause the termination (in whole or in part) of any Canadian Pension Plan that contains a defined benefit provision, (g) the receipt of notice by the CDN Revolver Borrower from the administrator, the funding agent or any other person of any failure to remit contributions to a Canadian Pension Plan by the CDN Revolver Borrower, (h) the adoption of any amendment to a Canadian Pension Plan that would require the provision of security pursuant to applicable law, (i) the issuance of either any order (including an order to remit delinquent contributions) or charges that could reasonably be expected to give rise to the imposition of any material fines or penalties in respect of any Canadian Pension Plan against a Borrower or (j) any other event or condition with respect to a Canadian Pension Plan that could reasonably be expected to result in (i) a lien, (ii) any acceleration of any statutory requirements to fund all or a substantial portion of the unfunded liabilities of such plan, or (iii) any liability of a Borrower or a Restricted Subsidiary in excess of $85,000,000.

“Canadian Pension Plan” means any plan, program or arrangement that is a “registered pension plan” as defined in the Income Tax Act (Canada) or is subject to the funding requirements of applicable provincial or federal pension benefits standards legislation in any Canadian jurisdiction (but for greater certainty not including a registered retirement savings plan, supplemental employee retirement plan, retirement compensation arrangement, deferred profit sharing plan or similar plan or arrangement), which is sponsored, administered, maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or Restricted Subsidiary in respect of any person’s employment in Canada with any Borrower or Restricted Subsidiary, other than government sponsored plans.
“Capital Lease” means any lease of property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.
“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP; provided, that, obligations that are re-characterized as Capital Lease Obligations due to a change in GAAP after the Closing Date shall not be treated as Capital Lease Obligations for any purpose under this Agreement regardless of the time at which such obligation is incurred; provided, further, that, obligations that are Capital Lease Obligations as of the Closing Date and are re-characterized as not constituting Capital Lease Obligations due to a change in GAAP after the Closing Date shall be treated as Capital Lease Obligations under this Agreement.
“Cash Collateralize” means, in respect of an obligation, to provide and pledge (subject to a first priority perfected security interest) cash collateral in Dollars (or any other currency reasonably satisfactory to the Agent), at a location and pursuant to documentation in form and substance reasonably satisfactory to the Agent and the relevant Issuing Bank or Swing Line Bank, as the case may be (and “Cash Collateralization” shall have a meaning correlative to the foregoing), with respect to such obligation.
“Cash Equivalents” means Investments in (a) direct obligations of, or obligations unconditionally guaranteed by, the United States of America, Canada, the Federal Government of Germany, the State of Japan, the United Kingdom, the Commonwealth of Australia or any agency or instrumentality thereof (provided, that, the full faith and credit of the applicable national Governmental Authority of such nation is pledged in support thereof), having maturities of less than one year; (b) time deposits, certificates of deposit and banker’s acceptances of any commercial bank having combined capital and surplus of not less than $500,000,000, whose short-term commercial paper rating from S&P is at least A-2 or from Moody’s is at least P-2 (each an “Approved Bank”) with maturities of not more than one year from the date of investment; (c) commercial paper issued by, or guaranteed by, an Approved Bank or by the parent company of an Approved Bank, or issued by, or guaranteed by, any company with a short-term debt rating of at least A-2 by S&P and P-2 by Moody’s, in each case maturing within one year from the date of investment; (d) repurchase agreements with a term of less than one year for underlying securities of the types described in clauses (b) and (c) entered into with an Approved Bank; (e) any money market fund that meets the requirements of Rule 2a-7(c)(2), (3) and (4) promulgated under the Investment Company Act of 1940, as amended; and (f) any other fund or funds making substantially all of their Investments in Investments of the kinds described in clauses (a) through (d) above.

“Cash Management Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft (daylight and temporary), local currency revolving credit and working capital facilities, local currency letter of credit facilities, credit or debit card, electronic funds transfer and other cash management arrangements) provided by the Agent, any Lender or any Affiliate thereof at the time such Cash Management Obligations are entered into, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.
“Cash on Hand” means, on any day, the amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries as set forth on the balance sheet of the Company as of such day (it being understood that such amount shall exclude in any event any cash and Cash Equivalents identified on such balance sheet as “restricted” (other than cash or Cash Equivalents which are subject to a perfected security interest under the Collateral Documents) or otherwise subject to a security interest in favor of any other Person (other than (i) security interests under the Collateral Documents, (ii) customary liens imposed by the applicable deposit bank in the ordinary course of business and (iii) any non-consensual security interests permitted by the Loan Documents)).
“CDN$” means the lawful currency of Canada.
“CDN Revolver Borrower” has the meaning specified in the preamble to this Agreement.
“Change of Control” means the occurrence of either of the following: (a) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding an employee benefit or stock ownership plan of the Company, is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 40% or more on a fully diluted basis of the voting stock of the Company or shall have the right to elect a majority of the directors of the Company or (b) during any six month period the board of directors of the Company shall cease to consist of a majority of Continuing Directors.
“Closing Date” means October 31, 2025.
“Closing Date Refinancing” has the meaning specified in the Preliminary Statements.
“CME” means CME Group Benchmark Administration Limited.
“Co-Documentation Agents” means (a) with respect to the Facilities established on the Closing Date, the Lenders (or Affiliates of Lenders) identified in such capacify on the cover page of this Agreement and (b) with respect to any amendment to this Agreement, the Lenders (or Affiliates of Lenders) identified in such capacity on the cover page of such amendment.
“Co-Syndication Agents” means (a) with respect to the Facilities established on the Closing Date, the Lenders (or Affiliates of Lenders) identified in such capacify on the cover page of this Agreement and (b) with respect to any amendment to this Agreement, the Lenders (or Affiliates of Lenders) identified in such capacity on the cover page of such amendment.
“Code of Banking Practice” means the Code of Banking Practice published by the Australian Bankers’ Association.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is, under the terms of the Collateral Documents, subject to Liens in favor of the Agent for the benefit of the Secured Parties as security for the Secured Obligations.
“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, each of the collateral assignments, security agreements, share pledge agreements or other similar agreements and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Agent for the benefit of the Secured Parties as security for the Secured Obligations, and each amendment, supplement, joinder or other modification to each of the aforementioned.
“Collateral Ratings Condition” means that, at the time of determination:
(a)    the Company has received and maintains (i) a corporate credit rating of at least BBB- from S&P (with no negative outlook or negative watch); and (ii) either (A) a corporate family rating of at least Ba1 from Moody’s (with no negative outlook or negative watch), or (B) (x) a corporate credit rating of at least BB+ from Fitch (with no negative outlook or negative watch) and (y) any corporate family rating from Moody’s; or
(b)    the Company has received and maintains (i) a corporate family rating of at least Baa3 from Moody’s (with no negative outlook or negative watch); and (ii) either (A) a corporate credit rating of at least BB+ from S&P (with no negative outlook or negative watch), or (B) (x) a corporate credit rating of at least BB+ from Fitch (with no negative outlook or negative watch) and (y) any corporate credit rating from S&P.
“Commitment” means a Revolving Credit Commitment, a Term Commitment, a DDTL Commitment, an Incremental Term Commitment, an Incremental Revolving Credit Commitment or a Letter of Credit Commitment, as applicable.
“Commitment Fee” has the meaning specified in Section 2.05(a).
“Committed Currencies” means each Multicurrency Committed Currency and each Transpacific Committed Currency.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communication” means this Agreement, any other Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Company” has the meaning specified in the preamble to this Agreement.
“Compliance Certificate” has the meaning specified in Section 5.01(a)(iii).
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with any Relevant Rate or any proposed Successor Rate for any Committed Currency or Alternative Currency, as applicable, any conforming changes to the definition of “Base Rate”, the definition of “SOFR”, the definition of “Term SOFR”, the definition of “Australian Bill Rate”, the definition of “Term CORRA Rate”, the definition of “EURIBOR”, the definition of “Term TIIE”, the definition of “BKBM”, the definition of “SONIA”, the definition of “TIBOR”, the definition of any other Relevant Rate, the definition of “Interest Period”, the timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, the timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Agent in a manner substantially consistent with market practice for such Committed Currency or Alternative Currency (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Committed Currency or Alternative Currency exists, in such other manner of administration as the Agent determines in consultation with the Company).
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Assets” means, as of any date of determination, the total assets of the Company and its Restricted Subsidiaries as at such date determined on a Consolidated basis in accordance with GAAP.
“Consolidated Debt” means, as of any date of determination, all Indebtedness (other than Contingent Obligations) of the Company and its Restricted Subsidiaries determined on a Consolidated basis.
“Consolidated EBITDA” for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period, adjusted by adding thereto (or subtracting in the case of a gain) the following amounts to the extent deducted or included, as applicable, and without duplication, when calculating Consolidated Net Income: (a) Consolidated Interest Expense; (b) income taxes; (c) any extraordinary gains or losses; (d) gains or losses from sales of assets (other than from sales of inventory in the ordinary course of business); (e) all amortization of goodwill and other intangibles; (f) depreciation; (g) all non-cash contributions or accruals to or with respect to pension plans, deferred profit sharing or compensation plans; (h) any non-cash gains or losses resulting from the cumulative effect of changes in accounting principles; (i) restructuring charges that are not paid in cash; (j) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Company and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Existing Sealed Air Notes; (k) commissions, fees and expenses paid in cash in connection with the repayment of any Indebtedness, any Permitted Acquisition, any Disposition, any incurrence of Indebtedness or any equity issuance; (l) non-cash charges resulting from accounting adjustments to goodwill or impairment and intangible charges in connection therewith; (m) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to the Company or any of its Subsidiaries by the entity accounted for by the equity method of accounting); (n) any non-cash expenses and charges (excluding non-cash charges that are accrued or reserved for cash charges in a future period), including any non-cash charges in connection with the re-measurement of assets due to currency devaluations; (o) restructuring charges paid in cash in an amount not to exceed, together with any amounts added to Consolidated EBITDA pursuant to clause (u) below, 20.0% of the amount of Consolidated EBITDA for such period (without giving effect to any adjustments pursuant to this clause (o) and clause (u) below) with respect to any Consolidated EBITDA calculations made for each period ending at the end of any fiscal quarter thereafter; (p) any costs, expenses or charges in connection with EPC Transactions; (q) the amount of any non-cash foreign currency losses attributable to intercompany loans, accounts receivable and accounts payable; (r) all retention, completion or transaction bonuses paid to key employees incurred in connection with any acquisition or other investment, or disposition of assets, whether or not such transaction is ultimately consummated; (s) fees, costs and expenses in connection with strategic initiatives, transition costs and other business optimization and information systems related fees costs and expenses (including non-recurring employee bonuses in connection therewith and the separation and eventual disposal of businesses or lines of business); (t) fees, costs and expenses with respect to Permitted Receivables Financings; (u) the amount of “run-rate” cost savings, operating expense reductions and other operating improvements and synergies reasonably identifiable and factually supportable relating to, and projected by the Borrowers in good faith to result from, actions taken or with respect to which substantial steps have been taken by Borrowers or any of their subsidiaries within 24 months after any asset sale, investment, asset disposition, operating improvement, merger, amalgamation or other business combination, acquisition, divestiture, restructuring and cost savings initiatives if consummated, in an aggregate amount not to exceed, together with any amounts added to Consolidated EBITDA pursuant to clause (o) above, 20.0% of the amount of Consolidated EBITDA for such period (without giving effect to any adjustments pursuant to this clause (u) and clause (o) above); and (v) expenses reimbursed by third parties (including through insurance and indemnity payments); provided, that, there shall be included in such determination for such period all such amounts attributable to any entity acquired during such period pursuant to an acquisition to the extent not subsequently sold or otherwise disposed of during such period for the portion of such period prior to such acquisition; provided, further, that, that any amounts added to Consolidated Net Income pursuant to clause (g) above for any period shall be deducted from Consolidated Net Income for the period, if ever, in which such amounts are paid in cash by the Company or any of its Restricted Subsidiaries.
“Consolidated Interest Expense” means for any period, total interest expense (including amounts properly attributable to interest with respect to Capital Lease Obligations and amortization of debt discount and debt issuance costs) of the Company and its Restricted Subsidiaries on a Consolidated basis for such period.
“Consolidated Net Debt” means, as of any date of determination, Consolidated Debt less Cash on Hand.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided, that, Consolidated Net Income shall exclude (without duplication): (a) any gain or loss realized as a result of the cumulative effect of a change in accounting principles, (b) the net after-Tax effect of any gain or loss attributable to any foreign currency hedging arrangements (including, without limitation, with respect to cross-currency swaps) or currency fluctuations, (c) the net after-Tax effect of any gains and losses from the early extinguishment of Indebtedness and obligations under Swap Contracts and extinguishment charges relating to upfront fees and original issue discount on Indebtedness, in each case during such period, and (d) fees, expenses and non-recurring charges related to the negotiation, execution and delivery of the Loan Documents and the transactions contemplated thereby.
“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets less the sum of goodwill and other intangible assets, in each case reflected on the Consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter of such Person for which financial statements have been delivered to the Agent pursuant to clause (a)(i) or (a)(ii), as applicable, of Section 5.01, determined on a Consolidated basis.
“Consolidated Total First Lien Secured Indebtedness” means, as of any date of determination, Consolidated Net Debt which is secured, in whole or in part, by first priority Liens on any property or assets of the Company or one or more of its Restricted Subsidiaries; provided, that, such Consolidated Net Debt (x) is not expressly subordinated to a written agreement in right of payment to the Secured Obligations and (y) is not secured by Liens on the Collateral that are expressly junior to the Liens securing the Secured Obligations.
“Consolidated Total Secured Indebtedness” means, as of any date of determination, Consolidated Net Debt which is secured by any Lien on any property or assets of the Company or one or more of its Restricted Subsidiaries.
“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that, the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the amount such Person guarantees but in any event not more than the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who (a) was a member of such board of directors on the first day of the applicable six consecutive month period referenced in clause (b) of the definition of “Change of Control” or (b) was nominated for election or elected to such board of directors with the approval of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.
“Corporations Act” means the Corporations Act 2001 (Cwlth) Australia.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“Corresponding Debt” has the meaning specified in Section 9.19.
“Covenant Ratings Condition” means that, at the time of determination, the Company has received and maintains corporate family/corporate credit ratings of at least BBB- and at least Baa3 from S&P and Moody’s, respectively (in each case, with no negative outlook or negative watch).
“Covenant Suspension Event” has the meaning specified in the second to last paragraph of Section 5.02.
“Cryovac” has the meaning specified in the preamble to this Agreement.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published on the Federal Reserve Bank of New York’s website (or any successor source); provided, that, with respect to Term A Loans, DDTL Loans and Revolving Credit Loans, if Daily Simple SOFR determined in accordance with the foregoing would otherwise be less than 0.0%, Daily Simple SOFR shall be deemed 0.0% for purposes of this Agreement; provided, further, that if SOFR is not published prior to 11:00 a.m. New York time on such determination date, then SOFR for such determination date shall be SOFR as published on the first (1st) U.S. Government Securities Business Day immediately preceding such determination date. Any change in Daily Simple SOFR shall be effective from and including the date of such change without any further notice.
“Daily Simple SOFR Advance” or “Daily Simple SOFR Loan” means a Loan or an Advance that bears interest at a daily rate based on the definition of “Daily Simple SOFR” in an amount not less than the Daily Simple SOFR Borrowing Minimum or the Daily Simple SOFR Borrowing Multiple in excess thereof. All Daily Simple SOFR Loans shall be denominated in Dollars.
“Daily Simple SOFR Borrowing Minimum” means, in respect of Daily Simple SOFR Advances, $1,000,000.
“Daily Simple SOFR Borrowing Multiple” means, in respect of Daily Simple SOFR Advances, $500,000.
“DDTL Advance” or “DDTL Loan” means an advance made by any DDTL Lender under the DDTL Facility.
“DDTL Availability Period” means the period from and including the Closing Date to the earliest to occur of (a) October 15, 2026, (b) the date that the Company voluntarily terminates the aggregate DDTL Commitments pursuant to Section 2.06 and (c) the date of termination in whole of the Commitments pursuant to Section 6.01.
“DDTL Borrower(s)” means any one or more of the Company, Sealed Air US, Cryovac, the Euro Revolver Borrower and the Lux Revolver Borrower.
“DDTL Borrowing” means a borrowing consisting of simultaneous DDTL Advances of the same Type and, in the case of Term Rate Advances, having the same Interest Period made by each of the DDTL Lenders pursuant to Section 2.01(g).
“DDTL Borrowing Minimum” means, in respect of DDTL Advances denominated in Dollars, $1,000,000, and in respect of DDTL Advances denominated in Euros, the Equivalent of $1,000,000 in Euros, or, in any case, less, if such lesser amount represents the remaining amount of the aggregate amount of all DDTL Commitments.
“DDTL Borrowing Multiple” means, in respect of DDTL Advances denominated in Dollars, $500,000, and in respect of DDTL Advances denominated in Euros, the Equivalent of $500,000 in Euros, or, in any case, less, if such lesser amount represents the remaining amount of the aggregate amount of all DDTL Commitments.

“DDTL Commitment” means, as to each DDTL Lender, its obligation to make DDTL Advances to any DDTL Borrower pursuant to Section 2.01(g) in an aggregate principal amount at any one time outstanding not to exceed the amount (or the Equivalent thereof) set forth opposite such DDTL Lender’s name on Schedule I under the heading “DDTL Commitment” as such commitment may be (a) reduced from time to time in accordance with the terms of this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such DDTL Lender pursuant to any Assignment and Acceptance.
“DDTL Facility” means, at any time (a) prior to the first (1st) DDTL Advance made by the DDTL Lenders pursuant to Section 2.01(g), the aggregate amount of the DDTL Lenders’ DDTL Commitments at such time, (b) after the first (1st) DDTL Advance made by the DDTL Lenders pursuant to Section 2.01(g) but prior to the second (2nd) DDTL Advance made by the DDTL Lenders pursuant to Section 2.01(g), an aggregate amount equal to the sum of (i) the aggregate amount of the DDTL Lenders’ DDTL Commitments at such time plus (ii) the aggregate principal amount of the DDTL Advances extended by all DDTL Lenders pursuant to Section 2.01(g) outstanding at such time and (c) after the second (2nd) DDTL Advance made by the DDTL Lenders pursuant to Section 2.01(g), the aggregate principal amount of the DDTL Advances extended by all DDTL Lenders pursuant to Section 2.01(g) outstanding at such time.
“DDTL Lender” means any Lender that has a DDTL Commitment or that holds DDTL Advances.
“DDTL Note” means a promissory note made by the Company in favor of a DDTL Lender evidencing DDTL Advances made by such DDTL Lender, substantially in the form of Exhibit B.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, winding-up, administration, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, England and Wales, Luxembourg or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Default Rate” has the meaning specified in Section 2.08(b).
“Defaulting Lender” means at any time, subject to Section 2.19(c), (a) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance (except if such failure is the result of a good faith dispute between such Lender and the Borrowers as to whether the Borrowers have failed to satisfy one or more conditions precedent to funding), make a payment to an Issuing Bank in respect of a Letter of Credit, make a payment to the Swing Line Bank in respect of a Swing Line Advance or make any other payment due hereunder (each, a “Funding Obligation”), (b) any Lender that has notified the Agent, the Company, the Issuing Banks or the Swing Line Bank in writing, or has stated publicly, that it does not intend to comply with its Funding Obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder or an advance or loan under such other agreement (as applicable) and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) any Lender that has generally defaulted on its Funding Obligations under other loan agreements or credit agreements

(except if such defaults are the result of good faith disputes between such Lender and the respective borrowers party thereto), (d) any Lender that has, for three or more Business Days after written request of the Agent or the Company, failed to confirm in writing to the Agent and the Company that it will comply with its prospective Funding Obligations hereunder or under other agreements in which it commits to extend credit to any Borrower or any Affiliate of any Borrower (provided, that, such Lender will cease to be a Defaulting Lender pursuant to this clause (d) upon the Agent’s and the Company’s receipt of such written confirmation), (e) any Lender that becomes the subject of a Bail-In Action (or any Lender, the Parent Company of which becomes the subject of a Bail-In Action), or (f) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided, in each case, that neither the reallocation of Funding Obligations provided for in Section 2.19(b) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated Funding Obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (a) through (e) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.19(c)) upon notification of such determination by the Agent to the Company, the Issuing Banks, the Swing Line Bank and the Lenders.
“Designated Borrower” means any direct or indirect Wholly-Owned Subsidiary of the Company that is a Restricted Subsidiary and is designated for borrowing privileges under this Agreement pursuant to Section 9.09.
“Designated Jurisdiction” means any country, territory or region to the extent that such country, territory or region itself is the subject of any comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).
“Disposition” or “Dispose” means the sale, transfer, license, sublicense, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, that, the term “Disposition” specifically excludes (a) the sale, transfer, license, sublicense, lease or other disposition of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (b) the sale, transfer, license, sublicense, lease or other disposition of receivables, inventory and other current assets in the ordinary course of business, and (c) the sale, transfer, license, sublicense, lease or other disposition of property by any Restricted Subsidiary to the Company or to another Restricted Subsidiary; provided, that, if the transferor of such property is a Guarantor, the transferee thereof must either be the Company or a Guarantor.
“Disqualified Equity Interests” means Equity Interests of any Person that (a) by their terms or upon the occurrence of any event (other than as a result of a change of control, asset sale event or casualty or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or casualty or condemnation event shall be subject to the prior repayment in full of all Advances and all other Obligations (other than Swap Obligations, Cash Management Obligations or contingent indemnification obligations and other Contingent Obligations) (i) are required to be redeemed or are redeemable at the option of the holder on or prior to the day that is 91 days after the Latest Scheduled Termination Date (determined as of the date of issuance of such Equity Interests), for consideration other than Qualified Equity Interests of such Person or (ii) convertible at the option of the holder into Disqualified Equity Interests of such Person or exchangeable for Indebtedness or (b) require

(or permit at the option of the holder) the payment of any dividend, interest, sinking fund or other similar payment (other than the accrual of such obligations) on or prior to the day that is 91 days after the Latest Scheduled Termination Date (determined as of the date of issuance of such Equity Interests) (other than payments made solely in Qualified Equity Interests of such Person).
“Dollars” and the “$” sign each means lawful currency of the United States of America.
“Domestic Loan Party” means any Loan Party organized under the laws of the United States or any state thereof.
“Domestic Subsidiary” means any Subsidiary of the Company other than a Foreign Subsidiary.
“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetbock).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” and “Electronic Signature” shall have the respective meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person approved by the Agent, each Issuing Bank and, unless an Event of Default under clause (a) or (e) of Section 6.01 has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Company, such approvals not to be unreasonably withheld or delayed; provided, however, that, neither the Company nor any Affiliate of the Company shall qualify as an Eligible Assignee, except with respect to purchases of Loans by the Company made in accordance with the terms of Section 2.11(c) of this Agreement.
“EMU” means the Economic and Monetary Union as contemplated by the Treaty on European Union.
“Environmental Law” means any foreign, federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment or Hazardous Materials.
“EPC Transactions” means the transactions related to the reorganization of the Company’s European operations to function under a centralized management and value chain model.

“Equity Interests” means, with respect to any Person, any of the shares, the shares of capital stock or equity quotas of (or other ownership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity quotas of (or other ownership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock or equity quotas of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity quotas (or such other interests), and any of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, equity quotas, warrants, options, rights or other interests are outstanding on any date of determination.
“Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by the Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Borrower, or under common control with any Borrower, within the meaning of Section 414 of the Internal Revenue Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR” means the rate per annum equal to the Euro Interbank Offered Rate, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period.
“Euro” means the lawful currency of the European Monetary Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
“Euro Revolver Borrower” has the meaning specified in the preamble to this Agreement.
“European Insolvency Regulation” means the Council Regulation (EC) 2015/848 of 20 May 2015 on insolvency proceedings, as amended.
“Events of Default” has the meaning specified in Section 6.01.
“Events of Loss” means, with respect to any property, any of the following: (a) any loss, destruction or damage of such property; (b) any pending institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Foreign Subsidiary” means (a) any Foreign Subsidiary and (b) any Domestic Subsidiary that is directly or indirectly owned by one or more Foreign Subsidiaries.
“Excluded Property” has the meaning set forth in the Security Agreement.
“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”) if, and to the extent that, all or a portion of the Guaranty of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of such Subsidiary Guarantor, or the grant of such security interest, becomes effective with respect to such related Swap.
“Excluded Taxes” has the meaning specified in Section 2.15(a).
“Existing Credit Agreement” has the meaning specified in the Preliminary Statements.
“Existing Letters of Credit” means each of the irrevocable, standby letters of credit listed on Schedule 2.01(e) hereof.
“Existing Obligations” has the meaning specified in the Preliminary Statements.
“Existing Sealed Air Notes” means collectively, the 1.573% Senior Notes due October 2026, the 4.000% Senior Notes due December 2027, the 6.125% Senior Notes due February 2028, the 5.000% Senior Notes due April 2029, the 7.250% Senior Notes due February 2031, the 6.500% Senior Notes due July 2032 and the 6.875% Senior Notes due July 2033, in each case, issued by the Company and/or Sealed Air US, as applicable.
“Facility” means the Term A Facility, the Sterling Term A Facility, the Transpacific Revolving Credit Facility, the Multicurrency Revolving Credit Facility, the Swing Line Facility, the DDTL Facility, or an Incremental Facility, if any, as applicable.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations or administrative guidance thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent; provided, however, that, if any applicable Federal Funds Rate determined pursuant hereto shall be a rate that is less than 0.0%, then such Federal Funds Rate shall be deemed to be 0.0% for all purposes under this Agreement.
“Fee Letter” means that certain Fee Letter, dated as of September 22, 2025, among BofA Securities, Bank of America and the Company.
“Financial Officer” means the chief financial officer, the controller or the treasurer of the Company.
“Fiscal Year” means a fiscal year of the Company ending on December 31.
“Fitch” means Fitch IBCA, Duff & Phelps, a division of Fitch, Inc.
“Foreign Currency” means any Committed Currency (other than Dollars) or any Alternative Currency.
“Foreign Subsidiary” means (a) each Subsidiary of the Company not incorporated under the laws of the United States, any State thereof or the District of Columbia, (b) each Subsidiary of the Company substantially all of the operations of which remain outside the United States and (c) each other Subsidiary of the Company that is a FSHCO.
“Foreign Subsidiary Guaranty” means that certain Amended and Restated Foreign Subsidiary Guaranty, dated as of the Closing Date, from the Foreign Subsidiaries from time to time party thereto as Guarantors in favor of the Applicable Secured Parties (as defined therein), as it may be amended, amended and restated, supplemented or otherwise modified from time to time.
“FSHCO” means any Subsidiary of the Company that is organized under the laws of the United States, any State thereof, or the District of Columbia that has no material assets other than capital stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Internal Revenue Code and that are owned, directly or indirectly, wholly or in part, by the Company or a Subsidiary that is organized under the laws of the United States, any State thereof, or the District of Columbia that is a “United States shareholder” with respect to such controlled foreign corporation within the meaning of Section 951(b) of the Internal Revenue Code.
“GAAP” has the meaning specified in Section 1.03.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Group Members” means the Company and each of its direct and indirect Restricted Subsidiaries.
“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantors” means the Company and the Subsidiary Guarantors.
“Guaranty” means the guaranty contained in Article VII hereof, the Foreign Subsidiary Guaranty, the U.S. Subsidiary Guaranty or any other guaranty agreement entered into by any Guarantor that is an entity organized outside of the United States of America pursuant to the terms of this Agreement.
“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law.
“HMRC” has the meaning specified in Section 2.15(f).
“Immaterial Subsidiaries” means, all Subsidiaries identified by the Company as such; provided, that, (a) the aggregate value of assets of all such Subsidiaries does not exceed 15.0% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries as of the last day of the Fiscal Year of the Company most recently ended based on the consolidated balance sheet of the Company and its Restricted Subsidiaries, (b) the aggregate Consolidated EBITDA generated by all such Subsidiaries taken together does not exceed 15.0% of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the Test Period ending on the last day of the Fiscal Year of the Company most recently ended, based on the consolidated financial statements of the Company and its Restricted Subsidiaries, (c) the aggregate value of assets of any such Subsidiary does not exceed 5.0% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries as of the last day of the Fiscal Year of the Company most recently ended based on the consolidated balance sheet of the Company and its Restricted Subsidiaries and (d) the Consolidated EBITDA generated by any such Subsidiary does not exceed 5.0% of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the Test Period ending on the last day of the Fiscal Year of the Company most recently ended, based on the consolidated financial statements of the Company and its Restricted Subsidiaries.
“Increased Amount Date” has the meaning specified in Section 2.04(a).
“Incremental Advance” or “Incremental Loan” means an Incremental Revolving Credit Advance or an Incremental Term Advance, as applicable.
“Incremental Amount” means, at any time, an amount equal to (a) the remaining Incremental Fixed Amount at such time plus (b) the total of (i) all voluntary prepayments and redemptions (with respect to any prepayment or redemption at less than par value, equal to the amount of cash actually paid by or on behalf of the applicable Borrower in respect of such prepayment or redemption) of Term Loans, Revolving Credit Loans (in each case, with respect to any Revolving Credit Loans, to the extent accompanied by a permanent reduction in the applicable Revolving Credit Commitments), and Incremental Equivalent Debt (in each case, with respect to any such Incremental Equivalent Debt that constitutes revolving Indebtedness, to the extent accompanied by a permanent reduction in revolving commitments), in each case, (x) to the extent not funded with the proceeds of long-term Indebtedness and (y) excluding any prepayments or redemptions of Incremental Facilities or Incremental Equivalent Debt incurred in reliance on clause (c) below (the aggregate amount of all such non-excluded voluntary prepayments and redemptions, the “Growth Incremental Amount”) (it being understood that no Incremental Facility or Incremental Equivalent Debt incurred in reliance on the Growth Incremental Amount shall be secured on a greater parity basis than that by which the Indebtedness prepaid or redeemed was secured) minus (ii) the aggregate amount of all Incremental Facilities and Incremental Equivalent Debt previously or concurrently established in reliance on the Growth Incremental Amount plus (c) an unlimited amount, so long as, after giving effect to the incurrence of the applicable Incremental Facility or Incremental Equivalent Debt (and (x) assuming that such Incremental Facility or Incremental Equivalent Debt (and all simultaneously established Incremental Facilities and Incremental Equivalent Debt) are fully drawn and (y) excluding, for purposes of determining Cash on Hand, the cash proceeds of any borrowing under such Incremental Facility or Incremental Equivalent Debt), (i) at all times prior to the Optional Release Date and the satisfaction of the Optional Release Conditions, (A) in the case of Incremental Facilities and Incremental Equivalent Debt secured or to be secured by any of the Collateral on an equal and ratable basis with the Facilities, the Net Total First Lien Leverage Ratio determined for the Test Period most recently ended, on a Pro Forma Basis, after giving effect to such Incremental Facility or Incremental Equivalent Debt (and, for the avoidance of doubt, after giving effect to any Permitted Acquisition or other permitted Investment consummated in connection therewith), shall not be greater than 3.00:1:00, (B) in the case of Incremental Facilities and Incremental Equivalent Debt secured or to be secured by any of the Collateral on a junior basis to the Facilities, the Net Total Secured Leverage Ratio determined for the Test Period most recently ended, on a Pro Forma Basis, after giving effect to such Incremental Facility or Incremental Equivalent Debt (and, for the avoidance of doubt, after giving effect to any Permitted Acquisition or other permitted Investment consummated in connection therewith), shall not be greater than 3.50:1:00 and (C) in the case of Incremental Facilities and Incremental Equivalent Debt that is unsecured, the Net Total Leverage Ratio determined for the Test Period most recently ended, on a Pro Forma Basis, after giving effect to such Incremental Facility or Incremental Equivalent Debt (and, for the avoidance of doubt, after giving effect to any Permitted Acquisition or other permitted Investment consummated in connection therewith), shall not be greater than the maximum Net Total Leverage Ratio then permitted by Section 5.03 and (ii) at all times after the Optional Release Date and the satisfaction of the Optional Release Conditions, the Net Total Leverage Ratio determined for the Test Period most recently ended, on a Pro Forma Basis, after giving effect to such Incremental Facility or Incremental Equivalent Debt (and, for the avoidance of doubt, after giving effect to any Permitted Acquisition or other permitted Investment consummated in connection therewith), shall not be greater than 3.50:1:00. It is understood and agreed that, for purposes of calculating the available Incremental Amount, all Incremental Facilities and Incremental Equivalent Debt incurred pursuant to the Incremental Fixed Amount shall be disregarded when calculating the financial ratios in clause (c) of this definition in connection with any substantially concurrent incurrence in reliance on such ratios. Unless the applicable Borrower elects otherwise, each Incremental Facility or Incremental Equivalent Debt shall be deemed incurred first under clause (c) above to the extent permitted, with the balance incurred under the Incremental Fixed Amount.
“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Agent, among the Borrower requesting such Incremental Term Commitments or Incremental Revolving Credit Commitments, as the case may be, the Agent and one or more Incremental Term Lenders and/or Incremental Revolving Lenders.
“Incremental Borrowing” means a borrowing consisting of either simultaneous Incremental Term Advances or Incremental Revolving Credit Advances of the same Type and, in the case of Term Rate Advances and TIIE Rate Advances, having the same Interest Period.

“Incremental Equivalent Debt” means any Indebtedness in the form of secured or unsecured notes, commitments or loans (in each case, whether pari passu, junior or subordinated and whether issued in a public offering, a Rule 144A offering, other private placement or otherwise), in lieu of any Incremental Revolving Credit Commitments or Incremental Term Commitments, and otherwise permitted under Section 2.04(e), in an amount not to exceed, when taken together with any Incremental Revolving Credit Commitments and Incremental Term Commitments, in each case, issued or established pursuant to Section 2.04, the Incremental Amount.
“Incremental Facility” means an Incremental Term Facility or an Incremental Revolving Credit Facility, as applicable.
“Incremental Facility Amendment” has the meaning specified in Section 2.04 (f).
“Incremental Fixed Amount” means, at any time, the excess, if any, of (a) the greater of (i) $1,200,000,000 (or the Equivalent thereof) and (ii) 100% of Consolidated EBITDA, on a Pro Forma Basis, for the Test Period most recently ended minus (b) the aggregate principal amount of all Incremental Term Commitments, Incremental Revolving Credit Commitments and Incremental Equivalent Debt issued or established prior to such time pursuant to or in accordance with, as the case may be, Section 2.04 in reliance on such Incremental Fixed Amount.
“Incremental Lender” means an Incremental Term Lender or an Incremental Revolving Lender, as applicable.
“Incremental Revolving Credit Advances” means Revolving Credit Advances made by one or more Incremental Revolving Lenders to the Borrowers pursuant to Section 2.01(f). Incremental Revolving Credit Advances may be made in the form of additional Revolving Credit Advances or, to the extent permitted by Section 2.04 and provided for in the relevant Incremental Assumption Agreement, as Other Revolving Credit Advances.
“Incremental Revolving Credit Commitment” means the commitment of any Incremental Revolving Lender, established pursuant to Section 2.04, to make Incremental Revolving Credit Advances to the Borrowers.
“Incremental Revolving Credit Facility” means, at any time, the aggregate amount of the Incremental Revolving Lenders’ Incremental Revolving Credit Commitments at such time.
“Incremental Revolving Lender” means any bank, financial institution or other investor with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Credit Advance.
“Incremental Term Advances” means Term Advances made by one or more Incremental Term Lenders to the Borrowers pursuant to Section 2.01(f). Incremental Term Advances may be made in the form of, to the extent permitted by Section 2.04 and provided for in the relevant Incremental Assumption Agreement, Other Term Advances.
“Incremental Term Borrowing” means a borrowing consisting of Incremental Term Advances of the same Type and, in the case of Term Rate Advances, having the same Interest Period.
“Incremental Term Commitment” means the commitment of any Incremental Term Lender, established pursuant to Section 2.04, to make Incremental Term Advances to the Borrowers.

“Incremental Term Facility” means, at any time, the aggregate principal amount of the Incremental Term Advances of all Incremental Term Lenders outstanding at such time.
“Incremental Term Lender” means any bank, financial institution or other investor with an Incremental Term Commitment or an outstanding Incremental Term Advance.
“Indebtedness” of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (except (A) trade accounts payable and accrued expenses arising in the ordinary course of business, (B) any earn-out obligation until such obligation shall have become a liability on the balance sheet of such Person in accordance with GAAP, and (C) obligations of a 60 day or less duration, and which are not overdue, resulting from take-or-pay contracts entered into in the ordinary course of business) to the extent such amounts would in accordance with GAAP be recorded as debt on a balance sheet of such Person, (d) all Capital Lease Obligations, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit (other than letters of credit which secure obligations in respect of trade payables or other letters of credit not securing Indebtedness, unless such reimbursement obligation remains unsatisfied for more than 3 Business Days), (f) all Indebtedness secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person, and (g) all Contingent Obligations of such Person in respect of Indebtedness of the types described in the preceding clauses (a) through (f) minus the portion of such Contingent Obligation which is secured by a letter of credit naming such Person as beneficiary issued by a bank which, at the time of the issuance (or any renewal or extension) of such letter of credit has a long-term senior unsecured indebtedness rating of at least A by S&P or A2 by Moody’s.
“Indemnified Costs” has the meaning specified in Section 8.05(a).
“Indemnified Party” has the meaning specified in Section 9.04(b).
“Indemnified Taxes” has the meaning specified in Section 2.15(a).
“Information” has the meaning specified in Section 9.08.
“Initial Issuing Banks” has the meaning specified in the preamble to this Agreement.
“Initial Lenders” has the meaning specified in the preamble to this Agreement.
“Inside Maturity Amount” shall mean, at any time, the excess, if any, of (a) the greater of $600,000,000 and (y) 50% of Consolidated EBITDA, on a Pro Forma Basis, for the Test Period most recently ended minus the aggregate principal amount of Incremental Term Commitments, Incremental Revolving Credit Commitments and Incremental Equivalent Debt issued or established, in each case, prior to such time utilizing the Inside Maturity Amount.
“Insolvent” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Insurance and Condemnation Event” means the receipt by the Company or any of its Restricted Subsidiaries of any cash proceeds payable by reason of condemnation, theft, loss, physical destruction or damage, taking or similar event (or series of related events) with respect to any of their respective property or assets.
“Intellectual Property Security Agreement” means the Trademark Security Agreements (as defined in the Security Agreement), the Copyright Security Agreements (as defined in the Security Agreement) and the Patent Security Agreements (as defined in the Security Agreement).
“Intercreditor Agreement” means the Intercreditor Agreement, dated as October 3, 2011, made by and among the Agent and the Lenders party thereto and deemed party thereto, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Interest Coverage Ratio” means, as of any date of determination, the ratio of Consolidated EBITDA to Consolidated Interest Expense for the Test Period most recently ended.
“Interest Period” means, for each Term Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Term Rate Advance or the date of the Conversion of any Base Rate Advance into such Term Rate Advance and ending on the last day of the period selected by the applicable Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, with respect to Term Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall (i) for a Term Rate Advance that is not denominated in CDN$ or Pesos be one, three or six months, and subject to clause (f) of this definition, twelve months or less (in each case, subject to availability for the interest rate applicable to the relevant currency), (ii) for a Term Rate Advance denominated in CDN$ be one or three months, and (iii) for a Term Rate Advance denominated in Pesos be 28 days (91 or 182 days if consented by all Transpacific Revolving Lenders), in each case as the Borrower requesting the Borrowing may, upon notice to the Agent, which may be given by telephone or by Notice of Borrowing (provided, that, any telephonic notice must be promptly confirmed by delivery to the Agent of a Notice of Borrowing) not later than 12:00 P.M. (New York City time) on the fourth Business Day prior to the first day of such Interest Period, select; provided, however, that:
(a)    such Borrower may not select any Interest Period that ends after the date set forth in clause (a)(i), clause (b) or clause (c) of the definition of “Termination Date” that is applicable to any such Term Rate Advance;
(b)    Interest Periods commencing on the same date for Term Rate Advances in the same currency and comprising part of the same Borrowing shall be of the same duration;
(c)    in the case of any such Borrowing, such Borrower shall not be entitled to select an Interest Period having a duration of either 91 or 182 days in the case of a Term Rate Advance denominated in Pesos unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender under the applicable Facility notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided, that, if any or all of the Lenders under the applicable Facility object to the requested duration of such Interest Period, the duration of the Interest Period for such Term Rate Advance denominated in Pesos shall be 28 days, in each case as specified by such Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative Interest Period;
(d)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
(e)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and
(f)    if the applicable Borrower wishes to request a Term Rate Advance that is not denominated in CDN$ or Pesos having an Interest Period other than one, three or six months in duration, the applicable notice must be received by the Agent not later than 11:00 a.m. (New York City time) five Business Days (or six Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of a Term Rate Advance, whereupon the Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m. (New York City time), four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of a Term Rate Advance, the Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Except as otherwise specified, section references to the Internal Revenue Code are to the Internal Revenue Code as in effect at the date of this Agreement.
“Investment” means, as to any Person, any loan or advance to such Person, any purchase or other acquisition of any Equity Interest or Indebtedness or the assets comprising a division or business unit or a substantial part of all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger, amalgamation or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (f) or (g) of the definition of “Indebtedness” in respect of such Person.
“IP Rights” has the meaning specified in Section 4.01(s).
“Issuing Bank” means an Initial Issuing Bank or any Eligible Assignee that has Multicurrency Revolving Credit Commitments and to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as the Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“Japanese Loan Parties” means each Loan Party incorporated in Japan.
“Joint Bookrunners” means (a) with respect to the Facilities established on the Closing Date, the Lenders (or Affiliates of Lenders) identified in such capacify on the cover page of this Agreement and (b) with respect to any amendment to this Agreement, the Lenders (or Affiliates of Lenders) identified in such capacity on the cover page of such amendment.
“Joint Lead Arrangers” means (a) with respect to the Facilities established on the Closing Date, the Lenders (or Affiliates of Lenders) identified in such capacify on the cover page of this Agreement and (b) with respect to any amendment to this Agreement, the Lenders (or Affiliates of Lenders) identified in such capacity on the cover page of such amendment.
“JPY” means the lawful currency of Japan.
“JPY Revolver Borrower” has the meaning specified in the preamble to this Agreement.
“Judgment Currency” has the meaning specified in Section 9.12.
“Key Performance Indicators” has the meaning specified in Section 2.23.
“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be reasonably satisfactory to the Agent.
“L/C Exposure” means, at any time, the sum of (a) the aggregate Available Amount of all outstanding Letters of Credit at such time (for the avoidance of doubt, less any Unpaid Drawings) plus (b) the aggregate amount of all disbursements under Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time (collectively, the “Unpaid Drawings”). The L/C Exposure of any Multicurrency Revolving Lender at any time shall be its Ratable Share of the total L/C Exposure at such time, as may be adjusted in accordance with Section 2.19.
“L/C Related Documents” has the meaning specified in Section 2.07(f)(i).
“Latest Scheduled Termination Date” means, as of any date of determination, the latest scheduled “Termination Date” that is applicable to any Facility under clauses (a)(i), (b), (c)(i) and (d) of the definition of “Termination Date”.
“Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“LCA Election” has the meaning specified in Section 1.14.
“LCA Test Date” has the meaning specified in Section 1.14.
“Leased Property” has the meaning specified in Section 4.01(c)(ii).
“Leases” means leases and subleases (excluding Capital Lease Obligations) and licenses to use property.

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation, administration, winding up or similar proceeding, or a liquidator, administrator, receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Lender Recipient Party” or “Lender Party” means, collectively, the Lenders, the Swing Line Bank and the Issuing Banks.
“Lenders” means the Initial Lenders, the Revolving Lenders, the Term Lenders, the Issuing Banks, the Swing Line Bank and each Person that shall become a party hereto pursuant to Section 2.04 or Section 9.07.
“Letter of Credit” has the meaning specified in Section 2.01(e).
“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).
“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of any Multicurrency Revolver Borrower in (a) the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment”, or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.06.
“Letter of Credit Sublimit” means, at any time, an amount equal to $100,000,000, as such amount may be reduced at or prior to such time pursuant Section 2.06. The Letter of Credit Sublimit is part of, and not in addition to, the Multicurrency Revolving Credit Facility.
“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), hypothec or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease); provided, that, in no event shall any operating lease be deemed to be a Lien.
“Limited Condition Acquisition” means any Permitted Acquisition or any similar Permitted Investment, in one transaction or a series of related transactions, of the Equity Interests in, or assets of, any Person, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity Structures” means the Company’s and its Restricted Subsidiaries’ current and future multi-currency notional pool, Euro cash pool and various cash concentration and netting arrangements used to provide working capital intercompany funding.
“Liquidity Test Amount” means, as of any date of determination, the sum of (a) the aggregate amount of the unrestricted, domestic cash on hand of the Company and the other Domestic Loan Parties as of such date, (b) the amount of commitments available to be drawn under the Transpacific Revolving Credit Facility and the Multicurrency Revolving Credit Facility as of such date, and (c) the aggregate amount of commitments available to be drawn under each Permitted Receivables Financing.
“Liquidity Test Compliant” means that, as of any date of determination, the Liquidity Test Amount equals or exceeds $250 million.
“Loan” has the meaning specified in the definition of “Advance”.
“Loan Documents” means this Agreement, the Notes, the Collateral Documents, any Letter of Credit (except as to Section 9.01), the Fee Letter (except as to Section 9.01), the Pari Passu Intercreditor Agreement, the Intercreditor Agreement, any Incremental Assumption Agreement and the Subsidiary Guaranties.
“Loan Parties” means each Borrower and each Subsidiary Guarantor.
“Lux Revolver Borrower” has the meaning specified in the preamble to this Agreement.
“Luxembourg” means the Grand Duchy of Luxembourg.
“Margin Stock” has the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.
“Material Acquisition” means any acquisition of property (or series of related acquisitions of property) that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, division, product line or line of business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration (including the aggregate principal amount of any Indebtedness that is assumed by the Company or any Subsidiary following such acquisition) by the Company and its Subsidiaries that, together with all consideration paid in connection with all other acquisitions of property in any 12-month period, exceeds $500,000,000 (including the value of any Equity Interests of the Company or any of its Subsidiaries used as consideration in any such transaction).
“Material Adverse Effect” means a material adverse effect on (a) the business, assets or financial condition or results of operations of the Company and its Restricted Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any other Loan Document or (c) the ability of any Borrower or the Loan Parties, taken as a whole, to perform their obligations under this Agreement or any other Loan Document.
“Material Intellectual Property” means any intellectual property owned by the Company or any Restricted Subsidiary that is material to the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole.

“Material Manufacturing Facilities” means (a) the manufacturing facility owned by Cryovac and located at 803 N Maple Street, Simpsonville, SC, (b) each other manufacturing facility owned or leased by the Company or any Restricted Subsidiary with a fair market value in excess of $100 million and (c) any other manufacturing facility owned or leased by the Company or any Restricted Subsidiary which is material to the operation of the business of the Company and its Restricted Subsidiaries, then as a whole.
“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.
“Mexican Revolver Borrower” has the meaning specified in the preamble to this Agreement.
“Mexico” means the United Mexican States.
“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
“Multicurrency Committed Currency” means (a) AU$ available to be drawn by the Australian Revolver Borrowers, (b) Euros available to be drawn by the Lux Revolver Borrower and the Euro Revolver Borrower, (c) CDN$ available to be drawn by the CDN Revolver Borrower and the Multicurrency US Revolver Borrowers, (d) Dollars and Euros available to be drawn by the Multicurrency US Revolver Borrowers and (e) Sterling available to drawn by the Sterling Borrower.
“Multicurrency Revolver Borrower” means any of the Multicurrency US Revolver Borrowers, the Sterling Borrower, the CDN Revolver Borrower, the Lux Revolver Borrower, the Euro Revolver Borrower, or the Australian Revolver Borrowers, as the context may require.
“Multicurrency Revolving Credit Advance” or “Multicurrency Revolving Credit Loan” means an Advance by a Multicurrency Revolving Lender to any Multicurrency Revolver Borrower as part of a Multicurrency Revolving Credit Borrowing and refers to a Base Rate Advance, a Term Rate Advance, a Daily Simple SOFR Advance or an Alternative Currency Daily Rate Advance.
“Multicurrency Revolving Credit Borrowing” means a borrowing consisting of simultaneous Multicurrency Revolving Credit Advances of the same Type made by each of the Multicurrency Revolving Lenders pursuant to Section 2.01(c)(ii).
“Multicurrency Revolving Credit Commitment” means as to any Multicurrency Revolving Lender, the commitment of such Multicurrency Revolving Lender to make Multicurrency Revolving Credit Advances and/or to acquire participations in Letters of Credit and Swing Line Advances hereunder, denominated in a Multicurrency Committed Currency, as such commitment may be (a) reduced from time to time in accordance with the terms of this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to any Assignment and Acceptance. The initial amount of the Multicurrency Revolving Credit Commitment of each Multicurrency Revolving Lender party hereto on the date of this Agreement is set forth on Schedule I, and the initial amount of the Multicurrency Revolving Credit Commitment of each Multicurrency Revolving Lender becoming party hereto after the date of this Agreement shall be as set forth in the Assignment and Acceptance pursuant to which such Lender becomes party hereto.
“Multicurrency Revolving Credit Facility” means, at any time, the aggregate amount of the Multicurrency Revolving Lenders’ Multicurrency Revolving Credit Commitments at such time.
“Multicurrency Revolving Exposure” means, with respect to any Multicurrency Revolving Lender at any time, the sum of the aggregate outstanding principal amount of such Multicurrency

Revolving Lender’s Multicurrency Revolving Credit Advances and its L/C Exposure under the Multicurrency Revolving Credit Facility and Swing Line Exposure at such time; provided, that, for such purpose, the outstanding principal amount of any Multicurrency Revolving Credit Advance shall be deemed to be equal to the Equivalent in Dollars of such Multicurrency Revolving Credit Advance as at such time.
“Multicurrency Revolving Lender” means any Lender that has a Multicurrency Revolving Credit Commitment or a Multicurrency Revolving Exposure.
“Multicurrency US Revolver Borrowers” means the Company, Sealed Air US and Cryovac.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than the Borrowers and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Cash Proceeds” means, as applicable:
(a)    with respect to any Asset Disposition, or any Insurance and Condemnation Event, the gross cash proceeds received by the Company or any of its Restricted Subsidiaries therefrom less the sum of the following, without duplication: (i) selling expenses incurred in connection with such Asset Disposition (including reasonable brokers’ fees and commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Company’s reasonable good faith estimate of income taxes paid or payable in connection with such sale), (ii) the principal amount, premium or penalty, if any, interest and other amounts on any debt secured by a Lien having priority to the Lien of the Agent on the assets (or a portion thereof) sold in such Asset Disposition, or subject to such Insurance and Condemnation Event, which debt is repaid with such proceeds, (iii) reasonable reserves with respect to post-closing adjustments, indemnities and other contingent liabilities established in connection with such Asset Disposition (provided, that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iv) the Company’s reasonable good faith estimate of cash payments required to be made within 180 days of such Asset Disposition or Insurance and Condemnation Event, as applicable, with respect to retained liabilities directly related to the assets (or a portion thereof) sold or lost in such Asset Disposition or Insurance and Condemnation Event (provided, that, to the extent that cash proceeds are not used to make payments in respect of such retained liabilities within 180 days of such Asset Disposition, such cash proceeds shall constitute Net Cash Proceeds), and (v) the pro rata portion of the gross proceeds attributable to minority interests and not available for distribution to or for the account of the Company or a Wholly-Owned Subsidiary that is a Restricted Subsidiary as a result thereof; and
(b)    with respect to any issuance of debt for borrowed money, the gross cash proceeds received by the Company or any of its Restricted Subsidiaries therefrom less all legal, underwriting, selling, issuance and other fees and expenses incurred in connection therewith.

“Net Total First Lien Leverage Ratio” means, as of any date of determination, the ratio of Consolidated Total First Lien Secured Indebtedness as of such date to Consolidated EBITDA for the Test Period most recently ended.
“Net Total Leverage Ratio” means, as of any date of determination, the ratio of Consolidated Net Debt as of such date to Consolidated EBITDA for the Test Period most recently ended.
“Net Total Secured Leverage Ratio” means, as of any date of determination, the ratio of Consolidated Total Secured Indebtedness as of such date to Consolidated EBITDA for the Test Period most recently ended.
“New Zealand Revolver Borrower” has the meaning specified in the preamble to this Agreement.
“New Zealand PPSA” means the Personal Property Securities Act 1999 (New Zealand).
“Non-Consenting Lender” has the meaning specified in Section 2.20(c).
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Non-U.S. Lender” has the meaning specified in Section 2.15(e).
“Note” means a Term Note, a DDTL Note, a Revolving Credit Note or any promissory note made in favor of an Incremental Lender evidencing Incremental Term Advances or the aggregate indebtedness resulting from the Incremental Revolving Credit Advances made by such Incremental Lender, as applicable.
“Notice of Borrowing” means a notice of (a) a Term Borrowing or a Revolving Credit Borrowing, (b) a Conversion or (c) a continuation of Term Rate Advances or TIIE Rate Advances, which shall be in substantially the form of Exhibit C-1 hereto or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Notice of Issuance” has the meaning specified in Section 2.03(a).
“Notice of Swing Line Borrowing” means a notice of Swing Line Borrowing delivered pursuant to Section 2.02(b), which shall be substantially in the form of Exhibit C-2 hereto, or such other form as approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“NZ Tax Act” means the Income Tax Act 2007 (New Zealand).
“NZD” means the lawful currency of New Zealand.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Advance or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor

Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that, with respect to, and for all purposes of, the Pari Passu Intercreditor Agreement, this term “Obligations” shall also include (i) the obligations of the Company or of any Subsidiary thereof under any Swap Obligations, (ii) any Cash Management Obligations of the Company or any Subsidiary thereof, and (iii) the Obligations of any Loan Party under each Guaranty and the other Loan Documents to which it is a party in respect of any of the Obligations described in the preceding clauses (i) and (ii); provided, further, that, as to any Subsidiary Guarantor, the “Obligations” thereof shall exclude any Excluded Swap Obligations.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Offshore Associate” means an Associate which (a) is a non-resident of Australia and does not become a Lender or receive a payment in carrying on a business in Australia at or through a permanent establishment of the Associate in Australia or (b) which is a resident of Australia and which becomes a Lender or receives a payment in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in that country, which in either case does not become a Lender and receive payment in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme.
“Optional Release Conditions” has the meaning specified in Section 9.17.
“Optional Release Date” has the meaning specified in Section 9.17(a).
“Other Revolving Credit Advances” has the meaning specified in Section 2.04(a).
“Other Tax Returns” has the meaning specified in Section 4.01(h)(i).
“Other Taxes” has the meaning specified in Section 2.15(b).
“Other Term Advances” has the meaning specified in Section 2.04(a).
“Own Funds” has the meaning specified in Section 7.01.
“Owned Property” has the meaning specified in Section 4.01(c)(i).
“Parallel Debt” has the meaning specified in Section 9.19.
“Parent Company” means, with respect to a Lender, (a) the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender or (b) any other Person controlling such Lender.
“Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor Agreement, dated as of September 29, 2021, made by and among the Company, the other Grantors (as defined therein) from time to time party thereto, the Agent, and U.S. Bank National Association, and each Additional Agent (as defined therein), from time to time party thereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
“Participant” has the meaning specified in Section 9.07(j).

“Participant Register” has the meaning specified in Section 9.07(j)(vi).
“Patriot Act” means the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)).
“Payment Office” means, with respect to any currency, the Agent’s address or such other address or account with respect to such currency as the Agent may from time to time notify to the Company and the Lenders.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA or any successor thereto.
“Permitted Acquisition” means any acquisition by the Company or any of its Restricted Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of assets of, or the Equity Interests of, or a business line or unit or a division of, any Person; provided, that:
(a)    subject to Section 1.15 with respect to any Limited Condition Acquisition, immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;
(b)    subject to Section 1.15 with respect to any Limited Condition Acquisition, the Company shall be in compliance with the financial covenant set forth in Section 5.03 on a Pro Forma Basis after giving effect to such acquisition; and
(c)    the Company, the applicable Loan Parties and each newly-acquired Subsidiary (other than any newly-acquired Subsidiary designated as an Unrestricted Subsidiary) shall comply with the collateral and guaranty requirements of Section 5.01(h).
“Permitted Investments” means Investments permitted pursuant to Section 5.02(d).
“Permitted Liens” means, with respect to any Person:
(a)    (i) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or other social security legislation, and deposits securing liability to insurance carriers under related insurance or self-insurance arrangements, Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies related to the items specified in the foregoing clause (i), or (ii) obligations in respect of letters of credit or bank guarantees that have been posted by such Person to support the payment of the items set forth in clauses (i) and (ii) of this clause (a);
(b)    (i) deposits to secure the performance of bids, tenders, contracts (other than for borrowed money) or Leases to which such Person is a party, (ii) deposits to secure public or statutory obligations of such Person, surety and appeal bonds, performance bonds and other obligations of a like nature, (iii) deposits as security for contested taxes or import duties or for the payment of rent, and (iv) obligations in respect of letters of credit or bank guarantees that have been posted by such Person to support the payment of items set forth in clauses (i) and (ii) of this clause (b);

(c)    Liens consisting of pledges or deposits of cash or securities made by such Person as a condition to obtaining or maintaining any licenses issued to it by, or to satisfy other similar requirements of, any applicable Governmental Authority, or to secure the performance of obligations of any Loan Party pursuant to the requirements of Environmental Laws to which any assets of such Loan Party are subject;
(d)    Liens imposed by law, such as (i) carriers’, warehousemen’s and mechanics’ materialmen’s, landlords’, or repairmen’s Liens, or (ii) other like Liens arising in the ordinary course of business securing obligations which are not overdue by more than 60 days or which if more than 60 days overdue, the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided, that, a reserve or other appropriate provision shall have been made therefor as appropriate in accordance with GAAP.
(e)    Liens arising out of judgments or awards not constituting an Event of Default;
(f)    Liens for property taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings (and as to which all foreclosures and other enforcement proceedings shall have been fully bonded or otherwise effectively stayed);
(g)    survey exceptions, encumbrances, easements or reservations of, or rights of others for rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or other restrictions or encumbrances as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with and do not secure Indebtedness and do not in the aggregate materially impair the use of such real property for the purpose for which it is held or materially interfere with the ordinary operation of the business of such Person;
(h)    any zoning, building or similar laws, ordinances or rights reserved to or vested in any Governmental Authority, which are not violated in any material respect by existing improvements or the present use of real property;
(i)    Liens granted by any Loan Party to a landlord to secure the payment of arrears of rent in respect of leased properties in the Province of Québec leased from such landlord, provided, that, such Lien is limited to the assets located at or about such leased properties;
(j)    Liens for taxes, assessments, charges or other governmental levies not overdue by more than 60 days or which if more than 60 days overdue, the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided, that, a reserve or other appropriate provision shall have been made therefor as appropriate in accordance with GAAP;
(k)    Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set off or similar rights and remedies covering deposit or securities accounts (such covered accounts to include, for the avoidance of doubt, Liquidity Structures, related zero balance accounts and other pooling and netting arrangements), the funds or other assets credited to such accounts or other funds maintained with a depository institution or securities intermediary;
(l)    restrictions on transfers of securities imposed by applicable securities laws;

(m)    (i) any interest or title of a lessor, licensor or sublessor under any Lease, license or sublease entered into by such Person in the ordinary course of its business and covering only the assets so leased, licensed or subleased that do not materially detract from the value of such assets or interfere with the ordinary conduct of the business conducted and proposed to be conducted regarding such asset and (ii) the rights reserved or vested in any other Person by the terms of any Lease, license, franchise, grant or permit held by such Person or by a statutory provision to terminate any such Lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;
(n)    assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any Lease and Liens or rights reserved in any Lease for rent or for compliance with the terms of such Lease;
(o)    Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding Leases entered into by such Person in the ordinary course of business;
(p)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by such Person in the ordinary course of business not prohibited by this Agreement;
(q)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(r)    ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Company or any of its Restricted Subsidiaries are located;
(s)    any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement;
(t)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Company or any of its Restricted Subsidiaries;
(u)    any Liens arising under article 24 and 25 of the general terms and conditions (algemene voorwaarden) of any member of the Dutch Bankers’ association (Nederlandse Vereniging van Banken);
(v)    any security that is created or provided by (i) a PPS lease (as defined in the Australian PPSA), or a lease for a term of more than one year (as defined in the New Zealand PPSA) in respect of which the relevant Group Member is the lessee or bailee; (ii) a commercial consignment (as defined in the Australian PPSA or the New Zealand PPSA) in respect of which the relevant Group Member is consignee or (iii) a transfer or purchase of an account or chattel paper (in each case as defined in the Australian PPSA) or account receivable or chattel paper (in each case as defined in the New Zealand PPSA) in respect of which the relevant Group Member is transferor or vendor; provided, that, in each case, such security does not secure payment or performance of an obligation and such lease, commercial consignment, transfer or purchase is otherwise permitted under the terms of the Loan Documents;

(w)    any Lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any Group Member maintains a banking relationship in the ordinary course of business, and any Lien arising under customary extended retention of title arrangements (verlängerter Eigentumsvorbehalt) in the ordinary course of business and trading;
(x)    any Lien given in order to comply with the requirements of Section 8a of the German Altersteilzeitgesetz (Act on Partial Retirement) and of Section 7e of the German Sozialgesetzbuch IV (Social Security Code);
(y)    the rights reserved to or vested in Canadian Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof; and
(z)    Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided, that, such Liens or covenants do not materially and adversely affect the use of the lands by any Loan Party.
“Permitted Receivables Financing” means any customary non-recourse accounts receivable financing facility (including customary back-to-back intercompany arrangements in respect thereof), to the extent that there is no recourse by any Person that is not a Loan Party to any Loan Party (except with respect to customary indemnification obligations, and customary recourse arising from breach of representations, under such financings).
“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that, (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus (i) unpaid accrued interest and premium thereon, (ii) underwriting discounts, fees, commissions and expenses and (iii) an amount equal to any existing unutilized commitments or undrawn letters of credit); (b) except with respect to Capital Lease Obligations, the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced; (c) the final maturity of such Permitted Refinancing Indebtedness shall be later than the final maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; (e) such Permitted Refinancing Indebtedness shall not be incurred or guaranteed by any Person that is not an obligor with respect to the Indebtedness being Refinanced; and (f) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated organization, association, employee organization (as defined in Section 3(4) of ERISA), joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Personal Property Security Act” or “PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; provided, however, if attachment, perfection or priority of the Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.
“Pesos” means the lawful currency of Mexico.
“Plan” means any Single Employer Plan or Multiple Employer Plan.
“Platform” has the meaning specified in Section 9.02(c).
“Pledged Debt” has the meaning given to such term in the Security Agreement.
“Post Petition Interest” has the meaning specified in Section 7.06(b).
“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, that all applicable Specified Transactions shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant and that:
(a)     in the case of any sale, transfer or other Disposition of all or substantially all of the assets of or all or a majority of the Equity Interests in any Restricted Subsidiary (or any division, line of business, product line or other business unit of the Company or any Restricted Subsidiary), income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any acquisition, or other Investment, income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment described in the foregoing clauses (i) and (ii) may be applied solely to the extent that such adjustment is consistent with the definitions of Consolidated Net Income or Consolidated EBITDA (and, in the case of adjustments of the type subject to a cap in the definition of the term “Consolidated EBITDA”, such adjustments shall not exceed such cap);
(b)     any repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; and
(c)     any Indebtedness incurred or assumed by any Borrower or any Restricted Subsidiary in connection therewith shall be deemed to have been incurred or assumed as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any capital lease obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Company.
“Pro Forma Compliance” means, at any date of determination, that the Company shall be in pro forma compliance with the covenant set forth in Section 5.03 as of the date of such determination (and giving pro forma effect to the event or events giving rise to such determination).
“Process Agent” has the meaning specified in Section 9.25.
“Prohibition” has the meaning specified in Section 2.22.
“Projections” means the projections of the Company and its Subsidiaries included in the Lender Presentation dated October 7, 2025, as modified or supplemented prior to the Closing Date, and any other projections and any forward looking statements of such entities furnished to the Lenders or the Agent by or on behalf of the Company or any of its Subsidiaries prior to the Closing Date.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 9.02(c).
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.
“Qualified Preferred Equity” means any preferred Equity Interest of the Company, so long as the terms of any such Equity Interest (a) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provisions which may occur prior to the date occurring 91 days after the Latest Scheduled Termination Date (determined as of the date of issuance of such Equity Interests) (other than customary provisions in respect of change of control, requiring payment solely in the form of common equity or Qualified Preferred Equity and, with respect to Qualified Preferred Equity issued to employees, provisions requiring the repurchase thereof in order to satisfy applicable statutory or regulatory obligations), (b) do not require the cash payment of dividends or distributions prior to the date occurring 91 days after the Latest Scheduled Termination Date (determined as of the date of issuance of such Equity Interests), and (c) do not contain any financial performance covenants.
“Ratable Share” of any amount means, with respect to any Lender under a Facility at any time, the product of (a) a fraction, the numerator of which is the amount of such Lender’s Commitment and, if applicable and without duplication, such Lender’s Advances, in respect of the applicable Facility at such time, and the denominator of which is the aggregate Commitments of all the Lenders under such Facility at such time, and, if applicable and without duplication, Loans under the applicable Facility at such time, and (b) such aforementioned amount.
“Rate Determination Date” means, with respect to any Interest Period, two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Agent; provided, that, to the extent such market practice is not administratively feasible for the Agent, such other day as otherwise reasonably determined by the Agent).
“RCS Luxembourg” has the meaning specified in the preamble to this Agreement.
“Receivables Facility Asset” means (a) any accounts receivable, fee or royalty receivables, lease receivables, notes receivable or similar instruments, chattel paper, real estate asset, mortgage receivable, revenue stream or other right of payment of any kind (each, a “Payment Right”), (b) any proceeds of any Payment Right, (c) any deposit or securities accounts into which the proceeds of Payment Rights or related Receivables Facility Assets are received, (d) all of the interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which gave rise to any Payment Right and all insurance contracts with respect thereto, (e) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of any Payment Right, whether pursuant to the contract related thereto or otherwise, together with all financing statements and security agreements describing any collateral securing any Payment Right, (f) all guaranties, letters of credit, letter-of-credit rights, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of any Payment Right, whether pursuant to the contract related thereto or otherwise, (g) all contracts (including service contracts) and agreements associated with any Payment Right, (h) any other right or property that is related to, or accessory or incidental to, to any Payment Right, (i) all records related to the foregoing and (j) any Equity Interests of any Receivables Subsidiary and any applicable Receivables Subsidiary’s right, title and interest in, to and under the documentation relating to a Permitted Receivables Financing.
“Receivables Subsidiary” means any Restricted Subsidiary formed for the purpose of facilitating or entering into one or more Permitted Receivables Financing and that engages only in activities reasonably related or incidental thereto, or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Borrower or any Restricted Subsidiary makes an Investment and to which the Borrower or any Restricted Subsidiary transfers Receivables Facility Assets.
“Refinance” has the meaning specified in the definition of “Permitted Refinancing Indebtedness”.
“Register” has the meaning specified in Section 9.07(d).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Interbank Market” means, in relation to any Foreign Currency, the applicable offshore interbank market.
“Relevant Rate” means with respect to any Advance denominated in (a) Dollars, SOFR or Term SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR, (d) CDN$, the Term CORRA Rate, (e) Japanese Yen, TIBOR, (f) AU$, the Australian Bill Rate, (g) NZD, BKBM, (h) Mexican Pesos, Term TIIE, and (i) any

other Alternative Currency, the applicable rate with respect thereto determined by the Agent and the relevant Lenders pursuant to Section 1.13, as applicable.
“Replaced Term Loans” has the meaning specified in Section 9.01.
“Replacement Term Loans” has the meaning specified in Section 9.01.
“Reportable Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan under Section 4041(c) of ERISA, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the substantial cessation of operations at a facility of any Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA in which the conditions of Section 4062(e)(3) or Section 4062(e)(4) of ERISA are not met; (e) the withdrawal by any Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the appointment of a trustee to administer, such Plan.
“Required Lenders” means, at any time, (a) Lenders having at least a majority (based on the Equivalent in Dollars at such time) in interest of the sum of (i) the Revolving Credit Commitments at such date, (ii) the Term Commitments at such date and (iii) the outstanding principal amount of the Term Advances at such date or (b) if the Revolving Credit Commitments and the Term Commitments have been terminated or for the purposes of acceleration pursuant to Article VI, Lenders having or holding a majority of the outstanding principal amount of the Advances and L/C Exposure in the aggregate at such date; provided, that, the portion of any Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Rescindable Amount” has the meaning specified in Section 2.14(e).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, chief operating officer, executive vice president, controller, treasurer, assistant treasurer, manager, managing member, managing partner or general partner of a Loan Party and, solely for purposes of notices pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property), direct or indirect, with respect to any Equity Interests of the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof), but not on account of Subordinated Indebtedness; provided, that, no such dividend or distribution shall be considered a Restricted Payment if such dividend or distribution is made to a Loan Party.
“Restricted Junior Payment” means any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of any Subordinated Indebtedness.
“Restricted Subsidiary” means a Subsidiary of the Company that is not an Unrestricted Subsidiary.
“Revaluation Date” means (a) with respect to any Advance, each of the following: (i) each date of a Borrowing of a Term Rate Advance, a Daily Simple SOFR Advance or an Alternative Currency Daily Rate Advance denominated in a Committed Currency, an Alternative Currency and (ii) each date of a continuation of a Term Rate Advance, a Daily Simple SOFR Advance or an Alternative Currency Daily Rate Advance denominated in a Committed Currency, an Alternative Currency pursuant to Section 2.09 and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in a Committed Currency or an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in a Committed Currency or an Alternative Currency, and (iv) such additional dates as the Agent shall determine or the applicable Issuing Bank shall require.
“Reversion Date” has the meaning specified in the second to last paragraph of Section 5.02.
“Revolving Credit Advance” or “Revolving Credit Loan” means a Transpacific Revolving Credit Advance, a Multicurrency Revolving Credit Advance or an Other Revolving Credit Advance, as applicable.
“Revolving Credit Borrowing” means a Transpacific Revolving Credit Borrowing or a Multicurrency Revolving Credit Borrowing, as applicable.
“Revolving Credit Borrowing Minimum” means, in respect of Revolving Credit Advances denominated in Dollars, $5,000,000, and in respect of Revolving Credit Advances denominated in any Foreign Currency, the Equivalent of $5,000,000 in such Foreign Currency.
“Revolving Credit Borrowing Multiple” means, in respect of Revolving Credit Advances denominated in Dollars, $1,000,000, and in respect of Revolving Credit Advances denominated in any Foreign Currency, the Equivalent of $1,000,000 in such Foreign Currency.
“Revolving Credit Commitment” means, (a) with respect to each Transpacific Revolving Lender, the Transpacific Revolving Credit Commitment of such Lender, (b) with respect to each Multicurrency

Revolving Lender, the Multicurrency Revolving Credit Commitment of such Lender and (c) with respect to each Incremental Revolving Lender, the Incremental Revolving Credit Commitment of such Lender.
“Revolving Credit Facility” means the Transpacific Revolving Credit Facility or the Multicurrency Revolving Credit Facility, as applicable.
“Revolving Credit Note” means a promissory note of any Borrower payable to any Revolving Lender, delivered pursuant to a request made under Section 2.17, in substantially the form of Exhibit A-1 hereto (in the case of the Commitments and Advances under the Multicurrency Revolving Credit Facility) or Exhibit A-2 hereto (in the case of the Commitments and Advances under the Transpacific Revolving Credit Facility), evidencing the aggregate Indebtedness of the applicable Borrowers to such Revolving Lender resulting from the Revolving Credit Advances made by such Revolving Lender to such Borrower under the Multicurrency Revolving Credit Facility or the Transpacific Revolving Credit Facility, as applicable.
“Revolving Lender” means a Transpacific Revolving Lender or a Multicurrency Revolving Lender, as applicable.
“Roll-Forward Amount” means, for any Fiscal Year, $125,000,000 less the aggregate Restricted Payments made during such Fiscal Year pursuant to Section 5.02(c)(vii) (without giving effect to Restricted Payments made thereunder using any Roll-Forward Amount from the Fiscal Year immediately preceding such Fiscal Year); provided, that, in no event shall the Roll-Forward Amount ever exceed $125,000,000.
“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Sanction(s)” means any economic or financial sanction or trade embargo administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union or any member state thereof, His Majesty’s Treasury, the Canadian Government, the Hong Kong Monetary Authority, the New Zealand Government, the Government of Japan, the Government of Mexico or the Australian Department of Foreign Affairs and Trade.
“Scheduled Unavailability Date” has the meaning specified in Section 1.16(b).
“Sealed Air US” has the meaning specified in the preamble to this Agreement.
“Secured Obligations” means (a) in the case of any Borrower, the Obligations of such Borrower, (b) in the case of each Loan Party, the Obligations of such Loan Party under each Guaranty and the other Loan Documents to which it is a party (excluding, as to such Loan Party, any Excluded Swap Obligations), (c) the obligations of the Company or of any Subsidiary thereof under any Swap Obligations, and (d) any Cash Management Obligations of the Company or any Subsidiary thereof.
“Secured Parties” means the Lenders, the Swing Line Bank, the Issuing Banks, the Agent and any other holder of any Secured Obligation, each of which are beneficiaries of and subject to the distribution of proceeds provisions provided in the Intercreditor Agreement.
“Security Agreement” means that certain Second Amended and Restated Pledge and Security Agreement, dated as of the Closing Date, by and among the Agent and each of the Grantors (as defined therein) party thereto, together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 5.01(h), in each case as amended, restated, supplemented or otherwise modified from time to time.
“Senior Financial Officer” means any of the president, the chief executive officer, the chief operating officer, the chief financial officer or the treasurer of the Company.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than the Borrowers and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR.”
“Solvency Certificate” has the meaning given to such term in Section 3.01(d).
“Solvent” has the meaning given to such term in the Solvency Certificate.
“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time); provided, however, that, if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.
“Special Notice Currency” means at any time a Foreign Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Specified Event of Default” means any Event of Default under Section 6.01(a) or 6.01(e).
“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other Disposition of assets or property, incurrence or repayment of Indebtedness, Restricted Payment, acquisition, Subsidiary designation, Incremental Borrowing or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.
“Spot Rate” for a currency means the rate determined by the Agent, or the applicable Issuing Bank of any Letters of Credit, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. (New York City time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, that, the Agent or the Issuing Banks may obtain such spot rate from another financial institution designated by the Agent or the Issuing Banks if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that, the Issuing Banks may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit determined in a Foreign Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Sterling Borrower” has the meaning specified in the preamble to this Agreement.
“Sterling Term A Advance” or “Sterling Term A Loan” means an Advance made by any Sterling Term A Lender under the Sterling Term A Facility.
“Sterling Term A Borrowing” means a borrowing consisting of simultaneous Sterling Term A Advances of the same Type made by each of the Sterling Term A Lenders pursuant to Section 2.01(b).
“Sterling Term A Commitment” means, as to each Sterling Term A Lender, its obligation to make Sterling Term A Advances to the Sterling Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Sterling Term A Lender’s name on Schedule I under the heading “Sterling Term A Commitment”.
“Sterling Term A Facility” means the aggregate principal amount of the Sterling Term A Advances extended by all Sterling Term A Lenders pursuant to Section 2.01(b) outstanding at such time.
“Sterling Term A Lender” means any Lender that has a Sterling Term A Commitment or that holds Sterling Term A Advances.
“Sterling Term A Note” means a promissory note made by the Sterling Borrower in favor of a Sterling Term A Lender evidencing Sterling Term A Advances made by such Sterling Term A Lender, substantially in the form of Exhibit B.
“Subordinated Indebtedness” means unsecured Indebtedness for borrowed money of the Company, which Indebtedness shall rank in payment and upon liquidation junior to the Obligations on terms reasonably satisfactory to the Agent.
“Subordinated Obligations” has the meaning specified in Section 7.06.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, joint stock company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power and/or the power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, and in relation to any Person incorporated in The Netherlands a subsidiary (dochtermaatschappij) within the meaning of Section 24a of Book 2 of the Dutch Civil Code.
“Subsidiary Guaranties” means, collectively, the Foreign Subsidiary Guaranties and the U.S. Subsidiary Guaranties.
“Subsidiary Guarantors” means, collectively, the Wholly-Owned Subsidiaries of the Company listed on Schedule 1.01(ii) and each other Subsidiary Guarantor of the Company that guarantees the Obligations pursuant to Section 5.01(h). In addition, the Company may cause any Restricted Subsidiary that is not a Guarantor to guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder or supplement to the applicable Guaranty in form and substance reasonably satisfactory to the Agent, and any such Restricted Subsidiary shall be a Subsidiary Guarantor hereunder for all purposes.
“Successor Borrower” has the meaning specified in Section 5.02(f)(i).
“Successor Rate” has the meaning specified in Section 1.16(b).
“Suspension Covenants” has the meaning specified in the second to last paragraph of Section 5.02.
“Suspension Debt Covenants” has the meaning specified in the second to last paragraph of Section 5.02.
“Suspension Period” means the period of time between the date of a Covenant Suspension Event and the Reversion Date.
“Sustainability Coordinator” means BofA Securities, Inc., in its capacity as sustainability coordinator in respect of this Agreement.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means, as applied to the Company or any Subsidiary thereof, any direct or indirect liability, contingent or otherwise, of such Person in respect of Swap Contracts provided by the Agent, any Lender or any Affiliate thereof at the time such Swap Obligations are entered into, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such Swap Contract; provided, that, as to any Subsidiary Guarantor, the Swap Obligations shall exclude any Excluded Swap Obligations.
“Swing Line Advance” means a revolving credit advance made by the Swing Line Bank pursuant to Section 2.01(d) or any other Lender by purchase from the Swing Line Bank pursuant to Section 2.02(b).
“Swing Line Advance Maturity Date” has the meaning specified in Section 2.02(b).
“Swing Line Bank” means Bank of America.

“Swing Line Borrowing” means a Borrowing consisting of a Swing Line Advance made by the Swing Line Bank.
“Swing Line Exposure” means, at any time, the aggregate outstanding principal amount of the Swing Line Advances at such time. The Swing Line Exposure of any Multicurrency Revolving Lender at any time will be its Ratable Share of the total Swing Line Exposure at such time, as may be adjusted in accordance with Section 2.19.
“Swing Line Sublimit” has the meaning specified in Section 2.01(d).
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.
“Tax Affiliate” means, with respect to any Person, any Subsidiary or Affiliate of such Person with which such Person files consolidated, combined or unitary tax returns.
“Tax Returns” has the meaning specified in Section 4.01(h)(i).
“Taxes” has the meaning specified in Section 2.15(a).
“Term A Advance” or “Term A Loan” means an advance made by any Term A Lender under the Term A Facility.
“Term A Borrowing” means a borrowing consisting of simultaneous Term A Advances of the same Type and, in the case of Term Rate Advances, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).
“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Advances to Sealed Air US pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule I under the heading “Term A Commitment”.
“Term A Facility” means the aggregate principal amount of the Term A Advances extended by all Term A Lenders pursuant to Section 2.01(a) outstanding at such time.
“Term A Lender” means any Lender that has a Term A Commitment or that holds Term A Advances.
“Term A Note” means a promissory note made by the Company in favor of a Term A Lender evidencing Term A Advances made by such Term A Lender, substantially in the form of Exhibit B.
“Term Advance” or “Term Loan” means a Term A Advance, a Sterling Term A Advance, a DDTL Advance, an Incremental Term Advance or an Other Term Advance, as applicable.
“Term Borrowing” means a Term A Borrowing, a Sterling Term A Borrowing, a DDTL Borrowing or an Incremental Term Borrowing, as applicable.

“Term Commitment” means a Term A Commitment, a Sterling Term A Commitment, a DDTL Commitment or an Incremental Term Commitment, as applicable.
“Term CORRA Adjustment” means (a) 0.29547% (29.547 basis points) for an Interest Period of one-month’s duration and (b) 0.32138% (32.138 basis points) for an Interest Period of three-months’ duration.
“Term CORRA Rate” means, for any Interest Period, the rate per annum equal to the forward-looking term rate based on CORRA, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period, plus the Term CORRA Adjustment for such Interest Period.
“Term Facility” means the Term A Facility, the Sterling Term A Facility, the DDTL Facility or an Incremental Term Facility, as applicable.
“Term Lender” means a Term A Lender, a Sterling Term A Lender, a DDTL Lender or an Incremental Term Lender, as applicable.
“Term Note” means a Term A Note, a Sterling Term A Note, a DDTL Note or any promissory note made in favor of an Incremental Lender evidencing Incremental Term Advances made by such Incremental Lender, as applicable.
“Term Rate” means, (I) for any Interest Period, for each Term Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to (a)(i) in the case of any Advance denominated in Dollars, the rate per annum equal to the rate described in clause (a) of the definition of Term SOFR, (ii) in the case of any Advance denominated in AU$, the Australian Bill Rate, (iii) in the case of any Advance denominated in CDN$, the Term CORRA Rate, (iv) in the case of any Advance denominated in Pesos, Term TIIE, (v) in the case of any Advance denominated in NZD, the BKBM, (vi) in the case of any Advance denominated in JPY, TIBOR, (vii) in the case of any Advance denominated in Euro, EURIBOR, and (viii) in the case of any Advance denominated in any other Alternative Currency (to the extent such Advances denominated in such Alternative Currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Agent and the relevant Lenders pursuant to Section 1.13, plus the adjustment (if any) determined by the Agent and the relevant Lenders pursuant to Section 1.13; or (II) for any rate calculation with respect to a Base Rate Advance on any date, the rate per annum equal to the rate set forth in clause (b) of the definition of Term SOFR; provided, however, that, if any applicable Term Rate determined pursuant hereto shall be a rate that is less than 0.0%, then such Term Rate shall be deemed to be 0.0% for all purposes under this Agreement.
“Term Rate Advance” or “Term Rate Loan” means an Advance denominated in Dollars, Euros, JPY, NZD, Pesos, AU$, CDN$ or another Committed Currency or Alternative Currency that has been approved pursuant to Section 1.13 and that bears interest as provided in Section 2.08(a)(ii) in an amount not less than the Term Rate Borrowing Minimum or the Term Rate Borrowing Multiple in excess thereof. For the avoidance of doubt, unless specifically provided to the contrary, TIIE Rate Advances are Term Rate Advances.
“Term Rate Borrowing Minimum” means, in respect of Term Rate Advances denominated in Dollars (other than any DDTL Advance), $1,000,000, and in respect of Term Rate Advances denominated in any Foreign Currency (other than any DDTL Advance), the Equivalent of $1,000,000 in such Foreign Currency.
“Term Rate Borrowing Multiple” means, in respect of Term Rate Advances denominated in Dollars (other than any DDTL Advance), $500,000, and in respect of Term Rate Advances denominated in any Foreign Currency (other than any DDTL Advance), the Equivalent of $500,000 in such Foreign Currency.
“Term SOFR” means:
(a)    for any Interest Period with respect to a Term SOFR Advance, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and
(b)    for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one (1) month commencing that day; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;
provided, that, if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Advance” or “Term SOFR Loan” means an Advance that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).
“Term TIIE” means, with respect to any Interest Period, the rate per annum equal to the Advance Compounded Overnight Interbank Equilibrium Rate (Tasa de Interés Interbancaria de Equilibrio de Fondeo Compuesta por Adelantado) as published by Banco de Mexico through its website or any other electronic or printed media (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period.
“Termination Date” means (a) with respect to the Transpacific Revolving Credit Facility and the Multicurrency Revolving Credit Facility, the earlier of (i) October 31, 2030 and (ii) the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01, (b) with respect to the Term A Facility and the Sterling Term A Facility, October 31, 2030, (c) with respect to the DDTL Facility, the earlier of (i) October 31, 2030 and (ii) the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01 and (d) with respect to each other Incremental Facility, if any, the date specified as such in the applicable Incremental Assumption Agreement. However, if the Termination Date falls on a day which is not a Business Day, the Termination Date shall fall on the immediately preceding Business Day.
“Test Period” means, as of any date of determination, the four consecutive fiscal quarters of the Company then most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a)(i) or (ii), as the case may be, taken as one accounting period.
“TIBOR” means, with respect to any Interest Period, the rate per annum equal to the Tokyo Interbank Offer Rate, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period.
“Ticking Fee” has the meaning set forth in Section 2.05(a).
“Ticking Fee End Date” has the meaning set forth in Section 2.05(a).
“TIIE Rate Advance” means an Advance that bears interest at Term TIIE. All TIIE Rate Advances shall be denominated in Pesos.
“Transactions” means, collectively, (a) the Closing Date Refinancing, (b) the execution of, and borrowing under, the Facilities on the Closing Date, (c) all transactions in connection therewith and related thereto and (d) the payment of all related fees, commissions and expenses incurred in connection with the foregoing.
“Transpacific Committed Currency” means (a) Dollars available to be drawn by the Company, (b) NZD available to be drawn by the New Zealand Revolver Borrower, (c) Pesos available to be drawn by the Mexican Revolver Borrower and (d) JPY available to be drawn by the JPY Revolver Borrower.
“Transpacific Revolver Borrower” means any of the Company, the New Zealand Revolver Borrower, the Mexican Revolver Borrower and the JPY Revolver Borrower.
“Transpacific Revolving Credit Advance” or “Transpacific Revolving Credit Loan” means an Advance by a Transpacific Revolving Lender to any Transpacific Revolver Borrower as part of a Transpacific Revolving Credit Borrowing and refers to a Base Rate Advance, a Term Rate Advance, a Daily Simple SOFR Advance, an Alternative Currency Daily Rate Advance or a TIIE Rate Advance.
“Transpacific Revolving Credit Borrowing” means a borrowing consisting of simultaneous Transpacific Revolving Credit Advances of the same Type made by each of the Transpacific Revolving Lenders pursuant to Section 2.01(c)(i).
“Transpacific Revolving Credit Commitment” means, as to any Transpacific Revolving Lender, the commitment of such Transpacific Revolving Lender to make Transpacific Revolving Credit Advances hereunder, denominated in a Transpacific Committed Currency (and, if applicable, an Alternative Currency), as such commitment may be (a) reduced from time to time in accordance with the terms of this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to any Assignment and Acceptance. The initial amount of the Transpacific Revolving Credit Commitment of each Transpacific Revolving Lender party hereto on the date of this Agreement is set forth on Schedule I hereto, and the initial amount of the Transpacific Revolving Credit Commitment of each Transpacific Revolving Lender becoming party hereto after the date of this Agreement shall be as set forth in the Assignment and Acceptance pursuant to which such Lender becomes party hereto.

“Transpacific Revolving Credit Facility” means, at any time, the aggregate amount of the Transpacific Revolving Lenders’ Transpacific Revolving Credit Commitments at such time.
“Transpacific Revolving Exposure” means, with respect to any Transpacific Revolving Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s Transpacific Revolving Credit Advances at such time; provided, that, for such purpose, the outstanding principal amount of any Transpacific Revolving Credit Advance shall be deemed to be equal to the Equivalent in Dollars of such Transpacific Revolving Credit Advance as at such time.
“Transpacific Revolving Lender” means any Lender that has a Transpacific Revolving Credit Commitment or a Transpacific Revolving Exposure.
“Type” means, with respect to an Advance, its character as a Base Rate Advance, a Term Rate Advance, a Daily Simple SOFR Advance, an Alternative Currency Daily Rate Advance or a TIIE Rate Advance.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.
“Unpaid Drawings” has the meaning specified in the definition of “L/C Exposure”.
“Unrestricted Subsidiary” means any Subsidiary of the Company (other than any Borrower or any Guarantor (or any Person required to become a Guarantor pursuant to Section 5.01(h))) listed on Schedule 1.01(i) or designated by the Company as an Unrestricted Subsidiary pursuant to Section 5.01(l) subsequent to the date hereof.
“Unused Multicurrency Revolving Credit Commitment” means, with respect to any Multicurrency Revolving Lender, the amount of such Multicurrency Revolving Lender’s Multicurrency Revolving Credit Commitment at such time minus the sum of the aggregate principal amount of all Multicurrency Revolving Credit Advances (based, in respect of any Multicurrency Revolving Credit Advances denominated in a Foreign Currency, on the Equivalent in Dollars at such time) made by such Multicurrency Revolving Lender plus such Multicurrency Revolving Lender’s L/C Exposure.
“Unused Revolving Credit Commitments” means, collectively, the Unused Multicurrency Revolving Credit Commitments and the Unused Transpacific Revolving Credit Commitments.

“Unused Transpacific Revolving Credit Commitment” means, with respect to any Transpacific Revolving Lender, the amount of such Transpacific Revolving Lender’s Transpacific Revolving Credit Commitment at such time minus the aggregate principal amount of all Transpacific Revolving Credit Advances (based, in respect of any Transpacific Revolving Credit Advances denominated in a Foreign Currency, on the Equivalent in Dollars at such time) made by such Multicurrency Revolving Lender.
“U.S. Government Securities Business Days” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any United States citizen, lawful permanent resident, Person organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any Person in the United States.
“U.S. Subsidiary Guaranty” means that certain Amended and Restated U.S. Subsidiary Guaranty, dated as of the Closing Date, from the Subsidiary Guarantors from time to time party thereto as Guarantors in favor of the Applicable Secured Parties (as defined therein), as it may be amended, amended and restated, supplemented or otherwise modified from time to time.
“U.S. Tax Returns” has the meaning specified in Section 4.01(h)(i).
“VAT” means any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), the Value Added Tax Act 1994, each as amended from time to time, and any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax, or imposed elsewhere.
“Voting Stock” means capital stock or share capital, as applicable, issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Wholly-Owned” means, as to any Person, (a) any corporation 100% of whose capital stock (other than director’s qualifying shares and, in the case of a Foreign Subsidiary, other than up to 2.0% of the capital stock of such Foreign Subsidiary, to the extent that it is required to be held by a third party pursuant to a requirement of law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person collectively own 100% of the Equity Interests of such Subsidiary.
“Wholly-Owned Domestic Subsidiary” means any Wholly-Owned Subsidiary of the Company that is a Domestic Subsidiary.
“Wholly-Owned Subsidiary” means, as to any Subsidiary of the Company, (a) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by the Company and/or one or more Subsidiaries of the Company that are Wholly-Owned by the Company and (b) any partnership, association, joint venture or other entity in which the Company and/or one or more Subsidiaries of the Company that are Wholly-Owned by the Company.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
“Works Council” has the meaning specified in Section 3.02(c).
“Works Council Advice” has the meaning specified in Section 3.02(c).
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, transfer or dilute shares issued by a UK Financial Institution or affiliate thereof, to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
SECTION 1.03    Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred with by the Company’s independent registered public accountants) with the most recent audited Consolidated financial statements of the Company delivered to the Agent (“GAAP”); provided, that, if the Company notifies the Agent that the Company wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Required Lenders wish to amend Article V for such purpose), then the Company’s compliance with such covenant shall be applied on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.
SECTION 1.04    Exchange Rates; Currency Equivalents.
(a)    The Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Equivalent amounts of Advances and Available Amounts denominated in JPY, Sterling, Euro and other Committed Currencies and Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Equivalent amount as so determined by the Agent.
(b)    Wherever in this Agreement in connection with an Advance, conversion, continuation or prepayment of a Term Rate Advance, a TIIE Rate Advance or an Alternative

Currency Daily Rate Advance or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Advance, Term Rate Advance, TIIE Rate Advance, Alternative Currency Daily Rate Advance or Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Equivalent of such Dollar amount (rounded to the nearest unit of Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Agent.
SECTION 1.05    Construction. English language words used in this Agreement to describe Japanese Law, Dutch law or Luxembourg law concepts intend to describe such concepts only and the consequences of the use of those words in New York law or any other foreign law are to be disregarded.
SECTION 1.06    Dutch Terms. In this Agreement, where it relates to a Dutch entity, a reference to:
(a)    an administration or dissolution includes a Dutch entity being:
(i)    declared bankrupt (failliet verklaard);
(ii)    dissolved (ontbonden);
(b)    a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;
(i)    a trustee in bankruptcy includes a curator;
(ii)    an administrator includes a bewindvoerder; and
(iii)    an attachment includes a beslag.
SECTION 1.07    Luxembourg Terms. In this Agreement, unless a contrary intention appears, a reference to:
(a)    a “liquidator”, “trustee in bankruptcy”, “judicial custodian”, “compulsory manager”, “receiver”, “administrator receiver”, “administrator” or similar officer includes any:
(i)    juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;
(ii)    liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;
(iii)    juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;
(iv)    commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code; and
(v)    juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition to avoid bankruptcy, as amended;

(b)    a “winding-up”, “administration” or “dissolution” includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation, (liquidation volontaire ou judiciaire), moratorium or reprieve from payment (sursis de paiement), general settlement with creditors, judicial reorganisation (réorganisation judiciaire), reorganisation by amicable agreement (réorganisation par accord amiable), reorganisation or similar laws affecting the rights of creditors generally;
(c)    a “security interest” or a “lien” includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect;
(d)    a person being “unable to pay its debts” includes that person being in a state of cessation of payments (cessation de paiements);
(e)    a “matured obligation” includes, without limitation, any obligation exigible, certaine and liquide;
(f)    by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and
(g)    a “director”, “manager” or “officer” includes its gérants and an administrateur.
SECTION 1.08    Québec Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a Personal Property Security Act shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership”, (t) “accounts” shall include “claims”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the Transactions be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

SECTION 1.09    Code of Banking Practice. The parties hereto agree that the Code of Banking Practice does not apply to the Loan Documents.
SECTION 1.10    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
SECTION 1.11    Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.12    Change of Currency.
(a)    Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided, that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
SECTION 1.13    Additional Foreign Currencies.
(a)    The Company may from time to time request that Advances be made and/or Letters of Credit be issued under the Multicurrency Revolving Credit Facility, the Transpacific Revolving Credit Facility or a new Incremental Term Facility in a currency other than those specifically listed in the definition of “Foreign Currency”; provided, that, such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Advances, such request shall be subject to the approval of the Agent and all Lenders under the applicable Facility; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Agent and each applicable Issuing Bank.
(b)    Any such request shall be made to the Agent not later than 11:00 a.m. (New York City time), 10 Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Agent and, in the case of any such request pertaining to Letters of Credit, each applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Advances, the Agent shall promptly notify each Lender under the applicable Facility thereof; and in the case of any such request pertaining to Letters of Credit, the Agent shall promptly notify each applicable Issuing Bank thereof. Each Lender under the applicable Facility (in the case of any such request pertaining to Advances) or each applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Advances or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Lender under the applicable Facility or the applicable Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or Issuing Bank, as the case may be, to permit Advances to be made or Letters of Credit to be issued in such requested currency. If the Agent and all the Lenders under the applicable Facility consent to making Advances in such requested currency and the Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Agent shall so notify the Company and (i) the Agent and such Lenders may amend the definition of “Alternative Currency Daily Rate” (and any component or related definitions thereof) or “Term Rate” (and any component or related definitions thereof), in each case to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of “Alternative Currency Daily Rate” (and any component or related definitions thereof) or “Term Rate” (and any component or related definitions thereof), as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Alternative Currency Daily Rate Advances and Term Rate Advances. If the Agent and each applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Agent shall so notify the Company and (iii) the Agent and the Issuing Bank may amend the definition of Alternative Currency Daily Rate or Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (iv) to the extent the definition of Alternative Currency Daily Rate or Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Agent shall fail to obtain consent to any request for an additional currency under this Section 1.13, the Agent shall promptly so notify the Company.
SECTION 1.14    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that, with respect to any Letter of Credit that, by its terms or the terms of any issuer document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
SECTION 1.15    Limited Condition Acquisitions. In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of: (i) determining compliance with any provision of the Loan Documents which requires the calculation of the Net Total First Lien Leverage Ratio, the Net Total Secured Leverage Ratio, the Net Total Leverage Ratio or the Interest Coverage Ratio; (ii) determining (A) the accuracy of representations and warranties in Section 4.01 (other than customary “specified representations” and those representations of the seller or target company (as applicable) included in the acquisition agreement for the relevant Limited Condition Acquisition that are material to the interest of the Lenders and only to the extent that the relevant acquirer has the right to terminate its obligations under such acquisition agreement as a result of such representations (which representations, for the avoidance of doubt, shall be required to be accurate as of the date of the consummation of any Limited Condition Acquisition)), and/or (B) whether a Default or Event of Default (other than a Specified Event of Default (the absence of which, for the avoidance of doubt, shall be required on the date of the consummation of any Limited Condition Acquisition)) has occurred and is continuing or would result therefrom; or (iii) testing availability under each “basket”, ratio calculation or similar provision set forth in the Loan Documents (including without limitation baskets measured as a percentage of Consolidated EBITDA or Consolidated Net Tangible Assets); in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted under the Loan Documents, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, on a Pro Forma Basis after giving effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date, the Company or the applicable Restricted Subsidiary could have taken such action on the relevant LCA Test Date in compliance with such “baskets”, ratio calculations or similar provisions, such “baskets”, ratio calculations or similar provisions shall be deemed to have been complied with. For the avoidance of doubt, if any Borrower has made an LCA Election for any Limited Condition Acquisition and any of the “baskets”, ratio calculations or similar provisions for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Assets of the Company or the Person subject to such Limited Condition Acquisition or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios, metrics or thresholds will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining compliance of the relevant transaction or action with such provisions, baskets or thresholds. If any Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or “basket” availability on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the Limited Condition Acquisition has been consummated or the definitive agreement with respect thereto has been terminated or expires.
SECTION 1.16    Successor Rate(s). (a) If in connection with any request for a Term Rate Advance, a Daily Simple SOFR Advance or an Alternative Currency Daily Rate Advance or a conversion of Base Rate Advances to Term Rate Advances, or a request for a continuation of Term Rate Advances, as applicable, (i) the Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Committed Currency (or other Foreign Currency, as applicable) has been determined in accordance with Section 1.16(b) and the circumstances under clause (i) of Section 1.16(b) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Committed Currency (or other Foreign Currency, as applicable) for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term Rate Advance, Daily Simple SOFR Advance or an Alternative Currency Daily Rate Advance or in connection with an existing or proposed Base Rate Advance, or (ii) the Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Advance denominated in a Committed Currency (or other Foreign Currency, as applicable) for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Advance, the Agent will promptly so notify the Company and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Advances in the affected currencies, as applicable, or to convert Base Rate Advances to Term Rate Advances, shall be suspended in each case to the extent of the affected Term Rate Advances, Daily Simple SOFR Advances, Alternative Currency Daily Rate Advances or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 1.16(a), until the Agent upon instruction of the Required Lenders) revokes such notice.
Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, or conversion to Term Advances, or Borrowing of, or continuation of Term Rate Loans, Daily Simple SOFR Advances or Alternative Currency Daily Rate Advances to the extent of the affected Term Rate Advances, Daily Simple SOFR Advances, Alternative Currency Daily Rate Advances or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term Rate Advances shall be deemed to have been converted to Base Rate Advances immediately and (B) any outstanding affected Term Rate Advances, Daily Simple SOFR Advances and Alternative Currency Daily Rate Advances, at the Company’s election, shall either (1) be converted into a Borrowing of Base Rate Advances denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Term Rate Advance, Daily Simple SOFR Advance or Alternative Currency Daily Rate Advance immediately, in the case of an Alternative Currency Daily Rate Advance of a Daily Simple SOFR Advance, or at the end of the applicable Interest Period, in the case of a Term Rate Advance, or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Advance or a Daily Simple SOFR Advance, or at the end of the applicable Interest Period, in the case of a Term Rate Advance; provided, that, if no election is made by the Company (x) in the case of an Alternative Currency Daily Rate Advance or a Daily Simple SOFR Advance, by the date that is three Business Days after receipt by the Company of such notice or (y) in the case of a Term Rate Advance, by the last day of the current Interest Period for the applicable Term Rate Advance, the Company shall be deemed to have elected clause (1) above.
(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining the Relevant Rate for the applicable Committed Currency (or other Foreign Currency, as applicable) because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the Applicable Authority (as defined below) has made a public statement identifying a specific date after which all tenors of the Relevant Rate for a Committed Currency (or other Foreign Currency, as applicable) (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Committed Currency (or other Foreign Currency, as applicable), or shall or will otherwise cease, provided, that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Committed Currency (or other Foreign Currency, as applicable) (the latest date on which all tenors of the Relevant Rate for such Committed Currency (or other Foreign Currency, as applicable) (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or
(iii)    syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for a Committed Currency (or other Foreign Currency, as applicable);
or if the events or circumstances of the type described in Section 1.16(b)(i), (ii) or (iii) have occurred with respect to the Successor Rate then in effect, then, the Agent and the Company may amend this Agreement solely for the purpose of replacing the Relevant Rate for a Committed Currency (or other Foreign Currency, as applicable) or any then current Successor Rate for a Committed Currency (or other Foreign Currency, as applicable) in accordance with this Section 1.16 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Committed Currency (or other Foreign Currency, as applicable) for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Committed Currency (or other Foreign Currency, as applicable) for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders object to such amendment.
The Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.0%, the Successor Rate will be deemed to be 0.0% for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
For purposes of this Section 1.16, those Lenders that either have not made, or do not have an obligation under this Agreement to make, Loans denominated in the applicable Committed Currency or Alternative Currency shall be excluded from any determination of Required Lenders for purposes of the establishment of a Successor Rate with respect to the applicable Committed Currency or Alternative Currency.
SECTION 1.17    Interest Rates; Licensing.
(a)    The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
(b)    By agreeing to make Advances under this Agreement, each Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein and it will do all things necessary to comply, preserve, renew and keep in full force and effect such licenses, permits and approvals.
SECTION 1.18    Calculations. Notwithstanding anything to the contrary contained herein, all calculations of the Net Total Leverage Ratio, the Net Total First Lien Leverage Ratio, the Net Total Secured Leverage Ratio and the Interest Coverage Ratio shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable Test Period to which such calculation relates.
ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
SECTION 2.01    The Advances and Letters of Credit.
(a)    The Term A Advance. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single Advance to Sealed Air US on the Closing Date, denominated in Dollars, in an amount not to exceed such Term A Lender’s respective Term A Commitment, as set forth on Schedule I. The Term A Borrowing shall consist of Term A Advances made simultaneously by the Term A Lenders in accordance with their respective Ratable Share of the Term A Facility. Any Term A Lender that is also a “Term A Lender” under the Existing Credit Agreement may make, in whole or in part, its respective Term A Advance, by means of a dollar-for-dollar, cashless exchange of all or a portion of the “Term A Advances” (as defined in the Existing Credit Agreement) it holds under the Existing Credit Agreement into Term A Advances pursuant to cashless settlement mechanisms reasonably approved by the Company, the Agent and such Term A Lender. Term A Advances may be Base Rate Advances, Daily Simple SOFR Advances or Term Rate Advances, as further provided herein. Term A Advances which are repaid or prepaid may not be reborrowed.
(b)    The Sterling Term A Advance. Subject to the terms and conditions set forth herein, each Sterling Term A Lender severally agrees to make a single Alternative Currency Daily Rate Advance to the Sterling Borrower on the Closing Date, denominated in Sterling, in an amount not to exceed such Sterling Term A Lender’s respective Sterling Term A Commitment, as set forth on Schedule I. The Sterling Term A Borrowing shall consist of Sterling Term A Advances made simultaneously by the Sterling Term A Lenders in accordance with their respective Ratable Share of the Sterling Term A Facility. Any Sterling Term A Lender that is also a “Sterling Term A Lender” under the Existing Credit Agreement may make, in whole or in part, its respective Sterling Term A Advance to the Sterling Borrower on the Closing Date, by means of a pound-for-pound, cashless exchange of all or a portion of the “Sterling Term A Advances” (as defined in the Existing Credit Agreement) it holds under the Existing Credit Agreement into Sterling Term A Advances pursuant to cashless settlement mechanisms reasonably approved by the Company, the Agent and such Sterling Term A Lender. Sterling Term A Advances which are repaid or prepaid may not be reborrowed. For the avoidance of doubt, all “Alternative Currency Daily Rate Advances” denominated in Sterling outstanding immediately prior to the Closing Date under the Existing Credit Agreement will be exchanged, subject to the terms and conditions set forth herein, for a like principal amount of Alternative Currency Daily Rate Advances on the Closing Date, as set forth on Schedule I.
(c)    Revolving Credit Advances.
(i)    Transpacific. Each Transpacific Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make Transpacific Revolving Credit Advances to any Transpacific Revolver Borrower, in each case denominated in a Transpacific Committed Currency in which such Transpacific Revolver Borrower is permitted to borrow under the Transpacific Revolving Credit Facility as set forth in the definition of “Transpacific Committed Currencies” (and as may be otherwise agreed in accordance with Section 1.13 and/or Section 9.09 of this Agreement) from time to time on any Business Day during the period from the Closing Date until the Termination Date applicable to the Transpacific Revolving Credit Facility under clause (a) of the definition of “Termination Date”, in an aggregate amount not to exceed such Transpacific Revolving Lender’s Unused Transpacific Revolving Credit Commitment.
(ii)    Multicurrency. Each Multicurrency Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make Multicurrency Revolving Credit Advances to any Multicurrency Revolver Borrower, in each case denominated in a Multicurrency Committed Currency in which such Multicurrency Revolver Borrower is permitted to borrow under the Multicurrency Revolving Credit Facility as set forth in the definition of “Multicurrency Committed Currencies” (and as may be otherwise agreed in accordance with Section 1.13 and/or Section 9.09 of this Agreement) from time to time on any Business Day during the period from the Closing Date until the Termination Date applicable to the Multicurrency Revolving Credit Facility under clause (a) of the definition of “Termination Date”, in an aggregate amount not to exceed such Multicurrency Revolving Lender’s Unused Multicurrency Revolving Credit Commitment.
Each Revolving Credit Borrowing shall be in an amount not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof and shall consist of Revolving Credit Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrowers may borrow under this Section 2.01(c), prepay pursuant to Section 2.11 and reborrow under this Section 2.01(c).
(d)    The Swing Line Advances. The Swing Line Bank agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances, denominated in Dollars, to the Company from time to time on any Business Day during the period from the Closing Date until the Termination Date applicable to the Multicurrency Revolving Credit Facility under clause (a) of the definition of “Termination Date” (i) in an aggregate amount not to exceed at any time outstanding $50,000,000 (the “Swing Line Sublimit”) and (ii) in an amount for each such Swing Line Advance not to exceed the Unused Multicurrency Revolving Credit Commitments of the Multicurrency Revolving Lenders immediately prior to the making of such Swing Line Advance.

The Swing Line Bank agrees to make one or more Swing Line Advances on any Business Day. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and, notwithstanding Section 2.10, shall consist of a Base Rate Advance made by the Swing Line Bank. Within the limits of the Swing Line Sublimit and within the limits referred to in clause (ii) above, the Company may borrow under this 2.01(d), prepay pursuant to Section 2.11 and reborrow under this Section 2.01(d).
(e)    Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue multicurrency letters of credit (each, a “Letter of Credit”) for the account of any Multicurrency Revolver Borrower under the Multicurrency Revolving Credit Facility from time to time on any Business Day during the period from the Closing Date until 30 days before the Termination Date applicable to the Multicurrency Revolving Credit Facility under clause (a)(i) of the definition of “Termination Date” (i) in an aggregate Available Amount (by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Issuance) for all Letters of Credit not to exceed at any time the Letter of Credit Sublimit, (ii) in an amount (by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Issuance) for each Issuing Bank not to exceed the amount of such Issuing Bank’s Letter of Credit Commitment at such time, (iii) in an amount (by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Issuance) for each such Letter of Credit not to exceed an amount equal to the aggregate Unused Multicurrency Revolving Credit Commitments of the Multicurrency Revolving Lenders at such time and (iv) issued to provide support with respect to the undertakings of the Company and/or any Restricted Subsidiaries. Each Letter of Credit shall be in an amount equal to the Equivalent of $500,000 or more and may be denominated in any Multicurrency Committed Currency (or Alternative Currency, to the extent permitted under Section 1.13 hereof). No Letter of Credit shall have an expiration date (including all rights of such Borrower or the beneficiary to require renewal) of greater than one year or later than the Termination Date applicable to the Multicurrency Revolving Credit Facility under clause (a)(i) of the definition of “Termination Date”; provided, that, any Letter of Credit which provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the foregoing requirement if the Issuing Bank has the unconditional right to prevent any such automatic extension from taking place. Within the limits referred to above, any Multicurrency Revolver Borrower under the Multicurrency Revolving Credit Facility may request the issuance of Letters of Credit under this Section 2.01(e), repay any Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(e). If a Letter of Credit shall be requested on behalf of a Restricted Subsidiary that is not a Multicurrency Revolver Borrower hereunder, the Company shall have furnished to the Issuing Bank, in form and substance reasonably satisfactory to the Issuing Bank, customary “know your customer” information regarding such Restricted Subsidiary at least three Business Days prior to the date of the requested issuance. Each “Existing Letter of Credit” listed on Schedule 2.01(e) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be a Issuing Bank for each such letter of credit, provided, that, any renewal or replacement of any such letter of credit shall be issued by a Issuing Bank pursuant to the terms of this Agreement. The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a Letter of Credit, shall include any renewal, extension or amendment thereof.

(f)    Incremental Advances. Each Lender having an Incremental Term Commitment or an Incremental Revolving Credit Commitment agrees, on the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Advances to the applicable Borrower or Borrowers and/or Incremental Revolving Credit Advances to the applicable Borrower or Borrowers, in an aggregate principal amount not to exceed its Incremental Term Commitment or Incremental Revolving Credit Commitment, as the case may be.
(g)    DDTL Advances. Subject to the terms and conditions set forth herein, each DDTL Lender severally agrees to make DDTL Advances to any DDTL Borrower on any Business Day during the DDTL Availability Period, denominated, at the Company’s option, in Dollars or Euros, in an amount not to exceed such DDTL Lender’s respective DDTL Commitment, set forth on Schedule I (or the Equivalent thereof). Each DDTL Borrowing shall be in an amount of not less than the DDTL Borrowing Minimum or the DDTL Borrowing Multiple in excess thereof; provided, that, there shall be no more than two (2) DDTL Borrowings in the aggregate during the term of this Agreement. Each DDTL Borrowing shall consist of DDTL Advances made simultaneously by the DDTL Lenders in accordance with their respective Ratable Share of the DDTL Facility. DDTL Advances denominated in Dollars may be Base Rate Advances, Daily Simple SOFR Advances or Term Rate Advances. DDTL Advances denominated in Euros shall be Term Rate Advances. DDTL Advances which are repaid or prepaid may not be reborrowed.
SECTION 2.02    Borrowing Mechanics.
(a)    Each Term Borrowing and each Revolving Credit Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the Agent. Each such notice must be received by the Agent not later than (I) 11:00 A.M. (New York City time) on the second Business Day prior to the date of any proposed Borrowing consisting of Term Rate Advances denominated in Dollars, (II) 12:00 P.M. (New York City time) on the Business Day prior to the date of any proposed borrowing consisting of Daily Simple SOFR Advances, (III) 12:00 P.M. (New York City time) on the fourth Business Day prior to the date of any proposed Borrowing consisting of (A) Term Rate Advances denominated in any Foreign Currency or (B) Alternative Currency Daily Rate Advances denominated in Sterling, and (IV) 11:00 A.M. (New York City time) on the date of the proposed Borrowing consisting of Base Rate Advances, and the Agent shall then give to each Lender prompt written notice thereof. Each such notice shall be given by telephone or by Notice of Borrowing; provided, that, any telephonic notice must be confirmed promptly by delivery to the Agent of a Notice of Borrowing. Each such notice (whether written or telephonic) shall specify the (i) applicable Borrower, (ii) applicable Facility, (iii) date of such Borrowing, (iv) Type of Advances comprising such Borrowing, (v) aggregate amount of such Borrowing, (vi) in the case of a Borrowing consisting of Term Rate Advances, the initial Interest Period for such Advance, and (vii) currency for each such Advance; provided, that, the applicable Borrower shall not be entitled to request any Borrowing that, if made, would result in more than fifteen different Interest Periods being in effect hereunder at any one time.
Each Lender shall before 2:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Advances denominated in Dollars and, not later than the Applicable Time specified by the Agent in the case of any Borrowing in any Foreign Currency, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower requesting the applicable Borrowing at the address and in the account of such Borrower specified in the applicable Notice of Borrowing.
(b)    Each Swing Line Borrowing shall be made on notice, given not later than 1:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing by the applicable Borrower to the Swing Line Bank and the Agent, of which the Agent shall give prompt notice to the Lenders. Each such notice of a Swing Line Borrowing shall be given by telephone or by Notice of Swing Line Borrowing; provided, that, any telephonic notice must be, confirmed promptly by delivery to the Agent of a Notice of Swing Line Borrowing. Each such notice (whether written or telephonic) shall specify the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the earlier of (A) the tenth Business Day after the requested date of such Borrowing and (B) the Termination Date applicable to the Multicurrency Revolving Credit Facility under clause (a) of the definition of “Termination Date” (the “Swing Line Advance Maturity Date”)). The Swing Line Bank shall, before 3:00 P.M. (New York City time) on the date of such Swing Line Borrowing, make such Swing Line Borrowing available to the Agent at the Agent’s Account, in same day funds. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower at the address and in the account of such Borrower specified in the applicable Notice of Swing Line Borrowing. Upon written demand by the Swing Line Bank, with a copy of such demand to the Agent, each other Multicurrency Revolving Lender will purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Multicurrency Revolving Lender, such other Multicurrency Revolving Lender’s Ratable Share of such outstanding Swing Line Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of the Swing Line Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to its Ratable Share of such Swing Line Advance. Each Borrower hereby agrees to each such sale and assignment. Each Multicurrency Revolving Lender agrees to purchase its Ratable Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided, that, notice of such demand is given not later than 12:00 P.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Line Bank to any other Multicurrency Revolving Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Multicurrency Revolving Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, this Agreement, the Notes or the Borrowers. If and to the extent that any Multicurrency Revolving Lender shall not have so made its Ratable Share of such Swing Line Advance available to the Agent, such Multicurrency Revolving Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such Multicurrency Revolving Lender is required to have made such amount available to the Agent until the date such amount is paid to the Agent, at the Federal Funds Rate. If such Multicurrency Revolving Lender shall pay to the Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Multicurrency Revolving Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.
(c)    [Reserved].

(d)    Each Notice of Borrowing and Notice of Swing Line Borrowing of any Borrower shall be irrevocable and binding on such Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Term Rate Advances, Daily Simple SOFR Advances or Alternative Currency Daily Rate Advances, the Borrower requesting such Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(e)    Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing under the applicable Revolving Credit Facility that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing under the applicable Revolving Credit Facility, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing under the applicable Revolving Credit Facility in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower requesting such Borrowing under the applicable Revolving Credit Facility on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender agrees to repay to the Agent forthwith on demand such corresponding amount. If such Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent shall promptly notify the applicable Borrower and such Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to receive from such Lender or such Borrower, as the case may be, interest on such corresponding amount, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Advances comprising such Borrowing under the applicable Revolving Credit Facility and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies or other Foreign Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(f)    The failure of any Lender to make the Advance to be made by it as part of any Borrowing or to make the Swing Line Advance to be made by it as part of any Swing Line Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing or to prejudice any rights which any Borrower may have against any Lenders as a result of any default by such Lender hereunder. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
(g)    Notwithstanding anything herein to the contrary, each Lender at its option may make any Advances by causing any domestic or foreign branch or Affiliate of such Lender to make such Advances through any Applicable Lending Office; provided, that, (a) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Advances in accordance with the terms of this Agreement, and (b) in the case of Japan, a Lender or its Applicable Lending Office shall be permitted to carry on business in Japan and is licensed to carry on banking business in Japan by itself or through its Applicable Lending Office under the Banking Law of Japan (Law No. 59 of 1981 as amended) or carry on moneylending business in Japan by itself or through its Applicable Lending Office under the Money Lending Business Law of Japan (Law No. 32 of 1983 as amended). Unless the context otherwise requires, each reference to a Lender shall include its Applicable Lending Office.
(h)    With respect to any Alternative Currency Daily Rate, Daily Simple SOFR Rate or Term Rate, the Agent will have the right, in its reasonable discretion and in consultation with the Borrowers, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
SECTION 2.03    Issuance of and Drawings and Reimbursement Under Letters of Credit.
(a)    Request for Issuance. Each Letter of Credit issued under the Multicurrency Revolving Credit Facility shall be issued upon notice (a “Notice of Issuance”), given not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree) or 12:00 P.M. (Sydney, Australia time) on the fourth Business Day prior to the date of the proposed issuance of such Letter of Credit if denominated in AU$, by any Multicurrency Revolver Borrower under the Multicurrency Revolving Credit Facility to any Issuing Bank, and such Issuing Bank shall give the Agent prompt notice thereof by facsimile, following its receipt of a Notice of Issuance from the applicable Borrower; provided, that, any Letter of Credit requested pursuant to this Agreement may state or indicate that the Company or any of its Restricted Subsidiaries is the “Account Party”, “Applicant”, “applicant”, “Requesting Party” or any similar designation. Each such Notice of Issuance of a Letter of Credit shall be initially made by telephone, confirmed promptly thereafter in writing or by facsimile, and shall specify therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) [reserved], (D) currency in which such Letter of Credit is to be denominated, (E) expiration date of such Letter of Credit (which shall not be later than the earlier of five Business Days prior to the scheduled Termination Date of the Multicurrency Revolving Credit Facility (under clause (a)(i) of the definition of “Termination Date”) or one year after the date of issuance thereof; provided, that, any Letter of Credit which provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the foregoing requirement if the Issuing Bank has the unconditional right to prevent any such automatic extension from taking place after such scheduled Termination Date), (F) name and address of the beneficiary of such Letter of Credit, and (G) form of such Letter of Credit, and shall be accompanied by such customary application and agreement for issuance of letters of credit as such Issuing Bank may specify to the Borrower requesting such issuance for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion (and, for the avoidance of doubt, no Issuing Bank shall be required to issue any Letter of Credit other than a standby letter of credit unless such Issuing Bank agrees in its sole discretion), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.02, make such Letter of Credit available to the Borrower requesting such issuance at its office referred to in

Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern. Each Borrower hereby acknowledges and agrees that, notwithstanding anything to the contrary in any Letter of Credit requested pursuant to or issued under this Agreement which may state or indicate that the “Account Party”, “Applicant”, “applicant”, “Requesting Party” or any similar designation with respect to such requested Letter of Credit is a Person other than the applicable requesting Borrower, (i) such Borrower is, and shall at all times remain, the “Applicant” (as defined in Section 5-102(a) of the Uniform Commercial Code, as in effect in the State of New York) with respect to each Letter of Credit issued by the Issuing Bank pursuant to a Notice of Issuance, and (ii) all such Letters of Credit shall constitute “Letters of Credit” under, and as defined in, this Agreement. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Bank in good faith deems material to it or (2) the form, substance or proposed beneficiary of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.
(b)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Multicurrency Revolving Lenders, such Issuing Bank hereby grants to each such applicable Multicurrency Revolving Lender, and each such Multicurrency Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Multicurrency Revolving Lender’s Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each of the Multicurrency Revolving Lenders hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Multicurrency Revolving Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank, and not reimbursed by the applicable Borrower by payment in full to the Agent not later than 3:00 p.m. (New York City time) on the Business Day following the date of such payment, in accordance with the terms of this Agreement, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Multicurrency Revolving Lender hereby acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of any Multicurrency Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Multicurrency Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit under the Multicurrency Revolving Credit Facility at each time such Lender’s Multicurrency Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.

(c)    Drawing and Reimbursement. Not later than 3:00 p.m. (New York City time) on the Business Day following the date of any payment by the applicable Issuing Bank under a Letter of Credit or 3:00 P.M. (Sydney, Australia time) on the Business Day following the date of any payment by the applicable Issuing Bank under a Letter of Credit denominated in AU$, the Company shall pay (or shall cause the applicable Borrower to pay) to the Agent, an amount equal to the full amount of such drawing plus all accrued and unpaid interest thereon from the date of such drawing through and including the date of such payment (which shall accrue at the Base Rate), which amount shall be payable in the currency in which such Letter of Credit was issued, and the Agent shall promptly apply such amount to either (x) reimburse the applicable Issuing Bank for the full amount of such drawing plus all accrued and unpaid interest thereon, or (y) to the extent that the Multicurrency Revolving Lenders shall have already funded participations or Revolving Credit Advances with respect to the payment under such Letter of Credit, pursuant to Section 2.03(b) above or this Section 2.03(c), to pay to each such Multicurrency Revolving Lender an amount equal to such Multicurrency Revolving Lender’s Ratable Share of such drawing plus all accrued and unpaid interest thereon (which shall accrue at the Base Rate). If the Company does not comply with the provisions of the preceding sentence, then the payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Revolving Credit Advance under the Multicurrency Revolving Credit Facility, which shall be a Base Rate Advance, in the amount of such draft (and if such Letter of Credit was originally denominated in a currency other than Dollars, such deemed Advance shall also automatically be exchanged for an Equivalent amount of Dollars at the then applicable Spot Rate). The applicable Issuing Bank shall give prompt notice (and such Issuing Bank will use its commercially reasonable efforts to deliver such notice within one Business Day) of each drawing under any Letter of Credit issued by it to the Company, the applicable Borrower (if not the Company) and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Company, each Multicurrency Revolving Lender shall pay to the Agent such Multicurrency Revolving Lender’s Ratable Share of such outstanding Multicurrency Revolving Credit Advance under the Multicurrency Revolving Credit Facility, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Advance to be funded by such Lender. Each Multicurrency Revolving Lender acknowledges and agrees that its obligation to make Multicurrency Revolving Credit Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Multicurrency Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Multicurrency Revolving Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank; provided, that, notice of such demand is given not later than 12:00 P.M. (New York City time) on such Business Day or 11:00 A.M. (Sydney, Australia time) on such Business Day in the case of Advances denominated in AU$, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Revolving Lender shall not have so made the amount of such Multicurrency Revolving Credit Advance available to the Agent, such Multicurrency Revolving Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.
(d)    Letter of Credit Reports. The applicable Issuing Bank shall furnish (A) to the Agent (with a copy to the Company) on the last Business Day of each fiscal quarter a written report summarizing issuance and expiration dates of Letters of Credit under the Multicurrency Revolving Credit Facility during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the actual daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.
(e)    Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement between the Borrower, the Agent, the replaced Issuing Bank and the successor Issuing Bank. The Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
SECTION 2.04    Incremental Commitments and Incremental Equivalent Debt.
(a)    The Company (for and on behalf of itself, or in its capacity as Borrower Representative on behalf of any other Borrower, as applicable) may, by written notice to the Agent from time to time, request Incremental Term Commitments and/or Incremental Revolving Credit Commitments, as applicable, in an aggregate amount, when taken together with any Incremental Equivalent Debt incurred in reliance on clause (e) of this Section 2.04, not to exceed the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Lenders (which may include any existing Lender) willing to provide such Incremental Term Advances and/or Incremental Revolving Credit Advances, as the case may be, in their sole discretion; provided, that, each Incremental Term Lender and/or Incremental Revolving Lender (which is not an existing Lender) shall be subject to the approval requirements of Section 9.07. Such notice shall set forth (A) the amount of the Incremental Term Commitments and/or Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $25,000,000 or equal to the remaining Incremental Amount), (B) the date on which such Incremental Term Commitments and/or Incremental Revolving Credit Commitments are requested to become effective (the “Increased Amount Date”) and (C) (i) whether such Incremental Term Commitments are to be commitments to make term advances with pricing, amortization and/or other terms different from the then-outstanding Term Advances (“Other Term Advances”) and/or (ii) whether such Incremental Revolving Credit Commitments are to be Revolving Credit Commitments or commitments to make revolving advances with pricing, amortization and/or other terms different from the then-outstanding Revolving Credit Advances (“Other Revolving Credit Advances”).

(b)    The applicable Borrower and such other Loan Parties as may be required with respect to such Incremental Term Commitment or Incremental Revolving Credit Commitment and each Incremental Term Lender and/or Incremental Revolving Lender shall execute and deliver to the Agent an Incremental Assumption Agreement, guarantor acknowledgments and consents, Notes (if requested in advance by the applicable Lenders) and such other closing or corporate documentation as the Agent (acting at the direction of the applicable Incremental Lenders) shall reasonably request. Each Incremental Assumption Agreement shall specify the terms of the Incremental Term Advances and/or Incremental Revolving Credit Advances to be made thereunder, and shall be made (x) on terms and conditions agreed to by the applicable Borrower and the applicable Incremental Lenders, and in a form that is reasonably acceptable to the Agent; provided, that, (i) if such Incremental Term Advances and/or Incremental Revolving Credit Advances are not Other Term Advances and/or Other Revolving Credit Advances, then such Incremental Term Advances and/or Incremental Revolving Credit Advances shall be on the same terms (other than upfront fees or original issue discount and, to the extent reasonably necessary (as determined by the Administrative Agent and the Borrower) for such Incremental Term Advances to be fungible with the outstanding Term Advances, scheduled amortization) and conditions as the then outstanding Term Advances and/or then-outstanding Revolving Credit Advances, (ii) if such Incremental Term Advances and/or Incremental Revolving Credit Advances are Other Term Advances and/or Other Revolving Credit Advances, then (A) such Other Term Advances and/or Other Revolving Credit Advances shall not be guaranteed by any person that is not a Guarantor, (B) (x) such Other Term Advances and/or Other Revolving Credit Advances, if secured, shall be secured only by the Collateral on a pari passu or junior lien basis (at the election of the Company), shall be subject to an intercreditor agreement on customary intercreditor terms reasonably satisfactory to the Agent and the Company (and any such intercreditor agreement shall automatically constitute a “Loan Document” hereunder) and any security agreements relating to such Other Term Advances and/or Other Revolving Credit Advances are, taken as a whole, substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Agent) and (y) such Other Term Advances and/or Other Revolving Credit Advances, if subordinate, shall be subordinated to the Obligations pursuant to a subordination agreement on customary subordination terms reasonably satisfactory to the Agent and the Company (and any such subordination agreement shall automatically constitute a “Loan Document” hereunder), (C) the final maturity date of such Other Term Advances and/or Other Revolving Credit Advances shall be no earlier than (x) in the case of Other Term Advances and/or Other Revolving Credit Advances secured by the Collateral on a pari passu basis with the Facilities, the Latest Scheduled Termination Date, (y) in the case of Other Term Advances and/or Other Revolving Credit Advances secured by the Collateral on a junior lien basis or that is unsecured, the date 91 days after the Latest Scheduled Termination Date and (z) in the case of Other Revolving Credit Advances, the scheduled Termination Date applicable to the Revolving Credit Facilities (under clause (a)(i) of the definition of “Termination Date”), (D) the weighted average life to maturity of any Other Term Advances shall be no shorter than the longest remaining weighted average life to maturity of any Term Facility outstanding immediately prior to the execution and delivery of such Incremental Assumption Agreement, (E) the Other Revolving Credit Advances shall require no scheduled amortization or mandatory commitment reductions prior to the scheduled Termination Date applicable to the Revolving Credit Facilities (under clause (a)(i) of the definition of “Termination Date”), (F) the terms of such Other Term Advances and/or Other Revolving Credit Advances do not provide for mandatory prepayment, redemption or offer to purchase events more onerous to the Borrowers than those set forth herein, it being agreed that Other Term Advances may participate therein on a pro rata basis or less than a pro rata basis with other Term Advances and Other Revolving Credit

Advances may participate therein on a pro rata basis or less than a pro rata basis with other Revolving Credit Advances and (G) the covenants, events of default and guarantees (other than, for the avoidance of doubt, interest rate, fees, optional prepayment or redemption terms and, to the extent otherwise permitted hereunder, amortization and maturity) of such Other Term Advances and/or Other Revolving Credit Advances are, taken as a whole, either customary for similar Indebtedness in light of then-prevailing market conditions or not materially more favorable to the lenders or noteholders providing such Other Term Advances and/or Other Revolving Credit Advances (provided, that, a certificate of a Responsible Officer of the Company delivered to the Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (G), shall be conclusive evidence that such terms and conditions satisfy such requirement), unless (x) such terms are conformed (or added) in the Loan Documents for the benefit of the Lenders pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Company and the Agent, (y) applicable solely to periods after the Latest Scheduled Termination Date existing at the time of such incurrence or (z) such terms are reasonably acceptable to the Agent; provided, that, clauses (C) and (D) above shall not apply to (1) bridge Indebtedness incurred by any Borrower, so long as (i)(x) at the initial maturity of such bridge Indebtedness, such bridge Indebtedness shall automatically convert to (or would be required to be exchanged for) Indebtedness that complies with clauses (C) and (D) above, or (y) such bridge Indebtedness is incurred with the intent to convert such bridge Indebtedness to permanent financing that complies with clauses (C) and (D) above and (ii) the only prepayments required to be made on such bridge Indebtedness shall be such prepayments as are customary for similar bridge financings in light of then-prevailing market conditions (as determined by the Company in consultation with the Agent) or (2) other Incremental Loans constituting Other Revolving Credit Advances and/or Other Term Advances in an aggregate principal amount of up to the Inside Maturity Amount and (iii) no Default (except in the connection with a Limited Condition Acquisition, in which case this requirement shall be that no Specified Event of Default shall have occurred and be continuing or would result from such Incremental Term Advance and/or Incremental Revolving Credit Advance) shall have occurred and be continuing or would result from such Incremental Term Advances and/or Incremental Revolving Credit Advances.
(c)    Notwithstanding the foregoing, no Incremental Term Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 2.04 unless (i) on the date of such effectiveness, the representations and warranties set forth in Section 4.01 shall be true and correct (in the case of a Limited Condition Acquisition, to the extent required under Section 1.15) and the Agent (acting at the direction of the applicable Incremental Lenders) shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the applicable Borrower, (ii) the Agent shall have received (or waived, in accordance with the terms of the relevant Incremental Assumption Agreement) legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Assumption Agreement and consistent with those delivered on the Closing Date under Section 3.01 and such additional documents and filings (including amendments to the Collateral Documents) as the Agent may reasonably require, and (iii) subject to Section 1.15, the Borrowers would be in Pro Forma Compliance, calculated as of the Test Period most recently ended, determined on a Pro Forma Basis giving effect to such Incremental Term Commitment and/or Incremental Revolving Credit Commitments ((x) assuming for such purpose that any such Incremental Revolving Credit Commitments and/or Incremental Term Commitments are fully drawn and (y) excluding, for purposes of determining Cash on Hand, the cash proceeds of any Borrowing with respect to such Incremental Revolving Credit Commitment and/or Incremental Term Commitment, as applicable) and the Advances to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.
(d)    Each of the parties hereto hereby agrees that the Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Advances and/or Incremental Revolving Credit Advances (other than Other Term Advances or Other Revolving Credit Advances), when originally made, are included in each Borrowing of outstanding Term Advances or Revolving Credit Advances on a pro rata basis.
(e)    Incremental Equivalent Debt.
(i)    Any Borrower may from time to time, upon notice to the Agent, specifying in reasonable detail the proposed terms thereof, incur Incremental Equivalent Debt in an aggregate amount, when taken together with any Incremental Term Commitments and/or Incremental Revolving Commitments incurred pursuant to this Section 2.04 not to exceed the Incremental Amount (which shall be in minimum increments of $5,000,000 and a minimum amount of $25,000,000 or equal to the remaining Incremental Amount).
(ii)    Each issuance of Incremental Equivalent Debt shall be on the terms as may be agreed by the Company and the lenders or noteholders providing such Incremental Equivalent Debt, subject to the terms set forth in this clause (ii), and as a condition precedent to the effectiveness of such issuance the Company shall have delivered to the Agent a certificate dated as of the date of issuance of the Incremental Equivalent Debt signed by a Responsible Officer of the Company attaching the resolutions adopted by the Company approving or consenting to the effectiveness of such Incremental Equivalent Debt and certifying as to the Company’s compliance the following clauses (A) through (H) in respect of such issuance of Incremental Equivalent Debt: (A) such Incremental Equivalent Debt shall not be guaranteed by any person that is not a Guarantor, (B) (x) such Incremental Equivalent Debt, if secured, shall be secured only by the Collateral, shall be subject to an intercreditor agreement on customary intercreditor terms reasonably satisfactory to the Agent and the Company (and any such intercreditor agreement shall automatically constitute a “Loan Document” hereunder) and any security agreements relating to such Incremental Equivalent Debt are, taken as a whole, not materially more favorable to the lenders or other beneficiaries thereunder and (y) such Incremental Equivalent Debt, if subordinate, shall be subordinated to the Obligations pursuant to a subordination agreement on customary subordination terms reasonably satisfactory to the Agent and the Company (and any such subordination agreement shall automatically constitute a “Loan Document” hereunder), (C) the final maturity date of the Incremental Equivalent Debt shall be no earlier than, (x) in the case of Incremental Equivalent Debt comprising a term loan facility or notes (or commitments with respect thereto) that is secured by the Collateral on a pari passu basis with the Facilities, the Latest Scheduled Termination Date, (y) in the case of any Incremental Equivalent Debt that is secured by the Collateral on a junior lien basis or that is unsecured, shall be no earlier than 91 days after the Latest Scheduled Termination Date and (z) in the case of any Incremental Equivalent Debt comprising a revolving credit facility, shall be no earlier than the Latest Scheduled Termination Date, (D) the weighted average life to maturity of such Incremental Equivalent Debt shall be no shorter than the longest remaining weighted average life to maturity of any Term Facility outstanding at the time of the issuance of the Incremental Equivalent Debt, (E) the terms of such Incremental Equivalent Debt do not provide for mandatory prepayment, redemption or offer to purchase events more onerous to the Borrowers than those set forth herein, it being agreed that Incremental Equivalent Debt constituting term loans or notes may participate therein on a pro rata basis or less than a pro rata basis with Term Advances and Incremental Equivalent Debt under a revolving credit facility may participate therein on a pro rata basis or less than a pro rata basis with other Revolving Credit Advances, (F) the covenants, events of default and guarantees of such Incremental Equivalent Debt (other than, for the avoidance of doubt, interest rate, fees, optional prepayment or redemption terms and, to the extent otherwise permitted hereunder, amortization and maturity) are customary for similar Indebtedness in light of then-prevailing market conditions or are not materially more favorable to the lenders or noteholders providing such Incremental Equivalent Debt (provided, that, a certificate of a Responsible Officer of the Company delivered to the Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (F), shall be conclusive evidence that such terms and conditions satisfy such requirement), unless (x) such terms are conformed (or added) in the Loan Documents for the benefit of the Lenders pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Company and the Agent, (y) applicable solely to periods after the Latest Scheduled Termination Date existing at the time of such incurrence or (z) such terms are reasonably acceptable to the Agent, (G) subject to Section 1.15, the Borrowers would be in Pro Forma Compliance, calculated as of the Test Period most recently ended, determined on a Pro Forma Basis after giving effect to such Incremental Equivalent Debt (x) assuming for such purpose that such Incremental Equivalent Debt is fully drawn and (y) excluding for purposes of determining Cash on Hand, the cash proceeds of such Incremental Equivalent Debt) and (H) no Event of Default (except in connection with a Limited Condition Acquisition, in which case such requirement shall be no Specified Event of Default) shall have occurred and be continuing or would result from such the issuance of such Incremental Equivalent Debt; provided, that, clauses (C) and (D) above shall not apply to either (1) bridge Indebtedness incurred by the Company, so long as (i)(x) at the initial maturity of such bridge Indebtedness, such bridge Indebtedness shall automatically convert to (or would be required to be exchanged for) Indebtedness that complies with clauses (C) and (D) above, or (y) such bridge Indebtedness is incurred with the intent to convert such bridge Indebtedness to permanent financing that complies with clauses (C) and (D) above, and (ii) the only prepayments required to be made on such bridge Indebtedness shall be such prepayments as are customary for similar bridge financings in light of then-prevailing market conditions (as determined by the Company in consultation with the Agent) or (2) other Incremental Equivalent Debt in an aggregate principal amount of up to the Inside Maturity Amount.
(f)    Incremental Facility Amendment. In connection with the establishment of any Incremental Term Commitment and/or any Incremental Revolving Credit Commitment, and notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, this Agreement and the other Loan Documents shall be amended (and the parties hereto hereby authorize the Agent to enter into any such documentation) to give effect to such Incremental Term Commitment and/or Incremental Revolving Credit Commitment pursuant to documentation (any such documentation, an “Incremental Facility Amendment”) executed by the applicable Incremental Lenders providing such Incremental Term Commitment and/or Incremental Revolving Credit Commitment, the Loan Parties and the Agent, without the consent of any other Person (including any existing Lender), including amendments: (i) to reflect the existence and terms of such Incremental Term Commitment or Incremental Revolving Credit Commitment (including, for the avoidance of doubt, but subject to the limitations set forth herein, the structure of any Incremental Term Advance as a “delayed draw” term loan, customary call protection, customary “most favored nation” pricing protection, customary amend-and-extend provisions, customary buyback provisions, customary repricing amendment provisions, customary refinancing facility provisions, customary mandatory prepayments, and any such other terms or conditions applicable to such Incremental Term Commitment and/or Incremental Revolving Credit Commitment and required by the Lenders of such Incremental Term Commitment and/or Incremental Revolving Credit Commitment), (ii) to make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of such Incremental Term Commitment and/or Incremental Revolving Credit Commitment, including adding provisions to permit such Incremental Term Commitment or Incremental Revolving Credit Commitment, as the case may be, to share in the benefits of this Agreement and the other Loan Documents (including to permit such Incremental Term Facility that is secured on a parity basis with the Facilities to share in any mandatory prepayment provided herein if and to the extent required pursuant to the Incremental Facility Amendment executed and delivered in connection therewith) and to include the Lenders for such Incremental Term Commitment or Incremental Revolving Credit Commitment, as the case may be, in the definition of “Required Lenders” or any other similar voting provisions, as applicable, (iii) notwithstanding any other provisions of this Agreement or any other Loan Documents to the contrary, if applicable, to permit the loans under such Incremental Term Commitment or Incremental Revolving Credit Commitment, as the case may be, to be “fungible” (including for purposes of the Internal Revenue Code) with any other then-existing Loans under this Agreement, and (iv) to effect such other amendments to the this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, to effect the provisions of any such Incremental Term Commitment or Incremental Revolving Credit Commitment.
SECTION 2.05    Fees.
(a)    Commitment & Ticking Fees. The Company will pay, or will cause another Borrower to pay (with regard to the JPY Revolver Borrower, to the extent permitted by Japanese Law, if applicable), to the Agent for the account of each Revolving Lender under the applicable Revolving Credit Facility (other than any Defaulting Lender), payable in arrears on the last Business Day of March, June, September and December in each year, and on the Termination Date of such Revolving Credit Facility (pursuant to clause (a) of the definition of “Termination Date”), a commitment fee (the “Commitment Fee”) on the daily amount of the Unused Revolving Credit Commitments of such Revolving Credit Facility Lender during the preceding quarter (or shorter period commencing with the Closing Date or ending with such Termination Date), which shall accrue at 0.20% per annum initially and, after delivery of the financial statements for the first two full fiscal quarters following the Closing Date, pursuant to Section 5.01(a)(i) or Section 5.01(a)(ii), as applicable, at the applicable percentage per annum indicated in the pricing grid described in the definition of “Applicable Margin”. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Multicurrency Revolving Lender’s Commitment Fee, the outstanding Swing Line Advances during the period for which such Multicurrency Revolving Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Revolving Lender shall commence to accrue on the Closing Date and shall cease to accrue on the Termination Date applicable to such Revolving Credit Facility. In addition, the Company will pay, or will cause another Borrower to pay to the Agent for the account of each DDTL Lender, in accordance with its Ratable Share of the DDTL Commitments, a ticking fee (the “Ticking Fee”) on the daily amount of the DDTL Commitments during the DDTL Availability Period, which shall accrue at 0.20% per annum initially and, after delivery of the financial statements for the first two full fiscal quarters following the Closing Date, pursuant to Section 5.01(a)(i) or Section 5.01(a)(ii), as applicable, at the applicable percentage per annum indicated in the pricing grid described in the definition of “Applicable Margin”. Accrued Ticking Fees shall be payable in arrears on the last Business Day of March, June, September and December in each year, commencing on the last Business Day of the first fiscal quarter (or portion thereof) ending after the 45th day after the Closing Date and on the Ticking Fee End Date (defined below). The Ticking Fee due to each DDTL Lender shall commence to accrue on the date that is 45 days after the Closing Date until the earliest to occur of (a) the date on which the full amount of the DDTL Facility has been funded, (b) the termination in full of the DDTL Commitments pursuant to Section 2.06 or Section 6.01 and (c) the termination or lapse of the DDTL Availability Period (such earliest date under clauses (a) through (c), the “Ticking Fee End Date”). All ticking fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(b)    Letter of Credit Fees.
(i)    The Company will pay, or will cause another Borrower to pay, to the Agent for the account of each Multicurrency Revolving Lender a commission on such Multicurrency Revolving Lender’s Ratable Share of the actual daily aggregate Available Amount of all Letters of Credit under the Multicurrency Revolving Credit Facility issued and outstanding from time to time at a rate per annum equal to the Applicable Margin for Term Rate Advances for Multicurrency Revolving Credit Advances in effect from time to time during each calendar quarter, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing with the quarter ended December 2025, and on the Termination Date (pursuant to clause (a) of the definition of “Termination Date”) and thereafter payable upon demand.
(ii)    The Company will pay, or will cause another Borrower to pay, to the respective Issuing Bank, for its own account, (x) a fronting fee equal to 0.125% per annum on the aggregate face amount of each Letter of Credit issued by such Issuing Bank under the Multicurrency Revolving Credit Facility and (y) other customary administrative, issuance, amendment and other charges.
(c)    Agent’s Fees. The Company will pay (with regard to the JPY Revolver Borrower, to the extent permitted by Japanese Law, if applicable), or will cause another Borrower to pay, to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.
(d)    Defaulting Lender. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to any fees accruing during such period pursuant to Section 2.19(b)(iii) and this Section 2.05 (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees); provided, that, (a) to the extent that a portion of the L/C Exposure or Swing Line Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.19(a), such fees that would have accrued for the benefit of such Defaulting Lender shall instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (b) to the extent of any portion of such L/C Exposure or Swing Line Exposure that cannot be so reallocated such fees shall instead accrue for the benefit of and be payable to the Issuing Banks and the Swing Line Bank as their interests appear (and the pro rata payment provisions of Section 2.19(b) shall automatically be deemed adjusted to reflect the provisions of this Section).
SECTION 2.06    Termination or Reduction of the Commitments.
(a)    Optional. The Company shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce, ratably among the Revolving Lenders under the applicable Revolving Credit Facility (except as otherwise permitted by Section 2.19), the respective Unused Revolving Credit Commitments of such Lenders; provided, that, each partial reduction shall be in the aggregate amount of $10,000,000 (or in the total amount of Unused Revolving Credit Commitments then outstanding, if less) or an integral multiple of $1,000,000 in excess thereof. The Company shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce, ratably amount the DDTL Lenders (except as otherwise permitted by Section 2.10), the unused DDTL Commitments; provided, that, each partial reduction shall be in the aggregate amount of $10,000,000 (or in the total amount of unused DDTL Commitments then outstanding, if less) or an integral multiple of $1,000,000 in excess thereof.
(b)    Mandatory.
(i)    The aggregate Term Commitments under each Term Facility (other than the DDTL Facility) shall be automatically and permanently reduced to zero on the date of the Borrowings in respect of such Facility. The aggregate DDTL Commitments shall be automatically and permanently reduced by the amount of each DDTL Borrowing, upon consummation of such DTL Borrowing. The aggregate DDTL Commitments shall be automatically and permanently reduced to zero at the end of the DDTL Availability Period.
(ii)    If, after giving effect to any reduction or termination of Multicurrency Revolving Credit Commitments under this Section 2.06, the aggregate amount of the Letter of Credit Sublimit plus the Swing Line Sublimit exceeds the total amount of the Multicurrency Revolving Credit Facility at such time, then the Letter of Credit Sublimit and/or the Swing Line Sublimit shall be automatically reduced by the amount of such excess (provided, that the Company may determine the allocation of reductions between the Letter of Credit Sublimit and/or the Swing Line Sublimit, except to the extent that its ability to reduce the Letter of Credit Sublimit is limited by outstanding Letters of Credit and/or Unpaid Drawings).
(c)    Termination of Defaulting Lender. The Company may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior notice to the Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.19(b) will apply to all amounts thereafter paid by the Company for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, that, (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Agent, the Issuing Banks, the Swing Line Bank or any Lender may have against such Defaulting Lender.
SECTION 2.07    Repayment of Advances. (a)(i) Term A Advances. Sealed Air US shall repay to the Term A Lenders, in Dollars, the aggregate principal amount of all Term A Advances outstanding, on the following dates (or, if such day is not a Business Day, the next preceding Business Day) in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.11):

Date	Principal Amortization Payment (shown as a % of Original Principal Amount)
March 31, 2026	0.00%
June 30, 2026	0.00%
September 30, 2026	0.00%
December 31, 2026	0.00%
March 31, 2027	0.00%
June 30, 2027	0.00%
September 30, 2027	0.00%
December 31, 2027	0.00%
March 31, 2028	0.625%
June 30, 2028	0.625%
September 30, 2028	0.625%
December 31, 2028	0.625%
March 31, 2029	1.25%
June 30, 2029	1.25%
September 30, 2029	1.25%
December 31, 2029	1.25%
March 31, 2030	1.25%
June 30, 2030	1.25%
September 30, 2030	1.25%
Termination Date	Outstanding Principal Amount
Total:	100.00%

provided, however, that, the final principal repayment installment of the Term A Advances shall be repaid on the Termination Date applicable to the Term A Facility (under clause (b) of the definition of “Termination Date”) and in any event shall be in an amount equal to the aggregate principal amount of all Term A Advances outstanding on such date.

(ii)    Sterling Term A Advances. The Sterling Borrower shall repay, or cause to be repaid, to the Sterling Term A Lenders, in Sterling, the aggregate principal amount of all Sterling Term A Advances outstanding, on the following dates (or, if such day is not a Business Day, the next preceding Business Day) in the respective amounts set forth opposite such dates

(which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.11):

Date	Principal Amortization Payment (shown as a % of Original Principal Amount)
March 31, 2026	0.00%
June 30, 2026	0.00%
September 30, 2026	0.00%
December 31, 2026	0.00%
March 31, 2027	0.00%
June 30, 2027	0.00%
September 30, 2027	0.00%
December 31, 2027	0.00%
March 31, 2028	0.625%
June 30, 2028	0.625%
September 30, 2028	0.625%
December 31, 2028	0.625%
March 31, 2029	1.25%
June 30, 2029	1.25%
September 30, 2029	1.25%
December 31, 2029	1.25%
March 31, 2030	1.25%
June 30, 2030	1.25%
September 30, 2030	1.25%
Termination Date	Outstanding Principal Amount
Total:	100.00%

provided, however, that, the final principal repayment installment of the Sterling Term A Advances shall be repaid on the Termination Date applicable to the Sterling Term A Facility (under clause (b) of the definition of “Termination Date”) and in any event shall be in an amount equal to the aggregate principal amount of all Sterling Term A Advances outstanding on such date.

(iii)    The applicable DDTL Borrower(s) to which such DDTL Advances are made, shall repay to the DDTL Lenders, in the respective currency in which such DDTL Advances were borrowed, the aggregate principal amount of all DDTL Advances made to such DDTL Borrower that are then outstanding, on the following dates and in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.11):

Date	Principal Amortization Payment (shown as a % of Aggregate Original Principal Amount)
Last Business Day of first (1st) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	0.00%

Last Business Day of second (2nd) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	0.00%
Last Business Day of third (3rd) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	0.00%
Last Business Day of fourth (4th) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	0.00%
Last Business Day of fifth (5th) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	0.00%
Last Business Day of sixth (6th) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	0.00%
Last Business Day of seventh (7th) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	0.00%
Last Business Day of eighth (8th) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	0.00%
Last Business Day of ninth (9th) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	0.625%
Last Business Day of tenth (10th) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	0.625%
Last Business Day of eleventh (11th) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	0.625%
Last Business Day of twelfth (12th) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	0.625%
Last Business Day of thirteenth (13th) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	1.25%
Last Business Day of fourteenth (14th) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	1.25%
Last Business Day of fifteenth (15th) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	1.25%
Last Business Day of sixteenth (16th) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	1.25%

Last Business Day of seventeenth (17th) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	1.25%
Last Business Day of eighteenth (18th) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	1.25%
Last Business Day of nineteenth (19th) full fiscal quarter of the Company following the first (1st) DDTL Borrowing:	1.25%
Termination Date:	Outstanding Principal Amount
Total:	100.00%

provided, that, if the second (2nd) DDTL Borrowing made pursuant to Section 2.01(g) shall be denominated in a different currency from the first (1st) DDTL Borrowing made pursuant to Section 2.01(g), (x) such second (2nd) DDTL Borrowing shall automatically be classified as a separate tranche of DDTL Advances from the first (1st) DDTL Borrowing (for the avoidance of doubt, rather than being added to and included with the first (1st) tranche of DDTL Advances) and the Agent shall update the Register to reflect such incurrence and subsequent classification and (y) instead of repaying such second (2nd) DDTL Borrowing in accordance with the amortization schedule preceding this provision, the applicable DDTL Borrower with respect to such second (2nd) DDTL Borrowing shall repay to the DDTL Lenders, in the respective currency in which such second (2nd) DDTL Borrowing was made, the aggregate principal amount of such second (2nd) DDTL Borrowing outstanding, on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.11) (it being understood that, in such event, the first (1st) DDTL Borrowing shall continue to be repaid in accordance with the amortization schedule preceding this proviso):

Date	Principal Amortization Payment (shown as a % of Aggregate Original Principal Amount)
Last Business Day of first (1st) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	0.00%
Last Business Day of second (2nd) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	0.00%
Last Business Day of third (3rd) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	0.00%
Last Business Day of fourth (4th) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	0.00%
Last Business Day of fifth (5th) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	0.00%

Last Business Day of sixth (6th) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	0.00%
Last Business Day of seventh (7th) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	0.00%
Last Business Day of eighth (8th) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	0.00%
Last Business Day of ninth (9th) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	0.625%
Last Business Day of tenth (10th) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	0.625%
Last Business Day of eleventh (11th) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	0.625%
Last Business Day of twelfth (12th) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	0.625%
Last Business Day of thirteenth (13th) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	1.25%
Last Business Day of fourteenth (14th) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	1.25%
Last Business Day of fifteenth (15th) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	1.25%
Last Business Day of sixteenth (16th) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	1.25%
Last Business Day of seventeenth (17th) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	1.25%
Last Business Day of eighteenth (18th) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	1.25%
Last Business Day of nineteenth (19th) full fiscal quarter of the Company following the second (2nd) DDTL Borrowing:	1.25%
Termination Date:	Outstanding Principal Amount
Total:	100.00%

provided, further, that, the final principal repayment installment(s) of all DDTL Advances shall be repaid on the Termination Date applicable to the DDTL Facility (under clause (c) of the definition of “Termination Date”) and in any event shall be in an amount equal to the aggregate principal amount of all DDTL Advances outstanding on such date.

(b)    Transpacific Revolving Credit Advances. Each Transpacific Revolver Borrower shall repay to the Agent for the ratable account of the Transpacific Revolving Lenders on the Termination Date applicable to the Transpacific Revolving Credit Facility (under clause (a) of the definition of “Termination Date”), the aggregate principal amount of the Transpacific Revolving Credit Advances made to it and then outstanding; provided, that, each Transpacific Revolving Credit Advance shall be repaid in the currency in which such Transpacific Revolving Credit Advance was borrowed.
(c)    Multicurrency Revolving Credit Advances. Each Multicurrency Revolver Borrower shall repay to the Agent for the ratable account of the Multicurrency Revolving Lenders on the Termination Date applicable to the Multicurrency Revolving Credit Facility (under clause (a) of the definition of “Termination Date”) the aggregate principal amount of the Multicurrency Revolving Credit Advances made to it and then outstanding; provided, that, each Multicurrency Revolving Credit Advance shall be repaid in the currency in which such Multicurrency Revolving Credit Advance was borrowed.
(d)    Swing Line Advances. Each Borrower of a Swing Line Borrowing shall repay to the Agent for the account of (i) the Swing Line Bank and (ii) each other Multicurrency Revolving Lender which has made a Swing Line Advance by purchase from the Swing Line Bank pursuant to Section 2.02(b), in Dollars, the outstanding principal amount of each Swing Line Advance made to such Borrower on the Swing Line Advance Maturity Date specified in the applicable Notice of Swing Line Borrowing.
(e)    Incremental Advances. In the event that any Incremental Advances are made on an Increased Amount Date, the applicable Borrower shall repay such Incremental Advances on the dates and in the amounts set forth in the Incremental Assumption Agreement.
(f)    Letter of Credit Reimbursements. The obligation of any Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument, in each case, to reimburse a drawing under a Letter of Credit, or to repay any Revolving Credit Advance that results from payment of a drawing under a Letter of Credit, shall in any event be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by such Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by any Issuing Bank of any draft or the reimbursement by such Borrower thereof):
(i)    any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);
(ii)    any change in the time, manner or place of payment of any Letter of Credit;

(iii)    the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
(iv)    any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(v)    payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;
(vi)    any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of any Borrower in respect of the L/C Related Documents; or
(vii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing that might, but for the provisions of this Section, constitute a legal or equitable discharge of a Borrower’s obligations hereunder.
(g)    Application of Payments. Subject to Section 2.19, prepayments from:
(i)    Except as otherwise provided in Section 2.11(c), all Net Cash Proceeds pursuant to Section 2.11(b)(ii) to be applied to prepay Term Advances shall be applied to reduce the remaining scheduled amortization payments (and if no amortization payment remains, to reduce the final principal repayment amount) of the Term A Advances, Sterling Term A Advances or DDTL Advances, in such order of maturity as is directed by the Company in its sole discretion; provided, that, such optional prepayments will be applied on a pro rata basis within each of the Term Facilities (and on a pro rata basis within each tranche of outstanding DDTL Advances) selected by the Company in its sole discretion as provided for above; and
(ii)    any optional prepayments of the Term Advances pursuant to Section 2.11(a) shall be applied to reduce the remaining scheduled amortization payments (and if no amortization payment remains, to reduce the final principal repayment amount) of the Term A Advances, Sterling Term A Advances or DDTL Advances, in such order of maturity as is directed by the Company in its sole discretion; provided, that, such optional prepayments will be applied on a pro rata basis within each of the selected Term Facilities (and on a pro rata basis within each tranche of outstanding DDTL Advances).
(h)    Notwithstanding anything to the contrary in this Agreement, no Excluded Foreign Subsidiary shall be obligated to repay any Advance or loan made to the Company or any of its Domestic Subsidiaries or any other obligation of the Company or any of its Domestic Subsidiaries.
SECTION 2.08    Interest on Advances.

(a)    Scheduled Interest. Each Borrower shall pay interest (computed in accordance with Section 2.14) on the unpaid principal amount of each Advance owing by it to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Advances. During such periods as such Advance is a Base Rate Advance and for each Swing Line Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears (A) in the case of a Base Rate Advance that is not a Swing Line Advance, quarterly on the last Business Day of each March, June, September and December or (B) in the case of a Base Rate Advance that is a Swing Line Advance, on the date such Swing Line Advance shall be paid in full, in each case payable in Dollars.
(ii)    Term Rate Advances. During such periods as such Advance is a Term Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Term Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term Rate Advance shall be Converted or paid in full, in each case payable in the Committed Currency (or other Foreign Currency, as applicable) in which the applicable Advance was borrowed.
(iii)    Alternative Currency Daily Rate Advances. During such periods as such Advance is an Alternative Currency Daily Rate Advance, a rate per annum equal at all times to the sum of (x) the Alternative Currency Daily Rate applicable to such Advances, as in effect from time to time (it being understood that SONIA shall be determined on a daily basis) plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last Business Day of each calendar month and the Termination Date, in each case payable in the applicable Alternative Currency.
(iv)    Daily Simple SOFR Advances. During such periods as such Advance is a Daily Simple SOFR Advance, a rate per annum equal at all times to the sum of (x) the Daily Simple SOFR Rate applicable to such Advances, as in effect from time to time (it being understood that Daily Simple SOFR shall be determined on a daily basis) plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last Business Day of each calendar month and the Termination Date, in each case payable in Dollars.
(b)    Default Interest. If all or a portion of (i) the principal amount of any Advance or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.08 plus 2.00% per annum from the date of such non-payment until such amount is paid in full. If all or a portion of any fee or other amount payable under this Agreement that is not specified in clause (i) or (ii) above shall not be paid when due, then such amount shall bear interest at a rate per annum equal to the rate per annum then required to be paid on Base Rate Advances plus 2.00% from the date of such non-payment until such amount is paid in full. For purposes of this Agreement, principal shall be “overdue” only if not paid in accordance with the provisions of Section 2.07 (such applicable interest rate pursuant to this clause (b), the “Default Rate”).
SECTION 2.09    Interest Rate Determination.
(a)    The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a)(i), (ii), (iii) or (iv).
(b)    If, with respect to any Term Rate Advances, Daily Simple SOFR Advances or Alternative Currency Daily Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the applicable currency in the Relevant Interbank Market at or about 11:00 A.M. (New York City time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period (or, with respect to Daily Simple SOFR Advances or Alternative Currency Daily Rate Advances, on the relevant date of determination) or (ii) the Term Rate for any Interest Period (or, with respect to Daily Simple SOFR Advances or Alternative Currency Daily Rate Advances, for any relevant date of determination) for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Term Rate Advances in the applicable currency for such Interest Period (or, with respect to Daily Simple SOFR Advances or Alternative Currency Daily Rate Advances, for such date of determination), the Agent shall forthwith so notify each Borrower and the Lenders, whereupon (A) the Borrower of such Term Rate Advances in such currency will, on the last day of the then existing Interest Period therefor (or, with respect to Daily Simple SOFR Advances or Alternative Currency Daily Rate Advances, immediately), (1) if such Term Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Term Rate Advances or Alternative Currency Daily Rate Advances, as applicable, are denominated in a Committed Currency or other Foreign Currency (other than Dollars) prepay such Advances in the Committed Currency or other Foreign Currency in which they were made, and (B) the obligation of the Lenders to make, or to Convert or continue Revolving Credit Advances into, Term Rate Advances, Daily Simple SOFR Advances or Alternative Currency Daily Rate Advances, as applicable, in such currency shall be suspended until the Agent shall notify each Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, that, if the circumstances set forth in clause (ii) above are applicable with respect to Term Rate Advances, the applicable Borrower may elect, by notice to the Agent and the Lenders, to continue such Term Rate Advances in such Committed Currency (for the avoidance of doubt, other than Sterling) or other Foreign Currency for Interest Periods of not longer than one month, which Advances shall thereafter bear interest at a rate per annum equal to the Applicable Margin plus, for each Lender, the cost to such Lender (expressed as a rate per annum) of funding its Term Rate Advances by whatever means it reasonably determines to be appropriate. Each Lender shall certify its cost of funds for each Interest Period to the Agent and the Company as soon as practicable (but in any event not later than ten Business Days after the first day of such Interest Period).
(c)    If any Borrower shall fail to select the duration of any Interest Period for any Term Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders who have extended such Term Rate and such Advances will automatically, on the last day of the then existing Interest Period for such Advances, (i) in the case of Term Rate Advances denominated in

Dollars, Convert such Term Rate Advances into Base Rate Advances, (ii) in the case of Term Rate Advances denominated in a Committed Currency or other Foreign Currency (other than Dollars or Pesos), continue such Term Rate Advances as Term Rate Advances with a one-month Interest Period, and (iii) in the case of TIIE Rate Advances, continue such TIIE Rate Advance as a TIIE Rate Advance with a 28-day Interest Period.
(d)    On the date on which the aggregate unpaid principal amount of Term Rate Advances, Daily Simple SOFR Advances or Alternative Currency Daily Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically (i) in the case of Daily Simple SOFR Advances or Term Rate Advances denominated in Dollars, Convert such Term Rate Advances or Daily Simple SOFR Advances, as applicable, into Base Rate Advances, and (ii) in the case of Term Rate Advances denominated in a Committed Currency or other Foreign Currency (other than Dollars), on the last day of the applicable Interest Period for such Term Rate Advances, and the last day of each subsequent Interest Period for so long as the total of such Advances are less than the Equivalent of $5,000,000, (A) in the case of a Committed Currency or other Foreign Currency (other than Dollars or Pesos), continue such Term Rate Advances as Term Rate Advances with a one-month Interest Period and (B) in the case of Term Rate Advances in Pesos, continue such Term Rate Advances as TIIE Rate Advances with a 28-day Interest Period.
(e)    Upon the occurrence and during the continuance of any Event of Default, upon the request of the Required Lenders, (i) each Term Rate Advance, each Daily Simple SOFR Advance and each Alternative Currency Daily Rate Advance will automatically, (A) with respect to Alternative Currency Daily Rate Advances denominated in Sterling and Daily Simple SOFR Advances, with immediate effect, and (B) with respect to Term Rate Advances, on the last day of the then existing Interest Period therefor, (A) if such Advance is denominated in Dollars, be Converted into a Base Rate Advance and (B) if such Advance is denominated in a Committed Currency or other Foreign Currency (other than Dollars), be exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Term Rate Advances, Daily Simple SOFR Advances and Alternative Currency Daily Rate Advances shall be automatically suspended.
(f)    For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 365-day year or 366-day year, as applicable, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement. Each of the Loan Parties confirms that it fully understands and is able to calculate the rate of interest applicable to the credit facility under this Agreement based on the methodology for calculating per annum rates provided for in this Agreement. The Agent agrees that if requested in writing by the Borrowers it will calculate the nominal and effective per annum rate of interest on the Facility outstanding at the time of such request and provide such information to the Borrowers promptly following such request; provided, that, any error in any such calculation, or any failure to provide such information on request, shall not relieve the Borrowers or any other Loan Party of any of its obligations under this Agreement or any other Loan Document, nor result in any liability to the Agent or any Lender. Each Loan Party hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to the Loan Documents, that the interest payable under the Loan Documents and the calculation thereof has not been adequately disclosed to the Loan Parties, whether pursuant to section 4 of the Interest Act (Canada) or any other applicable law or legal principle.
(g)    If any provision of this Agreement would oblige the CDN Revolver Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable Law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows (i) first, by reducing the amount or rate of interest required to be paid to the affected Lender under Section 2.08 and (ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).
(h)    (i) If the Banco de México fails to publish the TIIE for the applicable Interest Period on the first Business Day of such Interest Period, either temporarily or on a definitive basis, Term TIIE shall be calculated applying any rate published by the Banco de México in substitution of Term TIIE, and (ii) if clause (i) above is not available, Term TIIE shall be calculated based on the annual yield for the TIIE for a period closest to the duration of the applicable Interest Period, either compounded or calculated based on a 28, 91 or 182 day, as applicable, equivalent basis in substitution of Term TIIE.
SECTION 2.10    Optional Conversion of Advances. Each Borrower may on any Business Day, upon notice given to the Agent (x) not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed Conversion in the case of conversion of Base Rate Advances to Term Rate Advances denominated in Dollars, (y) not later than 12:00 P.M. (New York City time) on the Business Day prior to the date of the proposed Conversion in the case of conversion of Base Rate Advances to Daily Simple SOFR Advances, and (z) not later than 12:00 P.M. (New York City time) on the date of the proposed conversion in the case of conversion of Daily Simple SOFR Advances or Term Rate Advances denominated in Dollars to Base Rate Advances, Convert all Advances denominated in Dollars of one Type comprising the same Borrowing into Advances denominated in Dollars of the other Type (provided, however, that, the Conversion of Term Rate Advances denominated in Dollars into Base Rate Advances made on any date other than the last day of an Interest Period for such Term Rate Advances shall be subject to the payment by the Borrowers of breakage and other costs pursuant to Section 9.04(c)), any Conversion of Base Rate Advances into Term Rate Advances denominated in Dollars shall be in an amount not less than the Term Rate Borrowing Minimum or the Term Rate Borrowing Multiple in excess thereof and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(a). Each notice of Conversion shall be given by telephone or by Notice of Borrowing; provided, that, any telephonic notice must be confirmed promptly by delivery to the Agent of a Notice of Borrowing. Each such notice of a Conversion (whether written or telephonic) shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such Conversion is into Term Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower requesting such Conversion.

SECTION 2.11    Prepayments of Term Advances, Revolving Credit Advances and Swing Line Advances.
(a)    Optional. Each Borrower may, upon notice no later than (I) 11:00 A.M. (New York City time) on the second Business Day prior to the date of such prepayment consisting of Term Rate Advances denominated in Dollars, (II) 12:00 P.M. (New York City time) on the Business Day prior to the date of such prepayment consisting of Daily Simple SOFR Advances, (III) 12:00 P.M. (New York City time) on the fourth Business Day prior to the date of such prepayment consisting of Term Rate Advances denominated in any Foreign Currency or Alternative Currency Daily Rate Advances, and (IV) 12:00 P.M. (New York City time) on the date of such prepayment consisting of Base Rate Advances (which notice shall, in each case, be revocable by the applicable Borrower only to the extent that such prepayment notice stated that such prepayment was conditioned upon the effectiveness of other credit facilities or issuances of securities, in which case such notice may be revoked by the applicable Borrower (by written notice from the Company to the Agent on or prior to the specified effective date) if such condition to prepayment is or will not be satisfied) to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Term Advances comprising part of the same Term Borrowing, Revolving Credit Advances comprising part of the same Revolving Credit Borrowing or Swing Line Advances comprising part of the same Swing Line Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that, (x) each partial prepayment shall be in an aggregate principal amount of (A) not less than $1,000,000 or a whole multiple of $100,000 in excess thereof in the case of a Term Advance, (B) not less than the Revolving Credit Borrowing Minimum or a Revolving Credit Borrowing Multiple in excess thereof in the case of Revolving Credit Advances or (C) not less than $500,000 or an integral multiple thereof in the case of Swing Line Advances and (y) in the event of any such prepayment of a Term Rate Advance, other than on the last day of an Interest Period thereunder, the Borrower making such prepayment shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).
(b)    Mandatory.
(i)    If, on any date, the Agent notifies the Company that, on any interest payment date, the sum of (A) the sum of the aggregate principal amount of all Advances denominated in Dollars plus the aggregate Available Amount of all Letters of Credit denominated in Dollars then outstanding plus (B) the Equivalent in Dollars (determined on the second Business Day prior to such interest payment date) of the sum of the aggregate principal amount of all Advances denominated in Foreign Currencies plus the aggregate Available Amount of all Letters of Credit denominated in Foreign Currencies then outstanding, exceeds 105% of the aggregate Revolving Credit Commitments of the Lenders on such date, the Company and each other Borrower shall, as soon as practicable and in any event within three Business Days after receipt of such notice, prepay or cause to be prepaid the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount (or deposit an amount in the L/C Cash Deposit Account) sufficient to reduce such sum (calculated on the basis of the Available Amount of Letters of Credit being reduced by the amount in the L/C Cash Deposit Account) to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid. The Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Company and the Lenders, and shall provide prompt notice to the Company of any such notice of required prepayment received by it from any Lender.
(ii)    The Company shall, within five Business Days (or, to the extent applicable, in the case of any Indebtedness incurred pursuant to Section 5.02(b)(xi), ten Business Days) of receipt by the Company or any Restricted Subsidiary of Net Cash Proceeds arising from (A) any Asset Disposition in respect of a sale or other disposition of any property or assets of the Company or any such Restricted Subsidiary but excluding any Asset Disposition permitted by Sections 5.02(e)(i), (ii), (iii), (iv) through (vii), (ix), (xi), (xii), (xv) and (xvi), (B) any Insurance and Condemnation Event with respect to any property of the Company or any Restricted Subsidiary in excess of $100,000,000 or (C) the issuance or incurrence of Indebtedness by the Company or any Restricted Subsidiary (other than Indebtedness permitted by Section 5.02(b), except to the extent provided in subsection (b)(xi) thereof), immediately pay or cause to be paid to the Agent for the account of the Lenders an amount equal to 100% of such Net Cash Proceeds; provided, however, that, so long as no Event of Default shall have occurred and be continuing the Company may, upon any such receipt of proceeds referred to in clause (A) or (B), reinvest such Net Cash Proceeds in the business of the Company or any Subsidiary, within the earlier of (I) the last Termination Date scheduled to occur under the definition thereof and (II) the later of (A) 12 months following the date of receipt of such Net Cash Proceeds and (B)18 months following the date of receipt of such Net Cash Proceeds if the Company or such Restricted Subsidiary has committed to reinvest such proceeds within such 12 month period referred to in clause (A).
(iii)    Each prepayment made pursuant to this Section 2.11(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Term Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the applicable Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Company and the Lenders.
(c)    Notwithstanding anything to the contrary contained in this Section 2.11 or any other provision of this Agreement, the Company may prepay any outstanding Term Advances at a discount to par pursuant to one or more auctions (each, an “Auction”) on the following basis (any such prepayment, an “Auction Prepayment”):
(i)    All Term Lenders (other than Defaulting Lenders) with respect to the applicable Term Facility shall be permitted (but not required) to participate in each Auction. Any such Lender who elects to participate in an Auction may choose to offer all or part of such Lender’s Term Advance of the applicable Term Facility for prepayment.
(ii)    Each Auction Prepayment shall be subject to the conditions that (A) the Agent shall have received a certificate to the effect that (I) immediately prior to and after giving effect to the Auction Prepayment, no Default shall have occurred and be continuing, (II) as of the date of the Auction Notice (as defined in Exhibit N), the Company is not in possession of any material non-public information with respect to the

Company or any of its Subsidiaries that either (x) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to the applicable Borrower or any of its Restricted Subsidiaries) prior to such date or (y) if not disclosed to the Lenders, could reasonably be expected to have a Material Adverse Effect upon, or otherwise be material to, (1) a Lender’s decision to participate in any Auction or (2) the market price of the Term Advances subject to such Auction, and (III) each of the conditions to such Auction Prepayment has been satisfied, (B) each offer of prepayment made pursuant to this Section 2.11(c) must be in an amount not less than $1,000,000, (C) no Auction Prepayment shall be made from the proceeds of any Revolving Credit Advance or Swing Line Advance, and (D) any Auction Prepayment shall be offered to all Lenders with Term Advances on a pro rata basis.
(iii)    All Term Advances prepaid by the Company pursuant to this Section 2.11(c) shall be accompanied by all accrued interest on the par principal amount so prepaid to, but not including, the date of the Auction Prepayment. Auction Prepayments shall not be subject to Section 9.04(c). The par principal amount of Term Advances prepaid pursuant to this Section 2.11(c) shall be applied pro rata to reduce the remaining scheduled installments of principal thereof pursuant to Section 2.07(a).
(iv)    The aggregate principal amount (calculated on the face amount thereof) of all Term Advances so purchased by the Company shall automatically be cancelled and retired by the Company on the settlement date of the relevant purchase (and may not be resold).
(v)    Each Auction shall comply with the Auction Procedures and any such other procedures established by the Agent in its reasonable discretion and agreed to by the Borrowers.
(vi)    This Section 2.11(c) shall neither (A) require the Company to undertake any Auction nor (B) limit or restrict the Company from making voluntary prepayments of Term Advances in accordance with Section 2.11(a).
SECTION 2.12    Increased Costs.
(a)    If, after the date hereof, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law, and for the avoidance of doubt, including any changes resulting from (A) requests, rules, guidelines or directives issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and in each case for both clauses (A) and (B), regardless of the date enacted, adopted or issued), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Term Rate Advances, Daily Simple SOFR Advances or Alternative Currency Daily Rate Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.12 any such increased costs resulting from (x) taxes other than taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and (y) Excluded Taxes), then the Company shall pay to the Agent for the account of such Lender (in accordance with Section 2.12(c)) additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, showing calculations in reasonable detail, shall be conclusive and binding for all purposes, absent manifest error.
(b)    If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority in each case made subsequent to the date hereof (whether or not having the force of law, and for the avoidance of doubt, including any changes resulting from (i) requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and in each case for both clauses (i) and (ii), regardless of the date enacted, adopted or issued) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or issue or participate in letters of credit hereunder and other commitments of this type, then, the Company shall pay to the Agent for the account of such Lender, (in accordance with Section 2.12(c)) additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Company and the Agent by such Lender (which certificate shall, if the Company so requests, include reasonably detailed calculations) shall be conclusive and binding for all purposes, absent manifest error.
(c)    The Company shall pay to the Agent for the account of the applicable Lender the amounts shown on any written notice delivered in accordance with the final sentence of Section 2.12(a) and Section 2.12(b) within 30 days after receipt thereof; provided, that, the Company shall not be required to compensate a Lender pursuant to this Section 2.12 for any such increased costs or adjustments in capital adequacy or liquidity requirements incurred or suffered more than nine months prior to the date that such Lender notifies the Company and the Agent of the circumstances giving rise to such increased costs or adjustments in capital adequacy requirements and of such Lender’s intention to claim compensation therefor; provided, further, that, if the cause of such claim is retroactive in nature, then such nine month period shall be extended to include such period of retroactivity.
SECTION 2.13    Illegality.
(a)    If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund or charge interest with respect to any Advance, or to determine or charge interest rates based upon a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate purchase or sell, or to take deposits of, any Committed Currency or any Alternative Currency in the applicable interbank market, then, upon notice thereof by such Lender to the Company (through the Agent), (i) any obligation of such Lender to make or maintain Loans in the affected currency or currencies or, in the case of Loans denominated in

Dollars, any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Company shall, upon demand from such Lender (with a copy to the Agent), prepay all Term SOFR Loans or Alternative Currency Loans, as applicable in the affected currency or currencies or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of Term Rate Loans denominated in any Foreign Currency, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Rate Loans (provided that if the illegality affecting such Lender arises from the absence or termination of the banking, moneylending or other licenses or qualifications required for such Lender or its Applicable Lending Office to make, maintain or fund or charge interest with respect to such Advance, the Company or a Borrower shall not be obliged to prepay or convert to Base Rate Loans and instead such Lender or its Applicable Lending Office shall transfer such Advance to another Applicable Lending Office or a third party that holds the appropriate banking, moneylending or other licenses or qualifications in a manner that the Company or the relevant Borrower shall not be put in a worse regulatory, tax or economic position than it would have been in had such transfer not occurred (it being understood that the Company shall pay all reasonable costs incurred in connection with such transfer)) and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 9.04.
(b)    If, in any applicable jurisdiction, the Agent, any Issuing Bank or any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Agent, any Issuing Bank or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund, hold a commitment or maintain its participation in any Loan or Letter of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Advance such Person shall promptly notify the Agent, then, upon the Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Advance shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law), (B) to the extent applicable to an Issuing Bank, Cash Collateralize that portion of applicable Letter of Credit obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized and (C) take all reasonable actions requested by such Person to mitigate or avoid such illegality (provided that in each case of (A) through (C) above, if the illegality affecting such Agent, Issuing Bank or Lender arises from the absence or termination of the banking, moneylending or other licenses or qualifications required for such Agent, Issuing Bank or Lender to perform any of clauses (i) through (iii) above, the Loan Parties shall not be obliged to repay or Cash Collateralize and instead such Agent, Issuing Bank or Lender shall transfer the relevant rights or obligations affecting such Agent, Issuing Bank or Lender to a third party that holds the appropriate banking, moneylending or other licenses or qualifications in a manner that the Loan Parties shall not be put in a worse regulatory, tax or economic position than they would have been in had such transfer not occurred (it being understood that the Company shall pay all reasonable costs incurred in connection with such transfer)).
SECTION 2.14    Payments and Computations.
(a)    Each Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Foreign Currency), irrespective of any right of counterclaim or set-off, not later than 12:00 P.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. Each Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Foreign Currency, irrespective of any right of counterclaim or set-off, not later than the Applicable Time (at the Payment Office for such Foreign Currency) on the day when due in such Foreign Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.12, 2.15 or 9.04(c)) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    All computations of interest based on the Base Rate, the Australian Bill Rate or the BKBM shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Term CORRA Rate or the Alternative Currency Daily Rate shall be made by the Agent on the basis of a year of 365 days, and all computations of interest based on any Term Rate (other than the Australian Bill Rate, the Term CORRA Rate and the BKBM), Daily Simple SOFR or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Foreign Currencies.
(e)    With respect to any payment that the Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) such Borrower has not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
SECTION 2.15    Taxes.
(a)    Any and all payments by any Loan Party to or for the account of any Lender or the Agent hereunder or under any Loan Document shall be made, in accordance with Section 2.14 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (“Taxes”), except as required by applicable Law. If any Loan Party shall be required by applicable Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Loan Document, excluding, (i) in the case of each Lender and the Agent, taxes imposed on net income (however denominated), franchise taxes or branch profit taxes imposed, in each case as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Lender or Agent having executed, delivered or performed its obligations or received a payment under, assigned its interest in, or enforced, this Agreement or any other Loan Document), (ii) any withholding or similar tax imposed on a Lender pursuant to FATCA, (iii) withholding taxes (other than Canadian, Mexican and Japanese Taxes) resulting from any requirement of law in effect on the date such Lender acquires an interest, other than pursuant to an assignment requested by the Company under Section 2.20, in an Advance or Commitment (or designates a new lending office or exercises its option pursuant to Section 2.02(g)), except to the extent that such Lender (or such Lenders’ assignor, or the entity exercising such option) was entitled, at the time of designation of a new lending office (or assignment or exercise of such option), to receive additional amounts from the applicable Loan Party with respect to such withholding taxes pursuant to this Section 2.15, (iv) Taxes attributable to a Lender’s failure to comply with subsections (e) or (f) of this Section 2.15, (v) any Taxes imposed under the laws of the Netherlands to the extent such Tax becomes payable as a result of a Lender or the Agent having a substantial interest (aanmerkelijk belang) in the Loan Party as laid down in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001), (vi) any Tax compensated under subsection (b) below or that would have been compensated under subsection (c) below but was not so compensated solely because one of the exclusions therein applied, (vii) in the case of Mexico, any withholding Taxes above the withholding rate that would apply to a foreign bank which is (or its main office is, if lending through a branch or agency) in compliance with the requirements established in article 166, paragraph I, subparagraph a), section 2. of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) (or any successor provisions thereof), a resident for tax purposes in a jurisdiction that has concluded a treaty for the avoidance of double taxation which is in effect, in compliance with the requirements for the application of the benefits of such treaty, including being the beneficial owner of any payments made under this Agreement and complies with the delivery of documentation established in rules 3.18.18 or 3.18.19 of the Tax Miscellaneous Resolution for 2025 (Resolución Miscelánea Fiscal para 2025) (or any successor provision), (viii) any Canadian withholding Tax that would not have been imposed but for the recipient of the payment (x) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Loan Party or (y) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Loan Party or not dealing at arm’s length with such a specified shareholder for purposes of the Income Tax Act (Canada), except where the non-arm’s length relationship arises, or where the recipient is (or is deemed to be) a “specified shareholder” or does not deal at arm’s length with such a “specified shareholder”, and (ix) in the case of Japan, any withholding Taxes above the withholding rate that would apply to a foreign corporation (gaikoku-houjin) (as defined in article 180 of the Income Tax Law of Japan (Law No.33 of 1965 as amended)) which is (or its main office is, if lending through a branch or agency) (A) in compliance with the requirements established in (as such term is defined in article 2 of the Income Tax Law of Japan (Law No. 33 of 1965 as amended) and articles 304, 305 and 306 of the Income Tax Law Enforcement Order of Japan (Cabinet Order No. 96 of 1965 as amended) (or any successor provisions thereof) or (B) a resident for tax purposes in a jurisdiction that has concluded a treaty for the avoidance of double taxation which is in effect and is in compliance with the requirements for the application of the benefits of such treaty (including being the beneficial owner of any payments made under this Agreement) and which complies with the delivery of documentation established in the relevant provisions under the Act on Special Provisions of the Income Tax Act, the Corporation Tax Act and the Local Tax Act Incidental to Enforcement of Tax Treaties of Japan (Law No. 46 of 1969, as amended), and its enforcement orders or regulations (or any successor provision) (all such non-excluded Taxes in respect of payments hereunder or any Loan Document hereinafter referred to as “Indemnified Taxes”, and any Taxes excluded under clauses (i) through (x) above being hereinafter referred to as the “Excluded Taxes”), (A) the sum payable shall be increased as may be necessary so that after making all required deductions of Indemnified Taxes (including deductions of Indemnified Taxes applicable to additional sums payable under this Section 2.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (B) such Loan Party shall make such deductions and (C) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrowers and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(b)    In addition, each Loan Party shall pay any present or future stamp or documentary taxes or any other excise, property, intangible, mortgage recording, or similar taxes, charges or levies that arise from any payment made hereunder or under any Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”), except for any Luxembourg tax payable due to a registration of Notes (or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes) when such registration (i) is not required to maintain, preserve, establish or enforce the rights of the Lenders or the Agent, or (ii) is in connection with transfers, assignments or changes in lending offices not required by the Loan Documents.
(c)    Each Loan Party shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes imposed on amounts payable under this Section 2.15) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, excluding for the avoidance of doubt, any Excluded Taxes. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor, stating the amounts of Indemnified Taxes or Other Taxes paid or payable and describing the basis for the indemnification claim.
(d)    Within 30 days after the date of any payment of Indemnified Taxes paid by a Loan Party pursuant to Section 2.15(a), each Loan Party shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.
(e)    Each Lender that is a United States person shall deliver to the Company and the Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. Each Lender that is not a United States person (a “Non-U.S. Lender”), on or prior to the date on which it becomes party to this Agreement, and from time to time thereafter as reasonably requested in writing by any Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and such Borrower with (i) two original Internal Revenue Service Forms W-8BEN, W-BEN-E, W-8ECI or W-8IMY (together with any applicable underlying IRS forms), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes, (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit L and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law, or reasonably requested by a Borrower or the Agent, as will permit payments under any Loan Document to be made without or at a reduced rate of U.S. federal withholding tax, duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Company and the Agent to determine the withholding or deduction required to be made (provided, in the case of clause (iii), that doing so does not subject such Lender to any material unreimbursed costs). Notwithstanding any other provision of this Section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section that such Non-U.S. Lender is not legally able to deliver. For purposes of this subsection (d), the term “United States person” shall have the meaning specified in Section 7701(a)(30) of the Internal Revenue Code. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding or Canadian tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company or the Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(f)    A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without or at a reduced rate of withholding; provided, that, such Lender is legally entitled to complete, execute and deliver such documentation and that doing so does not subject such Lender to any material unreimbursed costs. In the case of Mexico, such documentation shall include, as applicable, the documentation established in rules 3.18.18 or 3.18.19. of the Tax Miscellaneous Resolution for 2025 (Resolución Miscelánea Fiscal para 2025) or any successor provision. In the case of the United Kingdom, a Lender may provide its His Majesty’s Revenue & Customs (“HMRC”) DT Treaty Passport scheme reference number (if applicable) and jurisdiction of tax residence to the Sterling Borrower. If a Lender provides its HMRC DT Treaty Passport scheme reference number and confirmation of its jurisdiction of tax residence, it shall be deemed to have complied with its obligations under Section 2.15(b) above, and the Sterling Borrower shall submit a duly completed HMRC Form DTTP2 to HMRC within 15 Business Days of the date on which that Sterling Borrower receives such information. In respect of a Lender without a HMRC DT Treaty Passport scheme reference number (but in respect of which the Sterling Borrower would not otherwise be permitted to make payments to such Lender under this Agreement without or at a reduced rate of withholding under this clause), such Lender may provide the Sterling Borrower with a copy of its completed application for relief under the applicable double taxation treaty and shall provide the Sterling Borrower with a copy of such application, following which such Lender will be deemed to have complied with its obligations under Section 2.15(b) above.

(g)    If the Agent or any Lender determines, in their sole discretion, that it has received a refund (or a credit in lieu of a refund) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund (or credit) to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund) (or credit)), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund (or credit)). A Borrower, upon the request of such Agent or Lender, shall repay to such Agent or Lender the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Agent or Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Agent or any Lender be required to pay any amount to a Borrower pursuant to this paragraph (g) the payment of which would place Agent or any Lender in a less favorable net after-Tax position than the Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing in this paragraph shall be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
(h)    To the extent there is an Advance by a Transpacific Revolving Lender to a New Zealand Revolver Borrower that may be eligible for approved issuer levy (as the approved issuer levy rules are set out in New Zealand’s Stamp and Cheque Duties Act 1971, Tax Administration Act 1994 and NZ Tax Act), the New Zealand Revolver Borrower:
(i)    may (or if requested by an AIL Finance Party, will) register the Advance with Inland Revenue as a registered security;
(ii)    may (or if requested by an AIL Finance Party, will) zero-rate any non-resident withholding taxes payable on any registered Advances;
(iii)    in respect of interest (or a payment deemed by law to be interest) paid to a Transpacific Revolving Lender within clause (a) of the definition of AIL Finance Party, may pay approved issuer levy to Inland Revenue at a rate of two percent (2.00%) (or the prevailing rate of approved issuer levy from time to time under Part 6B of the Stamp and Cheque Duties Act 1971) of the interest paid under the Advance;
(iv)    in respect of interest (or a payment deemed by law to be interest) paid to a Transpacific Revolving Lender within clause (b) of the definition of AIL Finance Party, will pay approved issuer levy to Inland Revenue at a rate of two percent (2.00%) (or the prevailing rate of approved issuer levy from time to time under Part 6B of the Stamp and Cheque Duties Act 1971) of the interest paid under the Advance;
(v)    shall not be entitled to deduct from interest paid under the Advance an amount equal to the approved issuer levy paid to Inland Revenue in accordance with Section 2.15(h)(iii); and

(vi)    shall be entitled to deduct from interest paid under the Advance an amount equal to the approved issuer levy paid to Inland Revenue in accordance with Section 2.15(h)(iv) (and for the avoidance of doubt a New Zealand Revolver Borrower is not required to pay any additional amount pursuant to this Section 2.15 to such Transpacific Revolving Lender on account of the amount deducted).
(i)    With respect to any payment made by the Mexican Revolver Borrower, the Agent shall use commercially reasonable efforts to issue and deliver a tax invoice in the form of Exhibit M.
(j)    All amounts expressed to be payable under a Loan Document by any Party to a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by any Lender to any Party under a Loan Document and such Lender is required to account to the relevant tax authority for the VAT, that Party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to that Party).
(k)    If VAT is or becomes chargeable on any supply made by any Lender or the Agent (the “Supplier”) to any other Lender or the Agent (the “Recipient”) under a Loan Document, and any Loan Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)    (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)    (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(l)    Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender or the Agent for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Lender or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(m)    In relation to any supply made by a Lender or the Agent to any Loan Party under a Loan Document, if reasonably requested by such Lender or Agent, that Loan Party must promptly provide such Lender or Agent with details of that Loan Party's VAT registration and such other information as is reasonably requested in connection with such Lender's or Agent's VAT reporting requirements in relation to such supply.
SECTION 2.16    Sharing of Payments, Etc. Subject to Section 2.19 in the case of a Defaulting Lender, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Advances owing to it (other than pursuant to Section 2.11(c), 2.12, 2.15 or 9.04(c)) in excess of its Ratable Share of payments on account of such Advances obtained by the applicable Lenders, such Lender shall forthwith purchase from the other applicable Lenders such participations in the relevant Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.
SECTION 2.17    Evidence of Debt.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Term Advance, Revolving Credit Advance and each Swing Line Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Term Advances, Revolving Credit Advances and Swing Line Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Term Note, DDTL Note or Revolving Credit Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Term Advances, Revolving Credit Advances and Swing Line Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Term Note, DDTL Note or Revolving Credit Note, as the case may be, payable to such Lender in a principal amount up to the Advances, Term Commitment or Revolving Credit Commitment, as applicable, of such Lender.
(b)    The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from such Borrower hereunder and each Lender’s share thereof.
(c)    Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that, the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.
SECTION 2.18    Use of Proceeds. The proceeds of (a) the Term A Advances and Sterling Term A Advances shall be available (and each Loan Party agrees that it shall use such proceeds) in connection with the Closing Date Refinancing of the remaining “Term Advances” and certain “Revolving Credit Advances” (as such terms are defined in the Existing Credit Agreement) outstanding immediately prior to the Closing Date; (b) on the Closing Date, Revolving Credit Advances shall be made available (and each Loan Party agrees that it shall use such proceeds) in connection with the Closing Date Refinancing of certain “Revolving Credit Advances” (as defined in the Existing Credit Agreement); (c) on and following the Closing Date, the Revolving Credit Advances and Incremental Advances shall be available (and each Loan Party agrees that it shall use such proceeds) solely for the working capital and general corporate purposes of the Company and its Subsidiaries (including, without limitation, any acquisition permitted hereunder and refinancing of the 1.573% Senior Notes due October 2026); and (d) the DDTL Advances shall be available (and each Loan Party agrees that it shall use such proceeds) (i) to refinance any Revolving Credit Advances, (ii) to refinance the 1.573% Senior Notes due October 2026, (iii) to finance acquisitions permitted hereunder and (iv) to pay costs, fees and expenses incurred in connection with the foregoing.
SECTION 2.19    Defaulting Lenders.
(a)    In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Banks will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit, and the Swing Line Bank will not be required to make any Swing Line Advance, unless any of clauses (i), (ii) or (iii) below is satisfied:
(i)    in the case of a Defaulting Lender, so long as no Default has occurred and is continuing, the L/C Exposure and Swing Line Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders as provided in clause (i) of Section 2.19(b);
(ii)    to the extent full reallocation does not occur as provided in clause (i) above, the Company Cash Collateralizes the obligations of the Borrowers in respect of such Letter of Credit or Swing Line Advance in an amount at least equal to the aggregate amount of the unallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or Swing Line Advance, or makes other arrangements satisfactory to the Agent, the Issuing Bank and the Swing Line Bank in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender; and
(iii)    to the extent that neither full reallocation nor full Cash Collateralization occurs pursuant to clauses (i) and/or (ii), then in the case of a proposed issuance of a Letter of Credit or making of a Swing Line Advance, by an instrument or instruments in form and substance reasonably satisfactory to the Agent, and to the Issuing Banks and the Swing Line Bank, as the case may be, (A) the Company agrees that the face amount of such requested Letter of Credit or the principal amount of such requested Swing Line Advance will be reduced by an amount equal to the unallocated, non Cash-Collateralized portion thereof as to which such Defaulting Lender would otherwise be liable, and (B) the Non-Defaulting Lenders confirm, in their discretion, that their obligations in respect of such Letter of Credit or Swing Line Advance shall be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and that the pro rata payment provisions of Section 2.16 will be deemed adjusted to reflect this provision.
(b)    If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any L/C Exposure or Swing Line Exposure of such Defaulting Lender:
(i)    so long as no Default has occurred and is continuing, the L/C Exposure and the Swing Line Exposure of such Defaulting Lender will, upon notice by the Agent, and subject in any event to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided, that, (a) the sum of the total outstanding Revolving Credit Advances and Swing Line Advances owed to each Non-Defaulting Lender and its L/C Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (b) subject to Section 9.23, such reallocation will not constitute a waiver or release of any claim the Borrowers, the Agent, the Issuing Banks, the Swing Line Bank or any other Lender may have against such Defaulting Lender, and (c) neither such reallocation nor any payment by a Non-Defaulting Lender as a result thereof will cause such Defaulting Lender to be a Non-Defaulting Lender;
(ii)    to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s L/C Exposure and/or Swing Line Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Company shall, not later than three Business Days after demand by the Agent, (a) Cash Collateralize the obligations of the Borrowers to the Issuing Banks and the Swing Line Bank in respect of such L/C Exposure or Swing Line Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Exposure or Swing Line Exposure, (b) in the case of such Swing Line Exposure, prepay in full the unreallocated portion thereof, or (c) make other arrangements reasonably satisfactory to the Agent, and to the Issuing Banks and the Swing Line Bank, as the case may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender; and
(iii)    any amount paid by the Company for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Agent in a segregated escrow account until (subject to Section 2.19(c)) the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:

first to the payment of any amounts owing by such Defaulting Lender to the Agent under this Agreement;
second to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks or the Swing Line Bank (pro rata as to the respective amounts owing to each of them) under this Agreement;
third to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them;
fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them;
fifth to pay principal and unreimbursed Letters of Credit then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them;
sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders;
seventh as the Company may direct to the funding of any Loan in respect of which a Defaulting Lender has failed to fund its portion;
eighth to any amounts owing by the Defaulting Lender to the Company or any of its Subsidiaries; and
ninth after the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
(c)    If the Company, the Agent, the Issuing Banks and the Swing Line Bank agree in writing that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated escrow account referred to in Section 2.19(b)(iii)), such Lender shall purchase at par such portions of the outstanding Advances of the other Lenders, and/or make such other adjustments, as the Agent may determine to be necessary to cause the Lenders to hold Loans on a pro rata basis in accordance with their respective Commitments, whereupon such Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and the L/C Exposure and Swing Line Exposure of each Lender shall automatically be adjusted on a prospective basis to reflect the foregoing); provided, that, no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Company and applied as set forth in Section 2.19(b)(iii) while such Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.20    Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.12, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Company hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.12, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, or if any Lender is subject to the provisions of Section 2.13, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.07), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that, (i) to the extent that such prospective assignee is not an existing Lender, an Approved Fund or an Affiliate of an existing Lender, the Company shall have received the prior written consent of the Agent (and, if in respect of any Revolving Credit Commitment or Revolving Credit Advance, the Swing Line Bank and the Issuing Banks), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advance and participations in Letters of Credits and Swing Line Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments, (iv) the Company shall have paid to the Agent the assignment fee specified in Section 9.07, and (v) such assignment does not conflict with any applicable Laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment cease to apply. Nothing in this Section 2.20 shall be deemed to prejudice any rights that the Company or any of its Subsidiaries may otherwise have against any Lender that is a Defaulting Lender.
(c)    If any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 9.01 requires the consent of all the Lenders affected and with respect to which the Required Lenders shall have granted their consent (any such Lender referred to above, a “Non-Consenting Lender”) then the Company shall have the right (unless such Non-Consenting Lender grants such consent) to replace any such Non-Consenting Lender by requiring such Non-Consenting Lender to assign all of its Advances and Commitments hereunder to one or more assignees selected by the Company and that are reasonably acceptable to the Agent (and, if in respect of any Revolving Credit Commitment or

Revolving Credit Advance, the Swing Line Bank and the Issuing Banks); provided, that, the replacement Lender shall pay in full to such Non-Consenting Lender, concurrently with such assignment, a price equal to the principal amount thereof plus accrued and unpaid interest thereon and fees in connection therewith. In connection with any such assignment the Company, the Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.07.
SECTION 2.21    Borrower Representative. Each Borrower hereby designates and appoints the Company as its representative and agent on its behalf (the “Borrower Representative”) for the purposes of issuing Notices of Borrowings, Notices of Conversion/continuation, Notices of Issuance, Notices of Swing Line Borrowing and delivering certificates including Compliance Certificates, giving instructions with respect to the disbursement of the proceeds of the Advances, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. The Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
SECTION 2.22    Public Offer.
(a)    BofA Securities, in its capacity as the “lead left” Joint Lead Arranger of the Facilities, represents and warrants that: (x) it has made or will make on or before the date of the first Advance, jointly with each other Joint Lead Arranger, invitations to become a “Lender” under this Agreement in one of the ways contemplated in section 128F(3A)(a) or (b) of the Income Tax Assessment Act 1936 (Cth): or (y) as dealer, manager, or underwriter, in relation to the placement of debt interests issued under this Agreement, make invitations to become a “Lender” under this Agreement, will jointly with each other Joint Lead Arranger, within 30 days after the date of this Agreement in a way consistent with Section 2.22(a)(x).
(b)    Each Australian Borrower represents and warrants that it does not know, or have reasonable grounds to suspect, that an Offshore Associate of any Australian Borrower will become a “Lender” under this Agreement and agrees to notify the Joint Lead Arrangers immediately if any proposed substitute Lender disclosed to it is known or suspected by it to be an Offshore Associate of the Australian Borrower.
(c)    Each Lender that becomes a Lender as a result of an invitation under Section 2.22(a) represents and warrants that except as disclosed to the Australian Borrower and the Joint Lead Arrangers, it is not, so far as its relevant officers involved in the transaction on a day to day basis are actually aware, an Offshore Associate of the Australian Borrower.
(d)    If, for any reason, the requirements of section 128F of the Australian Tax Act have not been satisfied in relation to interest payable hereunder (except to an Offshore Associate of an Australian Borrower), then on request by a Joint Lead Arranger or an Australian Borrower, each party hereto shall co-operate and take steps reasonably requested with a view to satisfying those requirements:

(i)    where a Joint Lead Arranger breached Section 2.22(a) or a Lender has breached Section 2.22(c) at the cost of that Joint Lead Arranger or Lender (as the case may be); or
(ii)    in all other cases, at the cost of the Australian Borrower.
(e)    Each Joint Lead Arranger and each Lender undertakes that it will not directly or indirectly offer or sell any debt interest or distribute or circulate any offer document or other material in connection with this Agreement or any debt interest hereunder in any jurisdiction except under circumstances which would result in compliance with the laws and regulations of that jurisdiction.
Notwithstanding any other provision of this Section 2.22, the guarantee, indemnity and other obligations of the Euro Revolver Borrower expressed to be assumed in this Section 2.22 shall be deemed not to be assumed by the Euro Revolver Borrower to the extent that the same would constitute unlawful financial assistance within the meaning of Article 2:98c Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Agreement and the other Loan Documents shall be construed accordingly. For the avoidance of doubt, it is expressly acknowledged that the Euro Revolver Borrower will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition.
SECTION 2.23    Sustainability Adjustments.
(a)    Sustainability Amendment. On or prior to the second (2nd) anniversary of the Closing Date, the Company, in consultation with the Sustainability Coordinator, shall be entitled to establish specified key performance indicators (“Key Performance Indicators”) with respect to certain environmental targets of the Company and its Subsidiaries. The Sustainability Coordinator, the Agent, the Required Lenders, and the Company may amend this Agreement (such amendment, the “Sustainability Amendment”) solely for the purpose of incorporating the Key Performance Indicators and other related provisions (the “Sustainability Pricing Provisions”) into this Agreement. Upon effectiveness of any such Sustainability Amendment, based on the Borrowers’ performance against the Key Performance Indicators, certain adjustments (increase, decrease or no adjustment) to the Applicable Margin for the Commitment Fee, the Ticking Fee, Letters of Credit, Term Rate Advances, Daily Simple SOFR Advances, Base Rate Advances and Alternative Currency Daily Rate Advances may be made; provided, that, the amount of any such adjustments made pursuant to a Sustainability Amendment shall not result in a decrease or increase of more than (a) 1.00 basis point per annum in the Applicable Margin for the Commitment Fee or the Ticking Fee and/or (b) 5.00 basis points per annum in the Applicable Margin for Base Rate Advances, Applicable Margin for Term Rate Advances, Applicable Margin for Daily Simple SOFR Advances, Applicable Margin for Alternative Currency Daily Rate Advances, or Applicable Margin for Letters of Credit; provided, that, in no event shall the Applicable Margin for any purposes be less than zero. The pricing adjustments pursuant to the Key Performance Indicators will require, among other things, reporting and validation of the measurement of the Key Performance Indicators in a manner that is aligned with the Sustainability Linked Loan Principles (as last published in March 2025 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association, and as further amended, revised or updated from time to time). Following the effectiveness of the Sustainability Amendment, any modification to the Sustainability Pricing Provisions which does not have the effect of reducing the Applicable Margin for the Commitment

Fee, the Ticking Fee, Letters of Credit, Base Rate Advances, Term Rate Advances, Daily Simple SOFR Advances and Alternative Currency Daily Rate Advances to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Required Lenders.
(b)    Sustainability Coordinator. The Sustainability Coordinator will (i) assist the Borrowers in determining the Sustainability Pricing Provisions in connection with the Sustainability Amendment and (ii) assist the Borrowers in preparing informational materials focused on environmental targets to be used in connection with the Sustainability Amendment.
(c)    Conflicting Provisions. This Section shall supersede any provisions in Section 9.01 to the contrary.
ARTICLE III

CONDITIONS TO LENDING
SECTION 3.01    Conditions Precedent to the Initial Advances. On the Closing Date:
(a)    Execution of Loan Documents and Notes. The Agent shall have received the following, each of which shall be originals or facsimiles, or pdf scans of originals (followed promptly by originals) unless otherwise specified, each duly executed by an authorized signatory of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Agent and each of the Lenders (provided, that, each Lender that delivers its executed counterpart to the Existing Credit Agreement to the Agent shall be deemed to be satisfied with the form and substance of each of the following):
(i)    this Agreement, executed and delivered by each of the Borrowers, the Lenders named on the signature pages hereof, the Swing Line Bank, the Issuing Banks and the Agent;
(ii)    a Note executed by the applicable Borrower in favor of each Lender requesting a Note, to the extent such Lender has requested a Note at least three Business Days prior to the Closing Date;
(iii)    the U.S. Subsidiary Guaranty duly executed by each Domestic Loan Party and the Agent, in form and substance satisfactory to the Agent;
(iv)    the Foreign Subsidiary Guaranty duly executed by each Foreign Subsidiary that is a Borrower and the Agent, in form and substance satisfactory to the Agent; and
(v)    the Security Agreement duly executed by each Domestic Loan Party and the Agent, in form and substance satisfactory to the Agent.
(b)    Incumbency. Each Loan Party shall have certified to the Agent the name and signature of each of the authorized signatories authorized (i) to sign on its respective behalf this Agreement and each of the other Loan Documents to which it is a party and (ii) in the case of the Company and the Borrowers, to borrow under this Agreement. The Lenders may conclusively rely on such certifications until they receive notice in writing from the respective Loan Party to the contrary.
(c)    Loan Certificates. The Agent shall have received:
(i)    a loan certificate from a Responsible Officer of each Loan Party, in substantially the form of Exhibit F attached hereto or such other form as shall be reasonably acceptable to the Agent, together with appropriate attachments which shall include the following items: (A) a true, complete and correct copy of the articles of incorporation, certificate of limited partnership, certificate of formation or organization or other constitutive document of such Loan Party, to the extent applicable certified by an appropriate Governmental Authority, (B) a true, complete and correct copy of (1) the by-laws, articles of association, partnership agreement or limited liability company or operating agreement (or other applicable organizational document) of such Loan Party, (2) with respect to the Mexican Revolver Borrower, public deeds containing the powers of attorney granted by the Mexican Revolver Borrower to the individuals executing this Agreement and the other Loan Documents to which it is a party and (3) with respect to the Mexican Revolver Borrower, public deed containing an irrevocable special power of attorney for lawsuits and collections (pleitos y cobranzas) granted by the Mexican Revolver Borrower in favor of the Process Agent, before a Mexican notary public, (C) a copy of the resolutions of the board of managers/directors or other appropriate entity of such Loan Party authorizing the execution, delivery and performance by such Loan Party of this Agreement and the other Loan Documents to which it is a party and, with respect to each Borrower, authorizing the borrowings hereunder, (D) certificates of existence, to the extent available, of such Loan Party issued by an appropriate Governmental Authority, (E) in respect of each Australian Revolver Borrower, confirmation that there will be no contravention of Section 260A of the Corporations Act as a consequence of the execution, delivery or performance of the Loan Documents or the drawing and application of funds thereunder and (F) in relation to the Lux Revolver Borrower (i) a true, complete and up-to-date copy of an excerpt (extrait) issued by the RCS Luxembourg dated no earlier than the date of this Agreement, (ii) a true, complete and up-to-date copy of a certificate of non-inscription of judicial decisions or of administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) issued by the RCS Luxembourg dated no earlier than the date of this Agreement and (iii) a certificate confirming that it is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), suspension of payments (sursis de paiement), judicial reorganisation (réorganisation judiciaire), reorganisation by amicable agreement (réorganisation par accord amiable), and no petition for the opening of such proceedings has been presented; and
(ii)    a certificate from a Responsible Officer of the Company, in form and substance reasonably satisfactory to the Agent and dated as of the Closing Date, certifying that (x) no Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions, (y) the representations and warranties set forth in this Agreement are true and correct in all material respects as of the date of such certificate, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and except to the extent that such representations and warranties are already qualified as to materiality, in which case such qualified representations and warranties shall be true and correct and (z) since December 31, 2024, there shall not have occurred any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.
(d)    Solvency. The Agent shall have received a solvency certificate from a Senior Financial Officer of the Company in the form of Exhibit G (the “Solvency Certificate”).
(e)    Opinions of Counsel to the Loan Parties. The Lenders shall have received favorable opinions of:
(i)    other than in respect of the Australian Borrowers, the Mexican Revolver Borrower, the New Zealand Revolver Borrower, the Lux Revolver Borrower, the Euro Revolver Borrower, the CDN Revolver Borrower and Liqui-Box Corporation, an Ohio corporation, K&L Gates LLP, counsel to the Loan Parties, in respect of the Australian Borrowers, Ashurst, counsel to the Agent, in respect of the New Zealand Revolver Borrower, Bell Gully, counsel to the Agent, in respect of the Euro Revolver Borrower, Van Campen Liem, counsel to the Euro Revolver Borrower, in respect of the Lux Revolver Borrower, K&L Gates Volckrick S.à.r.l., counsel to the Lux Revolver Borrower, in respect of the Mexican Revolver Borrower, Creel, counsel to the Mexican Revolver Borrower, in respect of the CDN Revolver Borrower, Stewart McKelvey, counsel to the CDN Revolver Borrower and, in respect of Liqui-Box Corporation, Porter Wright Morris & Arthur, counsel to Liqui-Box Corporation;
(ii)    opinions of special counsel for the Agent, dated the Closing Date and covering such additional matters relating to the Transactions as the Agent may reasonably request; and
(iii)    opinions of special counsel for certain Loan Parties in each of the jurisdictions in which the Agent may reasonably request.
(f)    Insurance. The Agent shall have received satisfactory evidence of customary insurance required to be maintained by the Loan Parties, together with customary certificates of insurance and endorsement naming the Agent, on behalf of the Lenders, as an additional insured or Lenders’ loss payee, as the case may be, under all casualty insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral.
(g)    Patriot Act.
(i)    The Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested by the Agent in writing at least 5 days prior to the Closing Date, and
(ii)    each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower (A) to the Agent at least five Business Days prior to the Closing Date, and (B) to each Lender that so requests such Beneficial Ownership Certification at least five Business Days prior to the Closing Date, promptly following such request and in any event within three Business Days of such request (provided, that, after its receipt of such a Beneficial Ownership Certification, a Lender may request additional or corrective information if such Lender is not reasonably satisfied with such Beneficial Ownership Certification).
(h)    Fees and Expenses. All fees required to be paid on the Closing Date, including pursuant to the Fee Letter, and reasonable out-of-pocket expenses payable pursuant to Section 9.04(a) to the extent invoiced at least two Business Days prior to the Closing Date, shall have been paid (which amounts may be offset against the proceeds of the Facilities).
(i)    Financial Information.    The Agent shall have received copies of satisfactory (A) Consolidated balance sheets of the Company and its Restricted Subsidiaries as at the end of the three most recent Fiscal Years ended at least 120 days prior to the Closing Date and the related Consolidated statements of income and retained earnings and cash flows for each such Fiscal Year, in each case reported on by independent certified public accountants of recognized national standing, (B) consolidated balance sheets of the Company and its Restricted Subsidiaries as at the end of each quarterly accounting period since the most recent financial statements delivered pursuant to the foregoing clause (A) and ended at least 60 days prior to the Closing Date, and the related consolidated statements of income for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period and the related Consolidated statement of cash flows for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period and (C) Projections.
(j)    No Material Adverse Effect. Since December 31, 2024, there shall not have occurred any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.
(k)    Lien Searches. Where customary in its jurisdiction of incorporation, the Agent shall have received the results of recent customary UCC lien searches (or the equivalent thereof with respect to any jurisdiction outside of the United States) with respect to each Loan Party in their applicable jurisdictions of organization, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted under Section 5.02(a) or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Agent.
(l)    Security Interest. Each document required by the Collateral Documents or reasonably requested by the Agent (subject to the terms of the applicable Collateral Documents) to be delivered, filed, registered or recorded in order to create, preserve or continue, in favor of the Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been delivered, filed, registered or recorded or shall have been delivered to the Agent in proper form for filing, registration or recordation.
(m)    Closing Date Refinancing. The Closing Date Refinancing shall have been consummated prior to, or shall be consummated substantially concurrently with, the occurrence of the Closing Date.
SECTION 3.02    Conditions to all Advances. The obligation of each Lender to make an Advance, and the obligation of each Issuing Bank to issue a Letter of Credit shall be subject to the following conditions precedent (provided, that, clause (a) shall not apply to Advances made on the Closing Date):
(a)    the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance and the acceptance by the Borrower requesting such Borrowing of the proceeds of such Borrowing or such Letter of Credit shall constitute a representation and warranty by such Borrower that on the date of such Borrowing or issuance such statements are true):
(i)    all representations and warranties made by any Loan Party in this Agreement and in each other Loan Document shall be true and correct in all material respects, with the same effect as though such representations and warranties were made on and as of the date of such Borrowing or issuance (except that (x) where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and (y) where such representations and warranties are already qualified as to materiality or Material Adverse Effect, such qualified representations and warranties shall be true and correct);
(ii)    no event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, that constitutes a Default; and
(b)    the Agent shall have received a Notice of Borrowing, Notice of Swing Line Borrowing or Notice of Issuance, as applicable, in accordance with the requirements hereof.
(c)    Solely in respect of Advances to, and Letters of Credit issued for the account of, the Euro Revolver Borrower (but not any other Borrower), the Euro Revolver Borrower shall have provided to the Agent either (i) evidence of positive or neutral advice (a “Works Council Advice”) of the works council (ondernemingsraad) of the Euro Revolver Borrower (the “Works Council”) in respect of (x) the making of drawings by the Euro Revolver Borrower hereunder and (y) the proposed entering into by the Euro Revolver Borrower of the Foreign Subsidiary Guaranty pursuant to Section 5.01(s), which Works Council Advice, if conditional, contains conditions that can reasonably be complied with and would not cause a breach of any of the Loan Documents or (ii) if the Works Council Advice is negative or subject to conditions other than as set forth in subclause (i) of this sentence, evidence that the time period for the Works Council to initiate legal proceedings before the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeal under the Works Council Act to oppose the decision of the Euro Revolver Borrower in respect of which Works Council Advice has been sought as aforesaid has expired without such proceedings being brought or (iii) if timely legal proceedings as referred to in subclause (ii) of this sentence have been brought by the Works Council, evidence that (A) a judgment has been issued in such legal proceedings denying the relief requested by the Works Council or that (B) the Works Council has voluntarily discontinued such proceedings.
SECTION 3.03    Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Sections 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the Transactions shall have received notice from such Lender prior to the date that the

Company, by notice to the Lenders, designates as the proposed Closing Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Closing Date.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
SECTION 4.01    Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:
(a)    Organization, Existence and Good Standing. Each of the Company and its Restricted Subsidiaries (i) is duly organized or incorporated, validly existing or incorporated and registered (as applicable) and, if applicable, in good standing, under the laws of the jurisdiction of its incorporation or organization, (ii) has the corporate or comparable power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) if applicable, is duly qualified as a foreign corporation and, if applicable, in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
(b)    Power and Authority. Each Borrower and each Subsidiary Guarantor has the corporate or comparable power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary corporate or comparable action to authorize the execution, delivery and performance by it of each of such Loan Documents. Each Borrower and each Subsidiary Guarantor has duly executed and delivered each of the Loan Documents to which it is a party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to applicable bankruptcy, administration, winding-up, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and to equitable principles (regardless of whether enforcement is sought in equity or at law).
(c)    Real Property.
(i)    Schedule 4.01(c)(i) sets forth a complete list of all real property owned by each of the Loan Parties and their Subsidiaries as of the Closing Date (each, an “Owned Property”), showing, as of the Closing Date, the street address, county or other relevant jurisdiction, state or province, record owner and book value thereof. Except as otherwise disclosed on Schedule 4.01(c)(i), the Loan Parties, or their Subsidiaries (as applicable), have good and marketable fee simple title to all Owned Property located within the United States and a substantially equivalent ownership interest in the Owned Property located in each other jurisdiction and all buildings, structures and other improvements located thereon, free and clear of all Liens, other than Permitted Liens.
(ii)    Schedule 4.01(c)(ii) sets forth a complete list of all material Leases under which any of the Loan Parties or their Subsidiaries are the lessee as of the Closing Date (each a “Leased Property”), showing the street address, county or other relevant jurisdiction, state or province and lessee. Each of the Leases with respect to the Leased Property is in full force and effect. Except as disclosed in Schedule 4.01(c)(ii), each of the Loan Parties or their Subsidiaries (as applicable) has a valid, binding and enforceable leasehold interest and actual possession in and to the properties and all buildings, structures or other improvements located on the Leased Property in each case free and clear of all Liens, except Permitted Liens.
(iii)    All of the buildings, fixtures and improvements included on or in the Owned Property or the Leased Property are in satisfactory condition and repair for the continued use of the Owned Property or the Leased Property in the ordinary course of business consistent with past practices.
(d)    No Conflict. Neither the execution, delivery or performance by any Borrower or any Subsidiary Guarantor of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) contravenes any provision of any law, statute, rule or regulation or any material order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflicts or is inconsistent with or results in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default under, any material indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject (except for documentation with respect to Liquidity Structures to which the Agent, any Co-Documentation Agent, any Co-Syndication Agent or any Affiliate of any of the aforementioned is a party), (iii) results in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of its Restricted Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject, or (iv) violates any provision of the certificate of incorporation or by-laws (or the equivalent documents) of the Company or any of its Restricted Subsidiaries, except in each case where such contravention or breach would not reasonably be expected to have a Material Adverse Effect.
(e)    Governmental Consents. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made and which remain in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained by the Company, any Borrower or any Subsidiary Guarantor to authorize, or is required for, (i) the execution, delivery and performance of any Loan Document (ii) the perfection of the Liens created under the Collateral Documents or (iii) the legality, validity, binding effect or enforceability of any Loan Document, except, in each case, where such failure to obtain authorization would not reasonably be expected to have a Material Adverse Effect.
(f)    Financial Statements; Financial Condition. The audited Consolidated balance sheet of the Company and its Restricted Subsidiaries for the Fiscal Year ended December 31, 2024 and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Company and its Restricted Subsidiaries, (i) were prepared in accordance with generally accepted accounting principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Company and its Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with generally accepted accounting principles consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. Since December 31, 2024 there has been no change in the business, results of operations or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, that would reasonably be expected to have a Material Adverse Effect.
(g)    Adverse Proceedings. Except as disclosed in the Company’s filings with the Securities and Exchange Commission prior to the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of any Borrower, threatened against the Company or any Restricted Subsidiary in which there is a reasonable possibility of an adverse decision (i) which in any manner draws into question the validity or enforceability of any Loan Document or (ii) that would reasonably be expected to have a Material Adverse Effect.
(h)    Taxes. Except to the extent the following would not, in the aggregate, reasonably be expected to have a Material Adverse Effect:
(i)    All U.S. federal and state tax returns, reports and statements (excluding information returns) (the “U.S. Tax Returns”) and all local U.S. tax returns and all U.S. information returns, foreign tax returns, reports and statements (collectively, the “Other Tax Returns” and, together with the U.S. Tax Returns, the “Tax Returns”) required to be filed by each Loan Party or any of its Tax Affiliates have been filed with the appropriate Governmental Authority, all such Tax Returns are true and correct, and all taxes, charges and other impositions reflected therein have been paid prior to the date when due except where contested in good faith and by appropriate proceedings if adequate reserves have been established on the books of such Loan Party or such Tax Affiliate in conformity with GAAP;
(ii)    Proper amounts have been withheld by each Loan Party from its employees for all periods in full compliance with the tax, social security and unemployment withholding provisions of applicable requirements of law and such withholdings have been timely paid to the respective Governmental Authority; and
(iii)    Each of the Foreign Subsidiaries has paid or made adequate provision for the payment of all Taxes levied on it or on its property or income that are due and payable, including interest and penalties, or has accrued such amounts in its financial statements for the payment of such Taxes except Taxes that are not material in amount, that are not delinquent or if delinquent are being contested, and in respect of which non-payment would not individually or in the aggregate constitute, or be reasonably likely to cause, a Material Adverse Effect.
(i)    True and Complete Disclosure.
(i)    All written information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Company or any of its Restricted Subsidiaries in writing to any Lender (including, without limitation, all information relating to the Company and its Restricted Subsidiaries contained in the Loan Documents but excluding the items expressly contemplated in the immediately following clause (ii)) for purposes of or in connection with this Agreement, the Transactions, or any other transaction contemplated herein, is to the knowledge of the Company true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided.
(ii)    The Projections and estimates and information of a general economic nature prepared by or on behalf of the Company or any of its representatives and that have been made available to any Lenders or the Agent in connection with the Transactions, or any other transaction contemplated herein, have been prepared in good faith based upon assumptions believed by the Company to be reasonable as of the date thereof (it being understood that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and the actual results during the period or periods covered by any such information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized), as of the date such Projections and estimates were furnished to the Lenders.
(j)    Margin Regulations.
(i)    No part of the proceeds of any Advance will be used by any Borrower or any Restricted Subsidiary thereof to purchase or carry any Margin Stock (other than repurchases by the Company of its own stock) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
(ii)    Neither the making of any Advance or Letter of Credit nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
(k)    Compliance with ERISA/Pension Laws.
(i)    No Reportable Event has occurred or is reasonably expected to occur with respect to a Plan, except for any such event which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(ii)    Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the United States Department of Labor and furnished to the Lenders, is complete and accurate and fairly presents the funding status of each such Plan as of the end of the most recent Plan year for which such report was so filed, and since the date of such Schedule SB through the date of this Agreement there has been no material adverse change in such funding status.
(iii)    Neither any Borrower nor any ERISA Affiliate has incurred or, to their knowledge, is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(iv)    Neither any Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is Insolvent or has been determined to be in “endangered or “critical” status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA, and no such Multiemployer Plan is reasonably expected to be Insolvent or in “endangered” or “critical” status, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(v)    (a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (i) each Canadian Pension Plan is duly registered, to the extent such registration is required, under all applicable federal, provincial and territorial pension benefits legislation and the Income Tax Act (Canada), (ii) there are no outstanding disputes concerning the assets held pursuant to any funding agreement held in relation to a Canadian Pension Plan, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (iii) all contributions or premiums required to be made by any Borrower or Restricted Subsidiary under each Canadian Pension Plan have been made in a timely fashion in accordance with applicable legislation, (iv) all employee contributions to each Canadian Pension Plan made by the employees of any Borrower or Restricted Subsidiary by way of authorized payroll deduction have been fully paid into the applicable Canadian Pension Plan in a timely fashion in accordance with applicable legislation, (v) all reports and disclosures relating to each Canadian Pension Plan required by applicable legislation have been filed or distributed in a timely fashion, (vi) to the best of their knowledge, there have been no improper withdrawals, or applications of, the assets of any Canadian Pension Plan, excluding withdrawals or applications approved by the applicable pension regulator, (vii) no amount is owing by any Canadian Pension Plans under the Income Tax Act (Canada) or any provincial or territorial taxation statute, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (viii) to the best of the CDN Revolver Borrower’s knowledge, none of the Canadian Pension Plans is the subject of an investigation, proceeding, action or claim and (ix) each Canadian Pension Plan is in material compliance with the applicable terms thereof, any funding requirements and all applicable law, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (b) no material changes have occurred to any Canadian Pension Plan since the last filed actuarial valuation in respect of such plan or the financial statements of a Borrower or Restricted Subsidiary, other than amendments filed with the applicable pension regulations, housekeeping changes and changes to comply with applicable legislation.
(l)    Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, the Company has no Subsidiaries, other than (i) certain Subsidiaries of the Company which, as of the Closing Date, have assets of less than $1,000 each and are either dormant or intended to be liquidated or terminated by the Company, and (ii) those Subsidiaries specifically disclosed in the structure chart attached as Schedule 4.01(l) which shall include the full legal name of each such Subsidiary, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by each Loan Party in the percentages specified in the structure chart attached as Schedule 4.01(l) free and clear of all Liens except those created under the Collateral Documents or permitted by this Agreement and the other Loan Documents. Schedule 4.01(l)-A lists all Subsidiaries of the Company that are Subsidiary Guarantors as of the Closing Date and indicates the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation, if any.
(m)    Environmental Matters.

(i)    Each of the Company and its Restricted Subsidiaries is, to the knowledge of the Senior Financial Officers, in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, except for any such noncompliance or failures which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(ii)    Neither the Company nor any Restricted Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of any Environmental Law or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to release of any toxic or hazardous waste or substance into the environment, except for notices that relate to noncompliance or remedial action which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(n)    No Default. No Default has occurred and is continuing, or would result from the consummation of the Transactions.
(o)    Investment Company Act. Neither the Company nor any other Loan Party is required to be registered as an “investment company” or is a company “controlled” by a company required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(p)    Employee and ERISA Matters.
(i)    Neither the Company nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect.
(ii)    No Borrower is or will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
(q)    Solvency. The Company and its Subsidiaries, taken as a whole, are Solvent. No Subsidiary having its center of main interests in Germany is unable to pay its debts when they fall due (zahlungsunfähig) or over-indebted (überschuldet) within the meaning sect. 17 or 19 of the German Insolvency Code or has filed for the opening of insolvency proceedings; no third party has filed for the opening of insolvency proceedings with respect to such Subsidiary.
(r)    Compliance with Laws. The Company and each Restricted Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(s)    Intellectual Property; Licenses, Etc. The Company and each of its Restricted Subsidiaries own, or have the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except where the failure to own or have the right to use such IP Rights could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the use of such IP Rights by the Company or any Restricted Subsidiary does not infringe upon any intellectual property rights held by any other Person, except for any infringement that could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(t)    Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent term) as such term is defined in each subordinated debt document to which the Company or any of its Restricted Subsidiaries is a party and that contains such a definition or any similar definition.
(u)    Foreign Assets Control Regulations; Patriot Act. No Loan Party (i) is or will become a Person or entity described by section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and no Loan Party engages in dealings or transactions with any such Persons or entities; or (ii) is in violation of the Patriot Act or any foreign Law to similar effect with respect to materiality.
(v)    Collateral Documents. As and when executed and delivered, the provisions of the Collateral Documents are or will be effective to create in favor of the Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on all right, title and interest of the Collateral owned by the Loan Parties and described therein, subject to applicable bankruptcy, administration, winding-up, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) and by a covenant of good faith and fair dealing. When filings or recordations are made or other actions taken to reflect the liens and security interests in the Collateral as required pursuant to the terms of this Agreement and the Collateral Documents, the Liens in the Collateral described herein and therein will be perfected and prior to all other Liens, except any Liens permitted to be prior to the Liens of the Secured Parties under the terms of the Loan Documents.
(w)    No Financial Assistance. The proceeds of any Advances have not been and will not be used to finance or refinance the acquisition of or subscription for shares in any Loan Party incorporated under the laws of the Netherlands.
(x)    No Listed Securities. None of the Borrowers and Guarantors incorporated in Belgium has issued listed securities, or is a Subsidiary of a Belgian company that has issued listed securities.
(y)    Trustee. None of the Borrowers or Guarantors organized under the laws of Australia have entered into any Loan Document, or hold any property, as a trustee.
(z)    Sanctions, Anti-Money Laundering and Anti-Corruption Laws.
(i)    Neither the Borrowers nor any of their respective Subsidiaries, nor any of their respective directors or officers, nor, to the knowledge of any Responsible Officer of the Company, any employee, agent, Affiliate or representative of any Borrower or any of their respective Subsidiaries, is an individual or entity that is currently the subject of any Sanctions, nor is any Borrower or any of their respective Subsidiaries located, organized or resident in a Designated Jurisdiction which is subject to any comprehensive countrywide, territory-wide or region-wide Sanctions.
(ii)    To the knowledge of the Company, the Borrowers and their respective Subsidiaries, officers, employees, directors, agents and Affiliates, are in compliance with applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws, and the Borrowers have instituted and maintained reasonable policies and procedures designed to promote and achieve compliance therewith.
(iii)    Any provision of this Section 4.01(z) shall not apply to or in favor of any person if and to the extent that it would result in a breach, by or in respect of that person, of any applicable Blocking Law.
(aa)    Beneficial Ownership. As of the Closing Date, the information included in each Beneficial Ownership Certification is true and correct in all respects.
(bb)    Anti-Social Forces. Neither the Borrowers nor any of their respective Subsidiaries (i) are or have been classified as an Anti-Social Group, (ii) have, or have had, any Anti-Social Relationship or (iii) engage, or have engaged, in Anti-Social Conduct, whether directly or indirectly through a third party.
(cc)    Centre of Main Interest. For the purposes of the European Insolvency Regulation, the Lux Revolver Borrower has its centre of main interests (as that term is used in Article 3(1) of the European Insolvency Regulation) situated in Luxembourg and it has no “establishment” (as that term is used in Article 2(10) of the European Insolvency Regulation) in any other jurisdiction.

ARTICLE V

COVENANTS OF THE COMPANY
SECTION 5.01    Affirmative Covenants. So long as any Advance or Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder:
(a)    Information Covenants. The Company will furnish to the Agent (in sufficient quantity for each Lender):
(i)    Quarterly Financial Statements. Within 60 days after the close of each of the first three quarterly accounting periods in each Fiscal Year of the Company, the Consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such quarterly accounting period and the related Consolidated statements of income for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period and the related Consolidated statement of cash flows for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, accompanied by a copy of the certification by the chief executive officer or the chief financial officer of the Company delivered to the Securities and Exchange Commission in connection with any report filed by the Company on a Form 10-Q (or any successor form), subject to normal year-end audit adjustments and to the fact that such financial statements may be abbreviated and may omit footnotes or contain incomplete footnotes.
(ii)    Annual Financial Statements. Within 120 days after the close of each Fiscal Year of the Company, the Consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such Fiscal Year and the related Consolidated statements of income and retained earnings and cash flows for such Fiscal Year, in each case reported on by independent certified public accountants of recognized national standing.
(iii)    Compliance Certificate. At the time of the delivery of the financial statements provided for in Sections 5.01(a)(i) and (ii), a certificate of a Financial Officer of the Company certifying that to the best of such officer’s knowledge, no Default has occurred and is continuing (a “Compliance Certificate”), or if the Financial Officer is unable to make such certification, such officer shall supply a statement setting forth the reasons for such inability, specifying the nature and extent of such reasons. Such Compliance Certificate shall also set forth (a) the calculations required to establish whether the Company was in compliance with Section 5.03, at the end of such fiscal quarter or year, as the case may be, (b) a list of names of all Material Subsidiaries for the following fiscal quarter, certifying that the Subsidiaries set forth on such list constitute all of the Material Subsidiaries of the Company, and that all Subsidiaries not named on such list qualify as Immaterial Subsidiaries, and that all such Subsidiaries not listed, in the aggregate, do not exceed the limitations set forth in clauses (a) and (b) of the definition of the term “Immaterial Subsidiary”, and (c) a list of names of all Unrestricted Subsidiaries, certifying that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary.
(iv)    Notice of Default or Litigation. Promptly, and in any event within five Business Days after a Senior Financial Officer obtains actual knowledge thereof, notice of (A) the occurrence of any Default or Event of Default or (B) a development or event which would reasonably be expected to have a Material Adverse Effect.
(v)    Other Information. From time to time, such other information or documents (financial or otherwise) as any Lender may reasonably request.
Notwithstanding the foregoing, the obligations in clauses (i) and (ii) of this Section 5.01(a) shall be satisfied with respect to financial information of the Company and its Restricted Subsidiaries if and when the Company furnishes a Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission.
(b)    Books, Records and Inspections. The Company will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Agent or the Lenders, at their own expense, upon five Business Days’ notice, to visit and inspect (subject to reasonable safety and confidentiality requirements) any of the properties of the Company or such Restricted Subsidiary, and to examine the books of account of the Company or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Company or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times during normal business hours and intervals and to such reasonable extent as the Agent or the Lenders may request; provided, that, such Lender shall have given the Company’s chief financial officer, treasurer and other appropriate personnel a reasonable opportunity to participate therein in person or through a designated representative; provided, further, that, excluding any such visits and inspections during the continuation of an Event of Default, only the Agent on behalf of the Lenders may exercise rights of the Agent and the Lenders under this Section 5.01(b) and the Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Borrower’s expense; and provided, further, that, when an Event of Default has occurred and is continuing, the Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. The Agent and the Lenders shall give the Company reasonable prior notice and the opportunity to participate in any discussions with the Company’s independent public accountants.
(c)    Maintenance of Insurance. Each of the Company and the Restricted Subsidiaries will maintain insurance issued by financially sound and reputable insurance companies with respect to its properties and business in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Company or such Restricted Subsidiary operates. The Company will furnish to the Agent, upon a reasonable request of the Agent (which may be at the direction, and for the benefit, of a Lender) from time to time, a customary insurance broker’s certificate as to the insurance maintained in accordance with this Section 5.01.
(d)    Maintenance of Existence. The Company and each of its Restricted Subsidiaries will (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 5.02(e) or 5.02(f); (ii) take all reasonable action to maintain its rights, privileges, permits, licenses and franchises necessary for the normal conduct of its business, the non-maintenance of which could reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
(e)    Maintenance of Properties. The Company and each of its Restricted Subsidiaries shall, and shall cause each of their respective Restricted Subsidiaries to, maintain and preserve (i) in good working order and condition (subject to ordinary wear and tear) all of its properties necessary in the conduct of its business, (ii) all rights, permits, licenses, approvals and privileges necessary in the conduct of its business and (iii) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (i), (ii) and (iii) above could not, in the aggregate of all such failures, reasonably be expected to have a Material Adverse Effect.
(f)    Compliance with Laws, etc. The Company will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, all Environmental Laws applicable to the ownership or use of real property now or hereafter owned or operated by the Company or any of its Restricted Subsidiaries), except where the necessity of compliance therewith is being contested in good faith or where failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(g)    ERISA.
(i)    Reportable Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Borrower or any ERISA Affiliate knows or has reason to know that any Reportable Event that would reasonably be expected to have a Material Adverse Effect has occurred, the Company shall deliver to the Agent a statement of the Company describing such Reportable Event and the action, if any, that such Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.
(ii)    Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Borrower or any ERISA Affiliate, the Company shall deliver to the Agent copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.
(iii)    Plan Annual Reports. Promptly upon the written request of the Agent, the Company shall deliver to the Agent copies of each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.
(iv)    Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, the Company shall deliver to the Agent copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, or (B) such Multiemployer Plan is Insolvent or a determination has been made that the Multiemployer Plan is in “endangered” or “critical” status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA and, in the case of each of clauses (A) and (B), detail regarding the amount of liability incurred, or that may be incurred, by such Borrower or any ERISA Affiliate in connection with any event described in clause (A) or (B).
(v)    Canadian Pension Plans. The CDN Revolver Borrower shall (a) cause each of the Canadian Pension Plans of which a Borrower or a Restricted Subsidiary, as applicable, is the administrator or plan sponsor, to be administered in accordance with the requirements of the applicable pension plan texts, funding agreements, the Income Tax Act (Canada) and applicable federal, provincial or territorial pension benefits legislation, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (b) other than in the normal course of business, not voluntarily terminate any Canadian Pension Plan of which a Borrower or a Restricted Subsidiary is the administrator or plan sponsor if such plan would have a solvency deficiency or wind-up deficiency on termination that could reasonably be expected to have, either individually or in the aggregate, including following a filing by such Borrower or Restricted Subsidiary for protection from its creditors pursuant to the Companies Creditors Arrangement Act (Canada), a Material Adverse Effect; (c) promptly provide the Agent with any filed documentation relating to the Canadian Pension Plans as the Agent may reasonably request, subject to applicable law; (d) notify the Agent within thirty (30) days of becoming aware of (i) a material increase in the liabilities of any Canadian Pension Plan, other than an increase resulting from the merger of any existing

Canadian Pension Plans, (ii) the establishment of a new registered pension plan that is a defined benefit pension plan, other than one created through the merger of any existing Canadian Pension Plans, or (iii) the commencement of payments of contributions to any defined benefit Canadian Pension Plan to which any Borrower or Restricted Subsidiary had not previously been paying or contributing, other than one created through the merger of any existing Canadian Pension Plans, in each case as could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (e) promptly notify the Agent on becoming aware of any order or notice of intention to issue an order from the applicable pensions standards regulator that could reasonably be expected to cause the termination, in whole or in part, of any Canadian Pension Plan if such plan would have a solvency deficiency or wind-up deficiency on termination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and (f) promptly notify the Agent on becoming aware of the occurrence of any event with respect to a Canadian Pension Plan that is reasonably likely to result in the occurrence by a Borrower or a Restricted Subsidiary, of any liability, fine or penalty that would reasonably be expected to have a Material Adverse Effect, and in the notice to the Agent thereof, provide copies of all documentation in the possession of any Borrower or Restricted Subsidiary (or documentation which such Borrower or Restricted Subsidiary may reasonably request) relating thereto.
(h)    Covenant to Guarantee Obligations and Give Security. (i) Upon (w) the formation or acquisition of any new direct or indirect Wholly-Owned Domestic Subsidiary which, as of the end of the fiscal quarter immediately preceding the date of determination does not qualify as an Immaterial Subsidiary, (x) any Wholly-Owned Domestic Subsidiary ceasing to qualify as an Immaterial Subsidiary, (y) the Borrower’s designation of a Wholly-Owned Domestic Subsidiary that is an Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 5.01(l) (unless such Wholly-Owned Domestic Subsidiary is an Immaterial Subsidiary) or (z) the acquisition of any property by any Domestic Loan Party (subject to the applicable limitations set forth in the Security Agreement) that is not already subject to a perfected first priority security interest (subject to Permitted Liens) in favor of the Agent for the benefit of the Secured Parties, the Company shall, in each case at the Company’s expense:
(A)    within 90 days after such formation, acquisition, designation or failure to qualify as an Immaterial Subsidiary, except to the extent prohibited or restricted by applicable law or by contract existing on the Closing Date or, in the case of any Domestic Subsidiary acquired after the Closing Date, existing on the date of acquisition of such Domestic Subsidiary and not entered into in contemplation thereof, cause such Domestic Subsidiary to duly execute and deliver to the Agent a counterpart of the U.S. Subsidiary Guaranty guaranteeing the other Loan Parties’ obligations under the Loan Documents; provided, that, the foregoing requirement shall not apply to (i) Domestic Subsidiaries which are owned directly or indirectly, by one or more Foreign Subsidiaries, (ii) any Restricted Subsidiary that is a Wholly-Owned Domestic Subsidiary substantially all of the assets of which constitute the equity of controlled foreign corporations, (iii) Subsidiaries which are designated as, and which qualify as, Unrestricted Subsidiaries, (iv) captive insurance company subsidiaries and not-for-profit subsidiaries, (vi) special purpose entities, (vii) Immaterial Subsidiaries and (viii) Receivables Subsidiaries;

(B)    [Reserved];
(C)    within 90 days after such formation, acquisition, designation or failure to qualify as an Immaterial Subsidiary, furnish to the Agent a description of the personal properties of such Subsidiary in detail reasonably satisfactory to the Agent;
(D)    within 90 days after such formation, acquisition, designation, or failure to qualify as an Immaterial Subsidiary, take, and cause such Domestic Subsidiary to take, whatever action (including, without limitation, supplements to the Security Agreement, supplements to the Intellectual Property Security Agreements (if any are then in effect, or executing and delivering applicable Intellectual Property Security Agreements if none are then in effect if required by the Agent) and other security and pledge agreements, in all such cases, as then specified by and in form and substance reasonably satisfactory to the Agent (including delivery of all Pledged Debt of such Subsidiary, and other instruments representing such Pledged Debt indorsed in blank to the extent required by the applicable Collateral Document)) as may be necessary or advisable to provide a first-priority perfected Lien over all or substantially all of the assets of such Subsidiary (subject to exceptions as set forth in the Loan Documents (including, without limitation, those set forth at the end of this section)), in all such cases to the same extent that such documents and instruments would have been required to have been delivered by Persons that were Subsidiary Guarantors on the Closing Date, securing payment of all the Obligations of such Domestic Subsidiary under the Loan Documents;
(E)    contemporaneously with the delivery of such Collateral Documents required to be delivered to the Agent, upon the request of the Agent in its reasonable discretion, a signed copy of an opinion, addressed to the Agent and the other Secured Parties, of counsel for the Loan Parties or counsel for the Agent (as the case may be) reasonably acceptable to the Agent, as to the validity and enforceability of the agreements entered into pursuant to this Section 5.01(h) and as to such other related matters as the Agent may reasonably request, within 90 days after such formation or acquisition; and
(F)    at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Agent may reasonably deem necessary or desirable in perfecting and preserving the Liens of the Secured Parties under the pledges, assignments, security agreement supplements, Intellectual Property Security Agreement supplements (if any) and security agreements required under the terms of the Loan Documents.
(ii)    The time periods set forth in this Section 5.01(h) may be extended in the reasonable discretion of the Agent, upon the request of the Company, if the Company and the Loan Parties are actively pursuing same. Any documentation delivered pursuant to this Section 5.01(h) shall constitute a Loan Document hereunder and any such document creating or purporting to create a Lien in favor of the Agent for the benefit of the Secured Parties shall constitute a Collateral Document hereunder.

The foregoing requirements of this Section 5.01(h), (a) shall not apply to any Excluded Property and (b) shall be subject to the applicable limitations regarding perfection of security interests as are set forth in the Collateral Documents.
(i)    Use of Proceeds. The Borrowers shall use the entire amount of the proceeds of the Advances as provided in Section 2.18.
(j)    Payment of Taxes, Etc. The Company and each Subsidiary shall, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies (including but not limited to, taxes or levies imposed pursuant to ERISA), except where (i) contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Company, the appropriate Subsidiary in conformity with GAAP or (ii) the failure to comply with the covenants in this Section 5.01(j) would not, in the aggregate over all such failures, have a Material Adverse Effect.
(k)    Maintenance of Ratings. The Company shall use commercially reasonable efforts to maintain at all times (i) corporate family ratings from Moody’s and corporate credit ratings from S&P and (ii) ratings for the Facilities from Moody’s and S&P.
(l)    Designation of Subsidiaries. The Company may at any time designate any Subsidiary (other than the Company or any other Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that, (i) immediately before and after such designation, no Default (including in respect of Section 5.02(d)) shall have occurred and be continuing and (ii) immediately after giving effect to such designation, the Borrowers shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Section 5.03. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the Borrowers therein (and must comply as such with the limitations investments under Section 5.02(d)) at the date of designation in an amount equal to the net book value of the Borrowers’ investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. Any Subsidiary designated as an Unrestricted Subsidiary may subsequently be re-designated as a Restricted Subsidiary. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, neither the Company nor any of its Restricted Subsidiaries shall consummate any transaction that results (whether by way of a Restricted Payment, Investment, Disposition, designation of a Restricted Subsidiary as an Unrestricted Subsidiary, or otherwise, and whether in a single transaction or a series of transactions) in (i) the transfer (including an exclusive license) of any Material Intellectual Property or Material Manufacturing Facility from the Company or any Restricted Subsidiary to any Unrestricted Subsidiary, (ii) an Unrestricted Subsidiary holding any Indebtedness of, or any Lien on any property of, the Company or any Restricted Subsidiary, (iii) an Unrestricted Subsidiary owning Equity Interests in any Restricted Subsidiary or (iv) an Unrestricted Subsidiary incurring or permitting to exist any Contingent Obligation with respect to any Indebtedness of the Company or any Restricted Subsidiary.
(m)    [Reserved].
(n)    KYC Requests. Promptly following any request therefor, the Company shall provide information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.
(o)    Accounting Changes. The Loan Parties and Restricted Subsidiaries shall provide written notice to the Agent at least thirty (30) days prior to any changes in (i) its accounting policies or reporting practices, except as permitted or required by GAAP or (ii) its Fiscal Year.
(p)    [Reserved].
(q)    Anti-Social Forces. The Company will, and will cause each of its Restricted Subsidiaries to, (i) not become a member of an Anti-Social Group, (ii) not have any Anti-Social Relationship and (iii) not engage in any Anti-Social Conduct, whether directly or indirectly through a third party.
(r)    Centre of main interest and central administration. The Lux Revolver Borrower will not do anything to change the location of its centre of main interests, and the Lux Revolver Borrower will maintain its central administration in Luxembourg.
(s)    Post-Closing Obligations. The Company will cause the Euro Revolver Borrower to undertake all actions listed on Schedule 5.01(s), in each case as promptly as practicable and in any event within the time periods set forth on such Schedule (or such longer periods of time as may be agreed to by the Agent in its sole discretion).
SECTION 5.02    Negative Covenants. So long as any Advance or Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder:
(a)    Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
(i)    Liens arising under the Collateral Documents or any Incremental Facility Amendment;
(ii)    Liens on any asset securing Indebtedness permitted under Section 5.02(b)(viii);
(iii)    Liens on any property securing Indebtedness incurred or assumed after the Closing Date for the purpose of financing all or any part of the cost of purchasing, constructing or improving such property (including any Capital Lease); provided, that, such Lien attaches to such property concurrently with or within 180 days after the purchase, completion of construction or improvement of such property and that such Lien does not apply to any other property of the Company or any Subsidiary of the Company;
(iv)    Liens existing on the date hereof and listed on Schedule 5.02(a) hereto;
(v)    any Lien on any asset of any Person existing at the time such Person becomes a Subsidiary of the Company and not created in contemplation of such event;

(vi)    any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or any of its Subsidiaries and not created in contemplation of such event;
(vii)    any Lien on any asset existing prior to the acquisition thereof by the Company or any of its Subsidiaries and not created in contemplation of such acquisition;
(viii)    any Lien arising out of the renewal, replacement or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section; provided, that, such Indebtedness is not increased other than by an amount equal to any reasonable financing fees and is not secured by any additional assets;
(ix)    Liens securing Indebtedness permitted under Section 5.02(b)(xvi);
(x)    Permitted Liens;
(xi)    Liens not otherwise permitted by this Section 5.02(a) securing Indebtedness in an aggregate principal amount outstanding at any time not exceeding the greater of (A) $375,000,000 and (B) 10% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries for the most recently ended Test Period as of the date such Liens are incurred;
(xii)    Liens pursuant to a Permitted Receivables Financing that is permitted pursuant to Section 5.02(b)(xi); and
(xiii)    Liens securing the Company’s 1.573% Senior Notes due October 2026 and Permitted Refinancings thereof, subject to the Pari Passu Intercreditor Agreement or another intercreditor agreement reasonably satisfactory to the Agent and the Company;
provided, that, to the extent any Liens are incurred in connection with a Limited Condition Acquisition, at the election of the Company, the incurrence of Liens pursuant to this Section 5.02(a) shall be in accordance with the provisions of Section 1.15.
(b)    Indebtedness. None of the Loan Parties will, or will permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(i)    Indebtedness under the Loan Documents;
(ii)    Indebtedness existing on the date hereof and listed on Schedule 5.02(b) hereto and any Permitted Refinancing Indebtedness in respect thereof;
(iii)    Indebtedness in respect of the Existing Sealed Air Notes and any Permitted Refinancing Indebtedness in respect thereof;
(iv)    Indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company or is merged or consolidated into the Company or any of its Subsidiaries and not created in contemplation of such event; provided, that, on a Pro Forma Basis (assuming that such event had been consummated on the first day of the most recently ended period of four fiscal quarters for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a)), the Company would have been in compliance with Section 5.03 determined as of the last day of such period, and any renewal, replacement or refunding thereof so long as such renewal, replacement or refunding does not increase the amount of such Indebtedness;
(v)    Indebtedness of (A) any Loan Party to any other Loan Party; (B) any Group Member which is not a Loan Party to any other Group Member which is also not a Loan Party; (C) any Loan Party to any Group Member which is not a Loan Party and (D) any Group Member which is not a Loan Party to any Loan Party to the extent permitted pursuant to Section 5.02(d)(x), and in each case as applicable including Indebtedness in connection with obligations under Liquidity Structures; provided, that, in each case of subclauses (A) through (D) of this clause (v), all such Indebtedness owing by or payable by a Loan Party, shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Agent;
(vi)    Indebtedness in connection with the issuance of one or more performance bonds securing obligations of the type set forth in clauses (a) and (b) of the definition of “Permitted Liens”;
(vii)    Indebtedness in connection with Cash Management Obligations;
(viii)    Capital Lease Obligations and purchase money obligations for fixed or capital assets in an aggregate amount outstanding at any time not exceeding the greater of (A) $375,000,000 and (B) 10% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries for the most recently ended Test Period as of the date such Indebtedness is incurred;
(ix)    subject to the proviso at the end of this Section 5.02(b), other Indebtedness; provided, that, (A) no Event of Default has occurred and is continuing at the time of incurrence thereof (or would result from such occurrence), and (B) on the date of incurrence thereof, the Company shall be in compliance with the financial covenant set forth in Section 5.03 determined as of the end of the fiscal quarter immediately preceding such date on a Pro Forma Basis to include such Indebtedness and all other Indebtedness incurred since the end of such fiscal quarter;
(x)    subject to the proviso at the end of this Section 5.02(b), other Indebtedness in an aggregate principal amount not to exceed the greater of (A) the greater of (1) $1,100,000,000 and (2) 25% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries for the most recently ended Test Period as of the date such Indebtedness is incurred, and (B) an amount of Indebtedness such that, at the time of the incurrence of such Indebtedness, the Net Total Secured Leverage Ratio, determined as of the end of the fiscal quarter immediately preceding the date of such incurrence, on a Pro Forma Basis, shall not be greater than 3.50:1:00; provided, that, in each case, no Event of Default has occurred and is continuing at the time of incurrence thereof (or would result from such incurrence);
(xi)    Indebtedness in respect of Permitted Receivables Financings; provided, that, in the event the aggregate size of Permitted Receivables Financings pursuant to this clause (xi) exceeds $500,000,000 (or the Equivalent thereof at the time of incurrence), then 100% of all additional Indebtedness in respect of Permitted Receivables Financings shall be applied to the mandatory repayment of Indebtedness under this Agreement under the terms of Section 2.11(b)(ii)(C) hereof;
(xii)    any liability arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code (and any residual liability arising pursuant to Section 2:402(2) of the Dutch Civil Code);
(xiii)    any liability arising as a result of Group Members forming part of a fiscal unity (fiscale eenheid);
(xiv)    unsecured Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed the greater of (A) $750,000,000 outstanding at any time, and (B) 20% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries for the most recently ended Test Period as of the date such Indebtedness is incurred;
(xv)    Indebtedness of the Company or any Restricted Subsidiary in connection with obligations under Liquidity Structures; and
(xvi)    Incremental Equivalent Debt and any Permitted Refinancing Indebtedness in respect thereof;
provided, that, notwithstanding anything to the contrary contained in clauses (ix) and (x) above, (A) the total aggregate amount of Indebtedness incurred thereunder by all Domestic Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed an aggregate amount of $325,000,000 outstanding at any time, and (B) the total aggregate amount of Indebtedness incurred under clause (ix) by all Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed an aggregate amount of $325,000,000 outstanding at any time; and, provided, further, that, to the extent the proceeds of any incurrence of Indebtedness are intended to be applied to finance a Limited Condition Acquisition, at the election of the Company, the incurrence of Indebtedness pursuant to this Section 5.02(b) shall be in accordance with the provisions of Section 1.15.
(c)    Restricted Payments. Neither the Company nor any Restricted Subsidiary will, directly or indirectly, declare or make any Restricted Payment or incur any obligation (contingent or otherwise) to do so, except:
(i)    the Company and its Restricted Subsidiaries may make dividends and other distributions payable solely in Equity Interests of such Person;
(ii)    (A) any Group Member may make distributions to the Company or to any Loan Party, and (B) any Group Member which is not a Loan Party may make distributions to any other Group Member which is also not a Loan Party; provided, that, in the case of Restricted Payments in the form of distributions from Subsidiaries of the Company that are not Wholly-Owned Subsidiaries of the Company (whether directly or indirectly held), such distributions are made on a ratable basis to all equity holders; provided, further, that, in no event shall any Domestic Subsidiaries be permitted to make Restricted Payments to any Foreign Subsidiaries that are not Loan Parties under this provision (it being understood and agreed that (i) distributions may be made by Group Members as part of a related series of transactions in which the money or property being distributed ultimately is received by a Loan Party or Group Member which, if distributed directly, would be described in clauses (A) or (B) above and (ii) distributions may be made by Domestic Subsidiaries to Foreign Subsidiaries that are not Loan Parties as part of a related series of transactions in which the money or property being distributed ultimately is received by a Foreign Subsidiary that is a Loan Party; provided, however, that, to the extent any “related series of transactions”, as referred to in this Section 5.02(c)(ii), involves a transaction that is not a distribution, such transaction, as determined by the Agent, shall not adversely affect the interests of the Lenders);
(iii)    repurchases of Equity Interests in a cashless transaction deemed to occur upon exercise or vesting of restricted stock, stock options or warrants;
(iv)    to the extent constituting Restricted Payments, the Company and its Restricted Subsidiaries may enter into transactions permitted by Sections 5.02(e) and 5.02(f);
(v)    the Company may make Restricted Payments in cash so long as (x) the Net Total Leverage Ratio as of the end of the fiscal quarter immediately preceding the date of such Restricted Payment, on a Pro Forma Basis, does not exceed 4.50:1.00 and (y) no Default or Event of Default has occurred and is continuing, or would result therefrom;
(vi)    the Company may make Restricted Payments in cash in an aggregate amount not to exceed the Available Basket Amount on the date of such Restricted Payment;
(vii)    the Company may make other Restricted Payments in cash in an aggregate amount not to exceed in any Fiscal Year (A) the greater of (x) $175,000,000, and (y) 5% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries for the most recently ended Test Period as of the date such Restricted Payment is made plus (B) any Roll-Forward Amount from the immediately preceding Fiscal Year; and
(viii)    Restricted Payments to pay for the settlement, repurchase, retirement or other acquisition or retirement for value, or satisfaction of any obligation, of Equity Interests of the Company or any direct or indirect parent company of the Company held by any future, present or former employee, director, manager or consultant of the Company, any of its Subsidiaries or any direct or indirect parent company of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect parent company of the Company in connection with such repurchase, retirement or other acquisition); provided, that, the aggregate Restricted Payments made under this clause (viii) do not exceed in any calendar year $10,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $15,000,000 in any calendar year); provided, further, that, such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests of the Company and, to the extent contributed to the Company, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Company, in each case to any future, present or former employees, directors, managers or consultants of the Company, any of its Subsidiaries or any direct or indirect parent company of the Company that occurs after the Closing Date, plus (B) the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (viii); and provided, further, that, cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants of the Company, any direct or indirect parent company of the Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company or any direct or indirect parent company of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 5.02(c) or any other provision of this Agreement.
(d)    Investments. Neither the Company nor any Restricted Subsidiary will, directly or indirectly, make or hold any Investments, except:
(i)    Investments held by the Company or any of its Restricted Subsidiaries in the form of Cash Equivalents;
(ii)    Investments existing on the date hereof and listed on Schedule 5.02(d) (or with respect to Investments in Equity Interests, listed on Schedule 4.01(l)) hereto and extensions, renewals, modifications, restatements or replacements thereof; provided, that, no such extension, renewal, modification or restatement shall increase the amount of the original loan, advance or investment, except by an amount equal to any premium or other reasonable amount paid in respect of the underlying obligations and fees and expenses incurred in connection with such replacement, renewal or extension;
(iii)    advances to officers, directors and employees of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed $15,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
(iv)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(v)    Investments (including debt obligations and Equity Interests) received in satisfaction of judgments or in connection with the bankruptcy or reorganization of suppliers and customers of the Company and its Restricted Subsidiaries and in settlement of delinquent obligations of, and other disputes with, such customers and suppliers arising in the ordinary course of business;
(vi)    Permitted Acquisitions;
(vii)    Investments consisting of extensions of credit or endorsements for collection or deposit in the ordinary course of business;

(viii)    promissory notes and other similar non-cash consideration received by the Company and its Restricted Subsidiaries in connection with dispositions not otherwise prohibited under this Agreement;
(ix)    Investments in Swap Contracts entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
(x)    (A) Investments by the Company or its Restricted Subsidiaries in any Loan Party or entity that becomes a Loan Party as a result of such Investment; provided, that, the aggregate amount of Investments made by Domestic Loan Parties under this clause (x)(A) in Loan Parties that are not Domestic Loan Parties shall not exceed $75,000,000 (net of the aggregate amount of Investments made by Subsidiaries that are not Loan Parties in Domestic Loan Parties), (B) Investments by any Group Member which is not a Loan Party in any other Group Member which is also not a Loan Party and (C) Investments by any Loan Party in a Group Member which is not a Loan Party in an aggregate amount not to exceed the greater of (i) $325,000,000 (exclusive of any amounts permitted pursuant to clause (A) above) at any time (net of any returns of capital), and (ii) 7.5% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries for the most recently ended Test Period as of the date such Investment is made;
(xi)    Guarantees of Leases and of other obligations not constituting Indebtedness of the Company and its Restricted Subsidiaries entered into in the ordinary course of business;
(xii)    Investments by the Company or any of its Restricted Subsidiaries so long as (x) the Net Total Leverage Ratio as of the end of the fiscal quarter immediately preceding the date of such Investment, on a Pro Forma Basis, is at least 0.25:1.00 less than the maximum Net Total Leverage Ratio otherwise then required pursuant to Section 5.03, and (y) no Default or Event of Default has occurred and is continuing or would result therefrom;
(xiii)    Investments by the Company and its Restricted Subsidiaries in an aggregate amount not to exceed the Available Basket Amount on the date of such Investment;
(xiv)    Investments by the Company and its Restricted Subsidiaries made in cash in an aggregate amount not to exceed the greater of (A) $200,000,000 at any time outstanding; and (B) 5% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries for the most recently ended Test Period as of the date such Investment is made;
(xv)    Investments constituting loans and advances among the Company and its Restricted Subsidiaries for working capital and other ordinary course purposes pursuant to, and in accordance with, the Liquidity Structures; and
(xvi)    Investments in any Receivables Subsidiary consisting of (i) the contributions of Receivables Facility Assets and cash proceeds of Receivables Facility Assets to such Receivables Subsidiary to the extent required or made pursuant to a

Permitted Receivables Financing or to the extent necessary to keep such Receivables Subsidiary properly capitalized to avoid insolvency or consolidation with the Borrower or any of its Restricted Subsidiaries (and any repurchase of Receivables Facility Assets required in connection with a Permitted Receivables Financing) and (ii) loans or advances to such Receivables Subsidiary for the purchase price of the Receivables Facility Assets;
provided, further, that, to the extent Investments are made in connection with a Limited Condition Acquisition, at the election of the Company, the making of such Investments pursuant to this Section 5.02(d) shall be in accordance with the provisions of Section 1.15.
(e)    Dispositions. Neither the Company nor any Restricted Subsidiary will make any Disposition, except:
(i)    Dispositions of obsolete, worn out, damaged, surplus or otherwise no longer used or useful machinery, parts, equipment or other assets no longer used or useful in the conduct of the business of the Company or any of its Restricted Subsidiaries in the ordinary course of business;
(ii)    Dispositions of Cash Equivalents and inventory in the ordinary course of business (including the sale, transfer or other disposition of overdue or disputed accounts receivable, in connection with the compromise or collection thereof) and the conversion of cash into Cash Equivalents and Cash Equivalents into cash;
(iii)    Dispositions of property subject to Events of Loss;
(iv)    the sale or issuance of any Subsidiary’s Equity Interests to the Company or any Restricted Subsidiary; provided, that, any Subsidiary Guarantor shall only issue or sell its Equity Interests to the Company or another Loan Party;
(v)    Dispositions by the Company to any Subsidiary, or by any Subsidiary to the Company or to another Subsidiary of the Company; provided, that, if the transferor is a Restricted Subsidiary, the transferee thereof must either be the Company or a Restricted Subsidiary; provided, further, that, (x) if the transferor is the Company or a Domestic Loan Party, the transferee thereof must either be the Company or a Domestic Loan Party and (y) if the transferor is a Loan Party that is not a Domestic Loan Party, the transferee must either be the Company or another Loan Party; provided, further, that, the immediately preceding proviso shall not be applicable if either (i) (w) the transferor is a Domestic Loan Party and the transferee is a Foreign Subsidiary, (x) the assets being transferred are Equity Interests in a Foreign Subsidiary and are being transferred as part of a foreign subsidiary rationalization program effected in good faith by the Company and (y) the transfer is made for fair market value as determined by the Company in its reasonable discretion or (ii) (w) the transferor is a Foreign Subsidiary that is Loan Party and the transferee is a Foreign Subsidiary that is not a Loan Party, (x) the assets being transferred are Equity Interests, (y) the transfer is made for cash consideration payable in immediately available funds and (z) the transfer is made for fair market value as determined by the Company in its reasonable discretion (it being understood and agreed that Dispositions may be made between Loan Parties as part of a related series of transactions in which the money or property being transferred ultimately is received by a

Loan Party; provided, however, that, to the extent any “related series of transactions”, as referred to in this Section 5.02(e)(v), involves a transaction with a Person that is not a Loan Party, such transaction shall not adversely affect the interests of the Lenders as determined by the Agent);
(vi)    Dispositions that are Investments not prohibited by Section 5.02(d);
(vii)    Dispositions of property or assets (A) with a fair market value (as reasonably determined by the Company) of less than $5,000,000; and (B) with a fair market value (as reasonably determined by the Company) of $5,000,000 or more from a Loan Party to a Subsidiary that is not a Loan Party or to a joint venture of a Loan Party, provided, that, as of the date of such Disposition the aggregate fair market value of all property and assets subject to such Dispositions (reasonably determined by the Company at the time of such Dispositions) pursuant to clause (B) of this clause (vii) since the Closing Date does not exceed $50,000,000;
(viii)    Dispositions of Unrestricted Subsidiaries;
(ix)    Leases, subleases, licenses or sublicenses of assets or properties in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries;
(x)    Dispositions of IP Rights which, in the reasonable good faith determination of the Company, are not material to the conduct of the business of the Company and its Restricted Subsidiaries, the expiration and abandonment of IP Rights and other transfers of IP Rights and copyrighted material in the ordinary course of business or that are otherwise not material to the conduct of the business of the Company and its Restricted Subsidiaries;
(xi)    Dispositions of assets or properties to the extent that such assets or properties are exchanged for credit against the purchase price of similar replacement assets or properties or the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement assets or properties, in each case, in the ordinary course of business;
(xii)    termination of Swap Contracts;
(xiii)    other Dispositions by the Company and its Restricted Subsidiaries; provided, that, (A) at the time of such Disposition, no Event of Default has occurred and is continuing (or would result therefrom), (B) the aggregate book value of all property Disposed of in reliance on this clause (xiii) in any Fiscal Year shall not exceed 15% of the Company’s Consolidated Net Tangible Assets, as determined as of the last day of the preceding Fiscal Year, and (C) with respect to any Disposition or series of related Dispositions with an aggregate sale price in excess of $100,000,000, at least 75% of the consideration received for each such Disposition or series of related Dispositions shall be in the form of cash or Cash Equivalents;
(xiv)    any other Disposition set forth on Schedule 5.02(e) hereto;

(xv)    sales of any receivables in connection with Permitted Receivables Financings permitted pursuant to Section 5.02(b)(xi) with a total aggregate maximum facility size not to exceed $500,000,000 (or the Equivalent thereof at the time of incurrence); and
(xvi)    sales of receivables (other than as part of a Permitted Receivables Financing) so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) each such sale is for cash which is paid at the time of such sale, (C) each such receivable sold is not past due, and (D) following such sale, such receivable is no longer recourse to the Company or any of its Subsidiaries (except with respect to customary indemnification obligations and customary recourse arising from breach of representations).
(f)    Fundamental Changes. The Company will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:
(i)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Company or any other Person may be merged, amalgamated or consolidated with or into the Company or any Borrower; provided, that, (A) the Company or such Borrower shall be the continuing or surviving entity or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Company or such Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall, as the case may be, be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof or in the case of a Borrower that is a Foreign Subsidiary, under the law of the jurisdiction where the relevant Borrower that is a Foreign Subsidiary was organized, (2) the Successor Borrower shall expressly assume all the obligations of the Company or such Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guaranty confirmed that its guaranty thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Collateral Document, affirmed that all of its obligations thereunder shall still apply and (5) the Successor Borrower shall have delivered to the Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements preserve the enforceability of the Guaranty and the perfection and priority of the Liens under the applicable Collateral Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Company or such Borrower, as applicable, under this Agreement);
(ii)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Company (other than any Subsidiary that is a Borrower) or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Company (other than any Subsidiary that is a

Borrower), provided, that, (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Company shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall, execute a supplement to the Guaranty and the relevant Collateral Documents in form and substance reasonably satisfactory to the Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, (iii) no Default or Event of Default has occurred and is continuing or would result from the consummation of such merger, amalgamation or consolidation and (iv) the Company shall have delivered to the Agent an officers’ certificate stating that such merger, amalgamation or consolidation and any such supplements to any Collateral Document preserve the enforceability of the Guaranties and the perfection and priority of the Liens under the applicable Collateral Documents;
(iii)    any Restricted Subsidiary that is not a Loan Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other Restricted Subsidiary;
(iv)    any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Loan Party, provided, that, the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;
(v)    any Restricted Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders;
(vi)    to the extent that no Default or Event of Default would result from the consummation of such disposition or investment, the Company and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 5.02(e) or an Investment permitted pursuant to Section 5.02(d);
(vii)    the Company and the Restricted Subsidiaries may consummate a Disposition constituting the sale of manufacturing facilities and related assets, in connection with establishing outsourcing arrangements providing substantially similar functionality; and
(viii)    any other transaction set forth on Schedule 5.02(e) may be consummated;
provided, however, except as permitted by Section 5.02(e)(v), Section 5.02(e)(xiv) or Section 5.02(f)(vii), neither the Company nor any Domestic Subsidiary will convey, sell, lease, assign, transfer or otherwise dispose of (collectively, a “transfer”) any of its property, business or assets (including, without limitation leasehold interests), whether now owned or hereafter acquired, to any Foreign Subsidiary, except to the extent that such transfer or series of related transfers (A)

individually or in the aggregate, would not reasonably be expected to materially and adversely affect the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, (B) are made for cash consideration payable in immediately available funds (provided, that, this clause (B) shall not apply to any transfer of Equity Interest for which reasonable equivalent non-cash value is given), and (C) are made for consideration equal to the value of the asset or assets that would be attributed to such asset or assets being transferred by an independent and unaffiliated third party purchasing such assets in an arms-length sale transaction as of such date, as determined in good faith by the Company.
(g)    Change in Nature of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than the businesses in which the Company and its Subsidiaries, taken as a whole, are engaged in on the Closing Date, plus extensions and expansions thereof, and businesses and activities ancillary or complimentary thereto.
(h)    Transactions with Affiliates. Neither any Loan Party nor any Restricted Subsidiary will effect any transaction with any Affiliate of the Company that is not a Restricted Subsidiary, having a value, or for consideration having a value, in excess of $50,000,000 unless the board of directors (or the person duly authorized to perform similar functions) of the Company or such Restricted Subsidiary shall make a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would at the time be obtainable for a comparable transaction in arms-length dealing with an unrelated third party; provided, however, that, this Section 5.02(h) shall not apply to (i) overhead and other ordinary course allocations of costs and services on a reasonable basis, (ii) allocations of tax liabilities and other tax-related items among the Company and its Affiliates based principally upon the financial income, taxable income, credits and other amounts directly related to the respective parties, to the extent that the share of such liabilities and other items allocable to the Company and its Restricted Subsidiaries shall not exceed the amount that such Persons would have been responsible for as a direct taxpayer (iii) any Investment permitted by Section 5.02(d) or any Restricted Junior Payment permitted by Section 5.02(l), (iv) the Liquidity Structure and (v) any customary transaction with (including any Investment in or relating to) any Receivables Subsidiary effected as part of any Permitted Receivables Financing consistent with the activities in which such Receivables Subsidiary is authorized to engage and as reasonably necessary or desirable to accomplish the accounting, bankruptcy remoteness and commercial objectives of such Permitted Receivables Financing; provided, further, that, this provision shall not permit Dispositions, sales, loans, leases, assignments, transfers or other dispositions to any Foreign Subsidiary which is otherwise restricted under any other provisions of this Section 5.02.
(i)    Speculative Hedging Activities. Neither the Company nor any Restricted Subsidiary will enter into any Swap Contracts other than in the ordinary course of business for non-speculative purposes and consistent with sound business practice.
(j)    Sales and Leasebacks. Except as set forth on Schedule 5.02(j), neither any Loan Party nor any Restricted Subsidiary will (i) become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property, whether now owned or hereafter acquired (A) which such Loan Party has sold or transferred or is to sell or transfer to any other Person (other than another Loan Party) or (B) which such Loan Party intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by a Loan Party to any Person (other than another Loan Party) in connection with such lease, or (ii) create, incur, assume or suffer to exist any obligations as lessee under operating leases or agreements to lease having an original term of one year or more that would cause the direct and contingent liabilities of the Company and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $50,000,000 payable in any period of 12 consecutive months; provided, that, nothing in this Section 5.02(j) shall be construed to prevent the obligations described herein from being incurred pursuant to Section 5.02(b)(x) (to the extent such obligations could otherwise be incurred pursuant to Section 5.02(b)(x)).
(k)    Negative Pledge. Neither any Loan Party nor any Restricted Subsidiary will enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement prohibiting, restricting or conditioning the creation, maintenance, reapplication or assumption of any Lien on the Collateral securing the Obligations pursuant to the Collateral Documents, except (i) agreements in favor of the Secured Parties, (ii) agreements governing Indebtedness or other arrangements secured by Liens permitted under Section 5.02(a)) so long as such restrictions extend only to (x) the property acquired with or subject to such Indebtedness or (y) the property subject to such other arrangements, as the case may be, (iii) agreements in existence on the Closing Date and set forth on Schedule 5.02(k) including any renewals, extensions or replacements of such agreements on terms not materially less favorable to the interests of the Lenders than those in effect on the date of this Agreement, (iv) purchase money obligations for property acquired in the ordinary course of business, (v) pursuant to any requirement of law or any applicable rule, regulation or order, (vi) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated, (vii) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, (viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (ix) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture, (x) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business, (xi) restrictions created in connection with any Permitted Receivables Financing that, in the good faith determination of the Company, are necessary or advisable to effect such Permitted Receivables Financing, (xii) agreements relating to Liquidity Structures to which the Agent, any Co-Documentation Agent, any Co-Syndication Agent or any of its Affiliates is a party and (xiii) so long as no Optional Release Date has occurred, and so long as the terms and scope of the restrictions or conditions therein with respect to the assumption of any Lien (x) are reasonably related to the purpose of such agreement and (y) would not restrict or condition the Liens of the Secured Parties on any material portion of the Collateral, any other agreements expressly permitted under the terms of the Loan Documents.
(l)    Restricted Junior Payments. Neither any Loan Party nor any Restricted Subsidiary will, or will permit any of their Restricted Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except:

(i)    the Company may make Restricted Junior Payments so long as (A) the Net Total Leverage Ratio as of the end of the fiscal quarter immediately preceding the date of such Restricted Junior Payment, on a Pro Forma Basis, is less than the Net Total Leverage Ratio then required pursuant to Section 5.03, and (B) the Company is Liquidity Test Compliant both before and, on a Pro Forma Basis, after the consummation of any such Restricted Junior Payment;
(ii)    the Company may make Restricted Junior Payments in cash in an aggregate amount not to exceed the Available Basket Amount on the date of such Restricted Junior Payment;
(iii)    the Company may make Restricted Junior Payments by the conversion of the applicable Indebtedness to common equity of the Company or Qualified Preferred Equity of the Company, applying the Net Cash Proceeds of the issuance of such common equity or such Qualified Preferred Equity to the payment of such Indebtedness or exchanging such Indebtedness solely for such common equity or such Qualified Preferred Equity or Subordinated Indebtedness of the Company; and
(iv)    the Company may make other Restricted Junior Payments in cash in an aggregate amount not to exceed the greater of (A) $175,000,000 since the Closing Date, and (B) 5% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries for the most recently ended Test Period as of the date such Restricted Junior Payments are made.
(m)    Sanctions, Anti-Money Laundering and Anti-Corruption Laws. Each Borrower shall not, and shall not permit any of its respective Subsidiaries to:
(i)    use the proceeds of any Borrowing or any Letter of Credit directly or, to the knowledge of the Company, indirectly, to fund any activities of, or business with, any individual or entity, or in any Designated Jurisdiction which is subject to any comprehensive countrywide, territory-wide or region-wide Sanctions, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation of any Sanctions; or
(ii)    use the proceeds of any Borrowing or any Letter of Credit directly, or, to the knowledge of any Responsible Officer of the Company, indirectly, for any purpose which would result in any material breach of the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, The Mexican General Law of Administrative Responsibilities and the Federal Criminal Code, the Corruption of Foreign Public Officials Act (Canada) or other similar legislation relating to bribery or corruption in other jurisdictions applicable to the Borrowers or their respective Subsidiaries (collectively, “Anti-Corruption Laws”) or Anti-Money Laundering Laws;
provided, however, that, the provisions of this Section 5.02(m) shall not apply to or in favor of any person if and to the extent that it would result in a breach, by or in respect of that person, of any applicable Blocking Law.
Notwithstanding anything in this Agreement to the contrary, (i) during any period of time that (A) the Covenant Ratings Condition has been satisfied and, as of the applicable date of determination, has remained satisfied for an uninterrupted period of at least 30 consecutive days, and (B) no Event of Default has occurred and is continuing (the simultaneous occurrence of both of the events described in the foregoing clauses (A) and (B) being collectively referred to as a “Covenant Suspension Event”), the Company and the Restricted Subsidiaries will not be required to comply with the terms of Sections 5.02(c), 5.02(d), 5.02(e), 5.02(j) and 5.02(l) collectively, the “Suspension Covenants”), and (ii) during any period of time when a Covenant Suspension Event shall have occurred and be continuing and the Interest Coverage Ratio is greater than or equal to 2.00:1.00 (as determined on a Pro Forma Basis, giving effect to each anticipated indebtedness incurrence event, as of the end of the fiscal quarter immediately preceding such date), the Company and the Restricted Subsidiaries will not be required to comply with Section 5.02(b) other than the proviso at the end of Section 5.02(b) (the “Suspension Debt Covenant”). In the event that the Company and the Restricted Subsidiaries are not required to comply with the Suspension Covenants or the Suspension Debt Covenant for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Covenant Ratings Condition is not satisfied (or in the case of the Suspension Debt Covenant, the Interest Coverage Ratio shall be less than 2.00:1.00 as of such date), then the Company and the Restricted Subsidiaries will thereafter again be required to comply with the Suspension Covenants, and the Suspension Debt Covenant with respect to any future events or transactions. Notwithstanding that the Suspension Covenants and the Suspension Debt Covenant may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist under any Loan Document with respect to the Suspension Covenants or Suspension Debt Covenant, as the case may be, and none of the Company or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, as a result of a failure to comply with the Suspension Covenants or the Suspension Debt Covenant during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period); provided, that, all prepayment obligations contained herein that make reference to any Suspension Covenant shall survive regardless of the occurrence of a Covenant Suspension Event.
Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Restricted Subsidiaries shall consummate any transaction that results (whether by way of a Restricted Payment, Investment, Disposition or otherwise, and whether in a single transaction or a series of transactions) in the transfer (including an exclusive license) of any Material Intellectual Property or Material Manufacturing Facility (or the Equity Interests in any Restricted Subsidiary that owns any Material Intellectual Property or Material Manufacturing Facility) to (x) any Restricted Subsidiary that is not a Loan Party (other than any such transfer from a Restricted Subsidiary that is not a Loan Party to a Restricted Subsidiary that is not a Loan Party) or (y) any Affiliate that is not the Company or a Restricted Subsidiary unless, in the case of this clause (y), such transfer is made on an arm’s length basis and, if the transferee is an Unrestricted Subsidiary, such transfer complies with Section 5.01(l).
SECTION 5.03    Company Net Total Leverage Ratio. So long as any Advance or Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Company will not permit the Net Total Leverage Ratio for any Test Period ending on the last day of any full fiscal quarter following the Closing Date to exceed: (a) 4.50:1.00; provided, that, the maximum Net Total Leverage Ratio permitted for the purpose of determining compliance with this Section 5.03 shall be increased to 5.00:1.00 for the first four full fiscal quarters following the consummation of a Material Acquisition (for the avoidance of doubt, no such increase in the maximum permitted Net Total Leverage Ratio pursuant to this proviso shall be used in any calculation of the Net Total Leverage Ratio and/or determination of compliance with this Section 5.03 for purposes of any provision of Section 5.02); provided, further, that, notwithstanding the consummation of any subsequent Material Acquisition(s) in no event shall the foregoing increase in the maximum permitted Net Total Leverage Ratio apply for more than four consecutive fiscal quarters; or (b) at all times following satisfaction of the Collateral Ratings

Condition and the release of the Collateral pursuant to Section 9.17(a) hereof, and notwithstanding anything to the contrary in this Section 5.03, 3.50:1.00.
ARTICLE VI

EVENTS OF DEFAULT
SECTION 6.01    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    Payments. Any Borrower shall (i) default in the payment when due of any payment of principal of its Advances, Notes or the payment of any amount drawn on a Letter of Credit or (ii) default, and such default shall continue unremedied for at least five Business Days, of any payment of interest on its Advances or Notes, of any fees or other amounts owing by it hereunder or thereunder; or
(b)    Representations, etc. Any representation, warranty or statement made by any Borrower herein or in any other Loan Document or in any certificate delivered pursuant hereto or thereto shall prove to have been, when made, untrue in any material respect; or
(c)    Covenants. Any Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 5.01(a)(iv)(A), 5.01(d), 5.01(i), 5.02 (other than subsections (f) or (g) thereof) or 5.03, or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 6.01(a) or (b) and clause (i) of this Section 6.01(c) and other than Section 5.03 but including Sections 5.02(f) and (g)) contained in this Agreement and such default described in this clause (ii) shall continue unremedied for a period of 30 days after written notice to the Company by the Agent or the Required Lenders; or
(d)    Default Under Other Agreements. (i) The Company or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Notes) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Notes) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled or other mandatory required prepayment or by reason of optional prepayment or tender by the issuer at its discretion, prior to the stated maturity thereof; provided, that, it shall not constitute an Event of Default pursuant to this clause (d) unless the aggregate amount of all Indebtedness referred to in clauses (i) and (ii) above exceeds $85,000,000 at any one time; or
(e)    Bankruptcy, etc. The Company or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”) or, in the case of a Foreign Subsidiary, any similar proceedings in the jurisdiction or state under the laws of which such Foreign Subsidiary is organized; or an involuntary case is commenced against the Company or any of its Material Subsidiaries, and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) or similar officer is appointed for, or takes charge of, all or substantially all of the property of the Company or any of its Material Subsidiaries, or the Company or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration, winding up or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any of its Material Subsidiaries, or there is commenced against the Company or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Company or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Company or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Company or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or any Material Subsidiary having its center of main interests in Germany is unable to pay its debts when they fall due (zahlungsunfähig) or over-indebted (überschuldet) within the meaning of sect. 17 or 19 of the German Insolvency Code, or any third party has filed for the opening of insolvency proceedings with respect to such Material Subsidiary unless such filing is obviously frivolous (offensichtlich rechtsmissbräuchlich) and is dismissed by the relevant insolvency court within 14 days, or the managing directors of such Material Subsidiary have filed for the opening of insolvency proceedings; or any Material Subsidiary incorporated in Australia or New Zealand (i) is unable to pay all of its debts as and when they become due and payable or is otherwise presumed to be insolvent under the Corporations Act or similar law of any jurisdiction, (ii) is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller (as defined in the Corporations Act) or an insolvency official under the laws of another jurisdiction appointed to its property or (iii) is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the Agent); or any step is taken to appoint, or with a view to appointing, a statutory manager (including the making of any recommendation in that regard by the Financial Markets Authority of New Zealand to the Minister of Commerce and Consumer Affairs supporting such an appointment) under the Corporations (Investigation and Management) Act 1989 of New Zealand in respect of any Material Subsidiary, or any Material Subsidiary is declared at risk pursuant to the provisions of that Act; or
(f)    ERISA.
(i)    any Reportable Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such Reportable Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which a Reportable Event shall have occurred and then exist (or the liability of the Borrowers and the ERISA Affiliates related to such Reportable Event) would reasonably be expected to have a Material Adverse Effect;
(ii)    any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such

Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrowers and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), would reasonably be expected to have a Material Adverse Effect;
(iii)    any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is Insolvent or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA, and as a result of such insolvency or determination, the aggregate annual contributions of the Borrowers and the ERISA Affiliates to all Multiemployer Plans that are then Insolvent or in “endangered” or “critical” status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such insolvency or determination occurs would reasonably be expected to have a Material Adverse Effect; and
(iv)    a Canadian Pension Event shall occur which would reasonably be expected to have a Material Adverse Effect.
(g)    Judgments. One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate for the Company and its Subsidiaries a liability (not paid or fully covered by insurance) of $85,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or
(h)    Guaranty. Article VII hereof, the Subsidiary Guaranties or any material provision thereof shall cease to be in full force or effect, or the Company or any Subsidiary Guarantor or any Person acting by or on behalf of the Company or any Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under Article VII hereof or the Subsidiary Guaranties, as the case may be; or
(i)    Change of Control. A Change of Control shall occur; or
(j)    Collateral Documents. Any Lien purported to be created under any Collateral Document shall cease to be a valid and perfected Lien on Collateral with aggregate fair market value of at least $85,000,000 with the priority required by the applicable Collateral Document, or any Lien purported to be created under any Collateral Document shall be asserted by any Loan Party not to be a valid and perfected Lien on any Collateral with the priority required by the applicable Collateral Document, except (i) as a result of the release of a Loan Party or the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement; or
(k)    Senior Debt. (A) the Obligations shall fail to constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the documentation governing any subordinated obligations of any Loan Party, or (B) the subordination provisions thereunder shall be invalidated or otherwise cease, or shall be asserted in writing by any Loan Party to be invalid or to cease, to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances (other than Advances to be made by a Lender pursuant to Section 2.02(b) or by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances to be made by a Lender pursuant to Section 2.02(b) or by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.
Solely for the purposes of determining whether an Event of Default has occurred under clause (d), (e) or (g) of Section 6.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.
SECTION 6.02    Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Company to, and forthwith upon such demand the Company will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other reasonable arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, (A) the obligation of the Borrowers to pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers. If at any time the Agent reasonably determines that any funds held in the L/C Cash Deposit Account are subject to any right or interest of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that are free and clear of any such right and interest. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the

Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be promptly returned to the Company.
ARTICLE VII

GUARANTY
SECTION 7.01    Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Borrower now or hereafter existing under or in respect of (i) this Agreement or any Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, (ii) Cash Management Obligations and (iii) Swap Obligations (all such obligations referred to clauses (i), (ii) and (iii) being the “Guaranteed Obligations”), and agrees to pay all reasonable and documented out-of-pocket expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Borrower to the Agent or any Lender under or in respect of this Agreement or any Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Borrower.
SECTION 7.02    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under each applicable Guaranty in respect of Swap Obligations (provided, however, that, each Qualified ECP Guarantor shall only be liable under this Section 7.02 for the maximum amount of such liability that can be hereby or thereby incurred without rendering its obligations under this Section 7.02, or otherwise under such Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge or release of the (i) Guaranteed Obligations, (ii) the “Guaranteed Obligations” (as defined in the Foreign Subsidiary Guaranty), (iii) the “Guaranteed Obligations” (as defined in the U.S. Subsidiary Guaranty), and (iv) all guaranteed obligations under each other Guaranty. Each Qualified ECP Guarantor intends that this Section 7.02 constitutes, and this Section 7.02 shall be deemed to constitutes a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 7.03    Guaranty Absolute. The Company guarantees payment of the Guaranteed Obligations strictly in accordance with the terms of this Agreement and any Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of the Company under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and any Notes, and a separate action or actions may be brought and prosecuted against the Company to enforce this Guaranty, irrespective of whether any action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions. The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)    any lack of validity or enforceability of this Agreement, the Notes or any agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and any Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;
(c)    any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
(d)    any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any other collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement and any Notes or any other assets of any Borrower or any of its Subsidiaries;
(e)    any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;
(f)    any failure of the Agent or any Lender to disclose to the Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower now or hereafter known to the Agent or such Lender (the Company waiving any duty on the part of the Agent and the Lenders to disclose such information);
(g)    the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations; or
(h)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, administration, winding-up, bankruptcy or reorganization of any other Borrower or otherwise, all as though such payment had not been made. This Guaranty is a guaranty of payment and not of collection.
SECTION 7.04    Waivers and Acknowledgments. The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.

(a)    The Company hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
(b)    The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any of the other Borrowers, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.
(c)    The Company hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower or any of its Subsidiaries now or hereafter known by the Agent or such Lender.
(d)    The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and any Notes and that the waivers set forth in Section 7.03 and this Section 7.04 are knowingly made in contemplation of such benefits.
SECTION 7.05    Subrogation. The Company hereby unconditionally and irrevocably agrees, until the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the last-occurring Termination Date, not to exercise any rights that it may now have or hereafter acquire against any other Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the last-occurring Termination Date, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and any Notes, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Company shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the last-occurring Termination Date shall have occurred, the Agent and the Lenders will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Guaranty.
SECTION 7.06    Subordination. The Company hereby subordinates any and all debts, liabilities and other obligations owed to the Company by each other Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.06:
(a)    Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), the Company may receive regularly scheduled payments from any other Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Borrower), however, unless the Required Lenders otherwise agree, the Company shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
(b)    Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Borrower, the Company agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Company receives payment of any Subordinated Obligations.
(c)    Turn-Over. After the occurrence and during the continuance of any Event of Default, the Company shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Company under the other provisions of this Guaranty.
(d)    Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Company, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Company (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).
SECTION 7.07    Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than the Cash Management Obligations and the Swap Obligations and Letters of Credit that have been Cash Collateralized) and the termination of the Commitments shall have occurred, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. In the event that a transfer by the Agent or any Lender of its rights and/or obligations under this Agreement (and any relevant Loan Documents) occurred or was deemed to occur by way of novation, the Secured Parties explicitly agree that all securities and guarantees created under any Loan Documents shall be preserved for the benefit of the new Lender and the other Secured Parties in accordance with the provisions of articles 1278 and 1281 of the Luxembourg Civil Code. The Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and the Lenders.
ARTICLE VIII

THE AGENT
SECTION 8.01    Authorization and Action.
(a)    Each Lender (in its capacities as a Lender, Swing Line Bank and/or Issuing Bank, as applicable) hereby appoints and authorizes the Agent, and the Sustainability Coordinator, as applicable, to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents, including, with respect to the Agent, as collateral agent for such Lender and the other Secured Parties under the Collateral Documents as are delegated to the Agent by the terms hereof and the other Loan Documents, together with such powers and discretion as are reasonably incidental thereto. For such purposes, each Lender (including in its capacities as a Lender, Swing Line Bank and/or Issuing Bank, as applicable) hereby appoints and authorizes the Agent as its agent (Comisionista) pursuant to the Articles 273 and 274 of the Mexican Commerce Code (Código de Comercio) to execute, deliver and perform its obligations under this Agreement and the other Loan Documents. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that, the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrowers pursuant to the terms of this Agreement.
(b)    In furtherance of the foregoing, each Lender (in its capacities as a Lender, Swing Line Bank and Issuing Bank, as applicable) hereby appoints and authorizes the Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including, but not limited to, execution, amendment, transfer, termination and renewal of Collateral Documents, and application for registration of creation, transfer and release of Lien on any Collateral).
(c)    Each Lender (in its capacities as a Lender, Swing Line Bank and Issuing Bank, as applicable) irrevocably authorizes the Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Agent under any Loan Document upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration, termination or Cash Collateralization of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 9.01 hereof, (ii) to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and (iii) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 5.02(a)(ii). Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents.
SECTION 8.02    Agent’s Reliance, Etc. None of the Agent, the Sustainability Coordinator or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent and the Sustainability Coordinator, as applicable: (i) may treat the Lender that made any Advance as the holder of the Indebtedness resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action reasonably taken or omitted to be taken in good faith by it in accordance with the reasonable advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 8.03    Bank of America and Affiliates. With respect to its Commitments, the Advances made by it and the Note issued to it, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Bank of America in its individual capacity. Bank of America and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Company, any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if Bank of America were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Company or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.
SECTION 8.04    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any Joint Lead Arranger or any Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any Joint Lead Arranger, or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
SECTION 8.05    Indemnification.
(a)    Each Lender severally agrees to indemnify the Agent and the Sustainability Coordinator (to the extent not reimbursed by a Borrower), from and against such Lender’s Ratable Share (determined at the time indemnification is sought hereunder) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent or the Sustainability Coordinator in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent or the Sustainability Coordinator under this Agreement (collectively, the “Indemnified Costs”); provided, that, no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s or the Sustainability Coordinator’s gross negligence, bad faith or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and the Sustainability Coordinator promptly upon demand for its Ratable Share (determined at the time indemnification is sought hereunder) of any out-of-pocket expenses (including counsel fees) incurred by the Agent and the Sustainability Coordinator in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent or the Sustainability Coordinator is not reimbursed for such expenses by a Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, the Sustainability Coordinator, any Lender or a third party.
(b)    Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Company) from and against such Lender’s Ratable Share (determined at the time indemnification is sought hereunder) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence, bad faith or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share (determined at the time indemnification is sought hereunder) of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company. In the case of any investigation, litigation or proceeding to which this Section 8.05(b) applies, such indemnity shall be effective whether any such investigation, litigation or proceeding is brought by an Issuing Bank, any Lender or a third party.
(c)    The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company or any Borrower.
SECTION 8.06    [Reserved].
SECTION 8.07    Successor Agent. The Agent and the Sustainability Coordinator may each resign at any time by giving written notice thereof to the Lenders and the Company and such resignation shall be effective upon the earlier of (i) the appointment of a successor Agent or Sustainability Coordinator, as applicable, pursuant to this Section 8.07 and (ii) the date that is 30 days after the Agent or the Sustainability Coordinator, as applicable, delivers such notice. Upon any such resignation or any removal pursuant to the immediately succeeding paragraph, the Required Lenders shall, with the Company’s consent (not to be unreasonably withheld, conditioned or delayed (and, in the case of any such removal, to the extent required by the immediately succeeding paragraph)), have the right to appoint a successor Agent or Sustainability Coordinator, as applicable; provided, that, such successor shall, be (x) a U.S. Person, a branch of a non-U.S. bank treated as a U.S. Person in accordance with Treasury Regulation section 1.1441-1(b)(2)(iv) (or, in each case, an Affiliate thereof which is a U.S. Person) and (y) treated as a financial institution pursuant to Treasury Regulation section 1.1441-1(b)(2). If no successor Agent or Sustainability Coordinator, as applicable, shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s or Sustainability Coordinator’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent (or if the Company shall not have consented to a successor Agent or Sustainability Coordinator selected by the Required Lenders during such 30 day period), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent or Sustainability Coordinator, as applicable, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent or Sustainability Coordinator, as applicable, hereunder by a successor Agent or Sustainability Coordinator, such successor Agent or Sustainability Coordinator shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent or Sustainability Coordinator, as applicable, and the retiring Agent or Sustainability Coordinator shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s or Sustainability Coordinator’s resignation or removal hereunder as Agent or Sustainability Coordinator, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Sustainability Coordinator, as applicable, under this Agreement.
Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Agent or any other party) a Defaulting Lender, the Required Lenders (determined after giving effect to Section 9.01) may by notice to the Company and such Person remove such Person as Agent and appoint a replacement Agent hereunder with the consent of the Company (such consent not to be unreasonably withheld); provided, that, (i) such removal shall, to the fullest extent permitted by applicable law, in any event become effective if no such replacement Agent is appointed hereunder within 30 days after the giving of such notice and (ii) no such consent of the Company shall be required if an Event of Default has occurred and is continuing at the time of such appointment.
SECTION 8.08    Other Agents. Each Lender hereby acknowledges that none of the Co-Documentation Agents, the Co-Syndication Agents, the Joint Bookrunners, the Joint Lead Arrangers, or any other Lender designated as any “Agent” on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.
SECTION 8.09    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents or sub-agents appointed by the Agent. The Agent and any such co-agent or sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such co-agent and sub-agent and the Related Parties of the Agent and each such co-agent and sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Article IX (as though such co-agents and sub-agents were the “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.
SECTION 8.10    Appointment for the Province of Québec. For greater certainty, and without limiting the powers of the Agent, each of the Secured Parties hereby irrevocably appoints Bank of America as the hypothecary representative within the meaning of Article 2692 of the Civil Code of Québec in order to hold hypothecs and security granted by any Loan Party on property pursuant to the laws of the Province of Québec in order to secure the Obligations of any Loan Party, and hereby agrees that the Agent may act as the holder and mandatary (i.e. agent) with respect to any shares, capital stock or other securities that may be issued by any Loan Party and pledged in favour of the Agent, for the benefit of the Secured Parties. The execution by Bank of America, acting as hypothecary representative and mandatary, prior to the date of this Agreement of any deeds of hypothec or other security documents is hereby ratified and confirmed.
(a)    The appointment of Bank of America as hypothecary representative, and of the Agent as holder and mandatary with respect to any shares, capital stock or other securities that may be issued and pledged from time to time to the Agent for the benefit of the Secured Parties, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any Secured Parties’ rights and obligations under this Agreement by the execution of an assignment, including an Assignment and Assumption Agreement or a joinder agreement in the case of any Lender Affiliate that is a secured hedge counterparty, or other agreement pursuant to which it becomes such assignee or participant, and by each successor Agent by the execution of an Assignment and Assumption Agreement or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Agent under this Agreement.
(b)    Bank of America acting as hypothecary representative shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Agent in this Agreement, which shall apply mutatis mutandis to Bank of America acting as hypothecary representative.
SECTION 8.11    Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent to represent its cost of overnight or short-term funds in the relevant currency (which determination shall be conclusive absent manifest error). Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
ARTICLE IX

MISCELLANEOUS
SECTION 9.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and acknowledged by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, no amendment, waiver or consent shall, unless in writing and signed by (or consented to by) each Lender affected thereby, do any of the following:
(a)    waive any of the conditions specified in Section 3.01;
(b)    increase or extend the Revolving Credit Commitments or the DDTL Commitments of such Lender;
(c)    reduce the principal of, or rate of interest on, the Revolving Credit Advances, the Term Advances, the Letters of Credit, the Swing Line Advances or any fees or other amounts payable hereunder (excluding waivers of interest at the Default Rate);
(d)    postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder (excluding any prepayments required under Section 2.11(b)(ii) or Section 2.11(b)(iii));
(e)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder;
(f)    other than pursuant to the terms of the Subsidiary Guaranties, release the Subsidiary Guarantors (or otherwise limit such Subsidiary Guarantors’ liability with respect to the obligations owing to the Agent and the Lenders under the Subsidiary Guaranties) if such release or limitation is in respect of substantially all of the value of the Subsidiary Guaranties to the Agent and the Lenders;

(g)    release all or substantially all of the Collateral (in any transaction or series of related transactions);
(h)    release the Company (or otherwise limit the Company’s liability with respect to the obligations of the Borrowers) from its guaranty set forth in Article VII hereof;
(i)    amend this Section 9.01 or the definition of “Required Lenders”;
(j)    amend, directly or indirectly, Section 2.14, Section 2.16 or Section 4.1 of the Intercreditor Agreement or any other provision of any Loan Document, in each case, in a manner that would alter the pro rata sharing or order of application of payments;
(k)    (i) subordinate all or any portion of the Obligations in right of payment to any other Indebtedness for borrowed money, or (ii) subordinate all or any portion of the Agent’s Liens in the Collateral to Liens securing any other Indebtedness for borrowed money (provided, that, this clause (k) shall not (A) override any permission expressly set forth in this Agreement as in effect on the Closing Date for Liens on Collateral on a senior basis to the Agent’s Liens in the Collateral or (B) apply (x) to the incurrence of debtor-in-possession financing in connection with any insolvency proceeding or (y) if such Lender is offered (which offer shall remain open to each adversely affected Lender for a period of not less than five Business Days) a bona fide opportunity to participate on a ratable basis (based on the amount of Obligations that are adversely affected thereby held by each Lender) in such Indebtedness for borrowed money on the same terms as offered to all other providers thereof (other than bona fide backstop fee and reimbursement of counsel fees and other expenses payable in connection with such transaction); or
(l)    amend Section 1.13 or the definition of “Foreign Currency”, “Alternative Currency Daily Rate” or “Term Rate” without the written consent of each Lender directly affected thereby;
and provided, further, that, (w) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Loan Document, (x) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Swing Line Bank in its capacities as such under this Agreement and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement and (z) the consent of Lenders having at least a majority (based on the Equivalent in Dollars at such time) in interest of a Facility shall be required with respect to any amendment or waiver that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different than such amendment or waiver affects other Facilities. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, in addition to any Incremental Facility Amendment, credit extensions and related incremental amendment agreements and amendments to the Loan Documents effectuated without the consent of Lenders in accordance with Section 2.04(b) or (f), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agent and the Company, (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Advances hereunder and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new loans.
In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Agent, the Company and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term A Advances, all outstanding Sterling Term A Advances or all outstanding DDTL Advances (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided, that, (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing and the final scheduled maturity date of such Replacement Term Loans shall be no earlier than the Latest Scheduled Termination Date applicable to the Replaced Term Loans (provided, that, this clause (c) shall not apply to bridge Indebtedness, so long as (1)(x) at the initial maturity of such bridge Indebtedness, such bridge Indebtedness shall automatically (subject only to customary conditions) convert to (or would be required to be exchanged for) Indebtedness that complies with this clause (c) or (y) such bridge Indebtedness is incurred with the intent to convert such bridge Indebtedness to permanent financing that complies with this clause (c), and (2) the only prepayments required to be made on such bridge Indebtedness shall be such prepayments as are customary for similar bridge financings in light of then-prevailing market conditions (as determined by the Borrowers in consultation with the Agent))), and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or no less favorable to the Lenders providing such Replacement Term Loans taken as a whole than, those applicable to such Replaced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Advances as applicable in effect immediately prior to such refinancing.
In addition, notwithstanding the foregoing, (a) this Agreement may be amended with the written consent of the Sustainability Coordinator, the Agent, the Required Lenders, and the Company, solely for the purpose of incorporating the Key Performance Indicators and other related provisions, pursuant to, and as permitted under, Section 2.23 of this Agreement and (b) this Agreement may be amended to provide for Incremental Facilities as provided in Section 2.04 without any additional consents.
Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Agent, the Issuing Banks, the Company and the Lenders affected thereby to amend the definition of “Foreign Currency”, “Alternative Currency Daily Rate”, “Term Rate” or Section 1.13 solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.13.

Furthermore, and notwithstanding anything else to the contrary contained in this Section 9.01, (i) if the Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of this Agreement or any other Loan Document, then the Agent and the Company shall be permitted to amend such provision and (ii) the Agent and the Company shall be permitted to amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.
SECTION 9.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Company or any other Loan Party, the Agent, the Sustainability Coordinator, an Initial Issuing Bank or the Swing Line Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Agent; provided , that, the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender or Issuing Bank. The Agent, the Sustainability Coordinator, the Swing Line Bank, the Issuing Banks or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. Each Borrower hereby acknowledges that (i) the Agent and/or the Joint Lead Arrangers may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Agent, the Joint Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Loan Party’s or the Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)    Change of Address, Etc. Each of the Borrowers, the Agent, the Sustainability Coordinator, each Issuing Bank and the Swing Line Bank may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Agent, the Issuing Banks and the Swing Line Bank. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Agent, Issuing Banks and Lenders. The Agent, the Sustainability Coordinator, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Notices of Borrowing, Notices of Issuance and Notices of Swing Line Borrowing) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, the Sustainability Coordinator, the Issuing Banks, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
SECTION 9.03    No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 9.04    Costs and Expenses.
(a)    The Company agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agent and the Sustainability Coordinator in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, (i) the syndication of the Facilities provided for herein, the preparation, negotiation, execution, delivery, interpretation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) the creation, perfection or protection of the Liens under any Loan Document and (iii) the reasonable and documented legal fees, costs and expenses of one firm of counsel to the Agent and the Lenders and, if necessary, one local legal counsel in each relevant jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction). The Company further agrees to pay on demand all costs and expenses of the Agent, the Sustainability Coordinator and the Lenders, if any (including the reasonable and documented legal fees, costs and expenses of one firm of counsel to the Agent, the Sustainability Coordinator, the Issuing Banks and the Lenders and, if necessary, one local legal counsel in each relevant jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).
(b)    Each Borrower agrees to indemnify and hold harmless the Agent, the Sustainability Coordinator, each Joint Lead Arranger, each Joint Bookrunner, each Issuing Bank, the Swing Line Bank, each Co-Documentation Agent, each Co-Syndication Agent and each Lender and each of their respective Related Parties (each, an “Indemnified Party”) from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including the reasonable and documented legal fees, costs and expenses of one firm of counsel and one local legal counsel in each relevant jurisdiction and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction and, upon notice from an Indemnified Party of a conflict of interest (as determined in the sole discretion of such Indemnified Party), one counsel for each such affected Indemnified Party) or disbursements incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with (x) any Indemnified Party’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, that such Indemnified Party reasonably believes is made by any authorized signatory of any of the Loan Parties, or (y) any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, (i) except to the extent such claim, damage, loss, liability or expense (A) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct or (B) resulted from a material breach of any Loan Documents by such Indemnified Party as determined in a final, non-appealable judgment by a court of competent jurisdiction or (ii) arises solely from a dispute among the indemnified persons that does not involve any act or omission of the Company, or any of its Affiliates (except when one of the parties to such action was acting in its capacity as an agent, an arranger a bookrunner or another agency capacity); provided, that, the Company shall not be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages required to be indemnified pursuant to this Section 9.04 including, without limitation, as to any claims by Persons not party to the Loan Documents, or claims brought in violation of this paragraph. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Borrower, its directors, equity holders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Joint Lead Arranger, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    If any payment of principal of, or Conversion of, any Term Rate Advance is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09, 2.10, 2.11 or 2.13, acceleration of the maturity of the Advances or Notes pursuant to Section 6.01 or for any other reason, or (ii) as a result of a payment or Conversion pursuant to Section 2.09, 2.10, 2.13 or 2.20, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. If the amount of the Committed Currency (or other Foreign Currency, as applicable) purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Section 2.09 or 2.13 exceeds the sum required to satisfy such Lender’s liability in respect of such Advances, such Lender agrees to remit to the Company such excess. A certificate as to such amounts submitted to the Company and the Agent by such Lender pursuant to this Section 9.04(c) (which certificate shall, if the Company so requests, include reasonably detailed calculations) shall be conclusive and binding for all purposes, absent manifest error.
(d)    Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.12, 2.14(e), 2.15, 9.12 and 9.14(b) and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
SECTION 9.05    Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application; provided, that, the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
SECTION 9.06    Binding Effect. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent or any Issuing Bank, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
SECTION 9.07    Assignments and Participations. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Advances at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:
(a)    Minimum Amounts.
(i)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and/or the Advances at the time owing to it under the Facility being assigned or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and
(ii)    in any case not described in paragraph (a)(i) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance Agreement, as of the Trade Date) shall not be less than $5,000,000 in respect of the Revolving Credit Facilities or $2,000,000 in respect of the Term Facilities, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(b)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitments assigned.
(c)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (a)(ii) of this Section and, in addition:
(i)    the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default under Section 6.01(a) or (e) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Approved Fund, an Affiliate of a Lender or to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank; provided, that, in the case of an assignment of any Term Advance, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 5 Business Days after having received notice thereof and provided, further, that, the Borrower’s consent shall not be required for assignments during the primary syndication of the Commitments and Loans that are originally to be made on the Closing Date pursuant to this Agreement, which assignments are made within 90 days of the Closing Date to financial institutions identified to the Company by the Agent on a list provided prior to the date hereof;
(ii)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Commitments if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund, unless such assignment is to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank; and
(iii)    the consent of each Issuing Bank and the Swing Line Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Multicurrency Revolving Credit Commitments unless such assignment is to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank.
(d)    Register. The Agent, acting solely for this purpose as a non-fiduciary Agent of the Company shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it (and will record such information in the Register) and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and right to payments of interest) of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, for its acceptance and recording in the Register, together with a processing and recordation fee of $3,500; provided, that, the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that, no processing and recordation fee shall be required upon any assignment to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank. The assignee, if it is not already a Lender, shall deliver to the Agent an Administrative Questionnaire.
(f)    No Assignment to Certain Persons. (i) No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries except as provided in Section 2.11(c), (B) any Defaulting Lender or any of their respective Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (f) or (C) any Offshore Associate of any Australian Borrower.
(ii)    A transfer or assignment under this Section 9.07 may only be made to a Person who is a Non-Public Lender. For the purpose of this Section 9.07, a “Non-Public Lender” means: (A) an entity that provides repayable funds to a Borrower for a minimum amount of EUR 100,000 (or its equivalent), and to the extent the amount of EUR 100,000 (or its equivalent) does not result in such entity not qualifying as forming part of the

“public” (as referred to in Article 4, subsection 1 under (1) of the Capital Requirements Regulation (EU/575/2013)), such other amount or such criterion as a result of which such entity shall qualify as not forming part of the “public”; and (B) following the publication of any interpretation of the “public” by any competent authority, such amount or such criterion as a result of which such entity shall qualify as not forming part of the “public”.
(g)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons).
(h)    Certain Pledges. Notwithstanding anything to the contrary contained herein, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(i)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable Ratable Share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank, the Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Ratable Share of all Advances and participations in Letters of Credit and Swing Line Advances. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to clause (d) of this Section, from and after the effective date specified in each Lender Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.15, 2.16, 8.05, 9.04, 9.05 and 9.08 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (j) of this Section.
(j)    Any Lender may at any time, without the consent of, or notice to, the Company or the Agent, sell to one or more commercial banks or other financial institutions (each of such commercial banks and other financial institutions being herein called a “Participant”) participating interests in any of its Advances, its Commitment, or other interests of such Lender hereunder, including participations pursuant to the Intercreditor Agreement; provided, that:
(i)    no participation contemplated in this Section 9.07(j) shall relieve such Lender from its Commitment(s) or its other obligations hereunder;
(ii)    such Lender shall remain solely responsible for the performance of its Commitment(s) and such other obligations;
(iii)    the Company and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;
(iv)    no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clause (a) or (c) of Section 9.01;
(v)    no Borrower shall be required to pay any amount under Sections 2.12 and 2.15 that is greater than the amount which it would have been required to pay had no participating interest been sold and no Borrower shall be required to pay any amount under Section 2.15 unless such Participant has complied with Section 2.15(e) and (f) as if it were a Lender;
(vi)    each Lender that sells a participation under this Section 9.07(j) shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and rights to payment of stated interest on) of the Participant’s interest in the Lender’s Advances, Commitments or other interests hereunder (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes hereunder. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such Advance, Commitment, or other interest is in registered form for United States federal tax purposes. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register; and
(vii)    no Participant shall be (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of their respective Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (j)(vii), or (C) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons).
The Company acknowledges and agrees that each Participant, for purposes of Sections 2.12 and 2.15 only, shall be considered a Lender.
(k)    Each Loan Party incorporated under the laws of Luxembourg expressly accepts and confirms for the purposes of articles 1278 and 1281 of the Luxembourg civil code that, notwithstanding any assignment and/or transfer made pursuant to this Agreement, any guarantee given by it and any security interest created under the Loan Documents to which it is a party, shall be preserved and continue in full force and effect for the benefit of any new Lender or Participant.
SECTION 9.08    Confidentiality. Each of the Agent, the Sustainability Coordinator and the Lender Parties agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any (i) assignee in, or prospective assignee in, any of its rights and obligations under this Agreement, (ii) Participant or prospective Participant or (iii) actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the Advances or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Advances; (h) with the consent of the Company; (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company; (j) to any actual or prospective credit insurance provider relating to the Borrowers and their Obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); or (k) to market data collectors and similar service providers to the lending industry (the Information that may be disclosed to be limited, for purposes of this clause (k), to the existence of this Agreement and information about this Agreement). For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries; provided, that, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.
SECTION 9.09    Designated Borrower.
(a)    The Company may at any time, (i) in the case of any Domestic Subsidiary, upon at least ten (10) Business Days’ prior notice from the Company to the Agent and (ii) in the case of any Foreign Subsidiary, at least fifteen (15), Business Days’ prior notice from the Company to the Agent (or such shorter period as may be agreed by the Agent in its sole discretion), designate any Wholly-Owned Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Agent (which shall promptly deliver counterparts thereof to each Lender), (A) a duly executed notice and agreement in substantially the form of Exhibit I, and (B) with respect to any Foreign Subsidiary, a duly executed counterpart of the Foreign Subsidiary Guaranty guaranteeing the other Borrowers that are Foreign Subsidiaries’ obligations under the Loan Documents (provided, that, if a Foreign Subsidiary incorporated in Australia is restricted from becoming a Borrower (and a Guarantor) by reason of section 260A of the Australian Corporations Act it shall conduct a financial assistance ‘whitewash’ pursuant to section 260B of the Australian Corporations Act to overcome that restriction prior to its designation as a Borrower). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein, the Agent and the Lenders under such credit facilities shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, including all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and, in the case of any Applicant Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Applicant Borrower to any Lender that so requests, in each case, in form, content and scope reasonably satisfactory to the Agent, as may be required by the Agent or such Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any of such Lenders so require. If the Agent and, with respect only to a putative Borrower (x) under a Facility under which Borrowings of any Foreign Currency may be made or (y) that is an entity organized or formed outside of the United States, each Lender under such Facility, approve (in each case its sole discretion) an Applicant Borrower and agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information (provided, that, if the Agent shall have already reasonably recently received any such required information or corporate formality with respect to an Applicant Borrower, then the Agent may, in its sole discretion, waive the delivery of such information or corporate formality which would otherwise be required pursuant hereto), the Agent shall send a notice in substantially the form of Exhibit J to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided, that, no Notice of Borrowing or Notice of Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date. Upon the effectiveness of the designation of any Designated Borrower pursuant to this Section 9.09, such Designated Borrower shall be deemed to be a Transpacific Revolver Borrower, Multicurrency Revolver Borrower and/or Borrower for purposes of any other Facility, as specified by the Company and the Agent in the notices delivered pursuant to Exhibit I and Exhibit J and, in any event, subject to the consent of the applicable Lenders in accordance with the immediately preceding sentence. In addition, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect such designation, and any such deemed amendment may be memorialized in writing by the Agent and the Company and furnished to the other Persons then party to this Agreement.
(b)    The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. The Obligations of all Designated Borrowers that are Foreign Subsidiaries shall be several in nature.
(c)    Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 9.09 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
(d)    The Company may from time to time, upon not less than 10 Business Days’ notice from the Company to the Agent (or such shorter period as may be agreed by the Agent in its sole discretion), terminate a Designated Borrower’s status as such; provided, that, there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.
SECTION 9.10    Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK’S GENERAL OBLIGATIONS LAW.
SECTION 9.11    [Reserved].
SECTION 9.12    Judgment. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or any Lender in such currency, the Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
SECTION 9.13    Jurisdiction, Etc. (a) Each Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than any New York State court sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding (whether in tort, law, equity or contract) arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Borrower hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Company at its offices specified in Section 9.02(a) and each Borrower hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.02(a). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Other than with respect to actions brought by or against the Mexican Revolver Borrower or any other Loan Party organized in Mexico (whose submission to jurisdiction shall, for the avoidance of doubt, be exclusive to the parties involved), nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction. To the extent that any Borrower or Designated Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Borrower and each Designated Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement.
(b)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any right to any other jurisdiction that it may have by reason of domicile or any other reason and objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14    Substitution of Currency. (a) If a change in any Foreign Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definitions of Term Rate, Alternative Currency Daily Rate and Term TIIE) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Foreign Currency had occurred; and
(b)    If a judgment or order made by any court for the payment of any amount in respect of any Obligations of a Loan Party under, or with respect to, this Agreement or the Advances is expressed in a currency other than the currency that such Advances were originally funded in, the Borrowers and the Domestic Loan Parties will indemnify the Lenders against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment; provided, that, the Agent and the Lenders shall reimburse the relevant Loan Party if there is any excess amount arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment.
SECTION 9.15    No Liability of the Issuing Banks. None of the Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates, or the respective directors, officers, employees, agents and advisors of such Person or such Affiliate, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided, that, the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or any failure to honor a Letter of Credit where such Issuing Bank is, under applicable law, required to honor it. The parties hereto expressly agree that, as long as the Issuing Bank has not acted with gross negligence or willful misconduct, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
SECTION 9.16    Patriot Act. Each Lender that is subject to the Patriot Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Company and each other Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and such Lender in maintaining compliance with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, the Patriot Act, and beneficial ownership regulations.
SECTION 9.17    Release of Collateral. (a) Notwithstanding any other provision herein or in any other Loan Document, the Agent is hereby authorized and shall release the Collateral from the Liens granted under the Collateral Documents securing the obligations under this Agreement on a Business Day specified by the Company (the “Optional Release Date”), upon the satisfaction of the following conditions precedent (the “Optional Release Conditions”):
(i)    the Company shall have given notice to the Agent at least 10 days prior to the Optional Release Date, specifying the proposed Optional Release Date;
(ii)    the Collateral Ratings Condition has been satisfied, as of the date of such notice has remained satisfied for an uninterrupted period of at least 30 consecutive days, and shall remain satisfied as of the Optional Release Date;
(iii)    no Default shall have occurred and be continuing as of the date of such notice or as of the Optional Release Date;
(iv)    all Liens on the Collateral securing the Existing Sealed Air Notes, any Incremental Equivalent Debt and any other obligations pursuant to the Collateral Documents, in each case, shall have been released as of the Optional Release Date or are released simultaneously with the release of the Collateral from the Liens securing obligations under the Loan Documents pursuant to this Section; and
(v)    on the Optional Release Date, the Agent shall have received (A) a certificate, dated the Optional Release Date and executed on behalf of the Company by a Senior Financial Officer thereof, confirming the satisfaction of the Optional Release Conditions set forth in clauses (ii), (iii) and (iv) above and (B) such other evidence and calculations as the Agent may reasonably require confirming the satisfaction of the Optional Release Conditions set forth above.
If the conditions set forth above are satisfied on the Optional Release Date, then (i) on and after the Optional Release Date, the Agent shall execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, at the request and expense of the Company, as shall be necessary to effectuate the release of the Liens granted under the Collateral Documents and (ii) as of the Optional Release Date all representations and warranties and covenants contained in this Agreement, the Security Agreement and any other Collateral Document related to the grant or perfection of Liens on the Collateral shall be deemed to be of no force or effect. Any such release shall be without recourse to, or representation or warranty by, the Agent and shall not require the consent of any Lender.
(b)    Without limiting the provisions of Section 9.04, the Company shall reimburse the Agent for all costs and expenses, including attorneys’ fees and disbursements, incurred by it in connection with any action contemplated by this Section.
(c)    The Lenders hereby irrevocably agree that the Liens granted to the Agent by the Loan Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for contingent indemnification obligations in respect of which a claim has not yet been made and any obligations which are expressly stated to survive), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.01), (v) to the extent the property constituting such Collateral is owned by any Loan Party, upon the release of such Loan Party from its obligations under the applicable Guaranty (in accordance with this Agreement), (vi) with respect to any Obligations of the Company or its Domestic Subsidiaries, upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Excluded Foreign Subsidiary, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vii) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Agent pursuant to the Collateral Documents and (viii) upon any Principal Property (as defined in the Existing Sealed Air Notes) or capital stock constituting Collateral triggering the equal and ratable clauses under the Existing Sealed Air Notes, such Principal Property and capital stock constituting Collateral, while any Existing Sealed Air Notes remain outstanding. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Loan Party shall be released from the Guaranties upon consummation of any permitted transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or becoming an Excluded Foreign Subsidiary (other than, for the avoidance of doubt, any Borrower). The Lenders hereby authorize the Agent to, and the Agent shall upon request of any Loan Party, execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm (A) the release of any Loan Party or Collateral and/or (B) the exclusion from the definition of “Collateral”, and from the Liens of the Secured Parties on the Collateral, of personal property leased by any Loan Party from a third party, in each case pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.
In the event of a conflict between any of the provisions of this Section 9.17 and any release or termination provision of any Guaranty, Collateral Document or other Loan Document, the provisions of this Section 9.17 shall govern and control.
SECTION 9.18    Waiver of Jury Trial. EACH OF THE BORROWERS, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE ACTIONS OF THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN

THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.19    Parallel Debt.
(a)    Definitions. In this Section:
“Corresponding Debt” means the Obligations.
“Parallel Debt” means any amount which a Borrower owes to the Agent under this Clause.
(b)    Each Loan Party irrevocably and unconditionally undertakes to pay to the Agent amounts equal to, and in the currency or currencies of, its Corresponding Debt.
(c)    The Parallel Debt of each Loan Party:
(i)    shall become due and payable at the same time as its Corresponding Debt; and
(ii)    is independent and separate from, and without prejudice to, its Corresponding Debt.
(d)    For purposes of this Section, the Agent:
(i)    is the independent and separate creditor of each Parallel Debt;
(ii)    acts in its own name and not as agent, representative or trustee of the Lenders and its claims in respect of each Parallel Debt shall not be held on trust; and
(iii)    shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of liquidation, administration or other insolvency proceeding).
(e)    The Parallel Debt of a Loan Party shall be (a) decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged, and (b) increased to the extent to that its Corresponding Debt has increased, and the Corresponding Debt of a Loan Party shall be (x) decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged, and (y) increased to the extent that its Parallel Debt has increased, in each case; provided, that, the Parallel Debt of a Loan Party shall never exceed its Corresponding Debt.
(f)    All amounts received or recovered by the Agent in connection with this Section, to the extent permitted by applicable law, shall be applied in accordance with Section 2.11(b)(ii)(C).

(g)    This Section applies for the purpose of determining the secured obligations in any Collateral Document.
SECTION 9.20    Intercreditor Agreement. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER FROM TIME TO TIME IS DEEMED TO HAVE EXECUTED THE INTERCREDITOR AGREEMENT AND (A) AGREES THAT IT WILL BE BOUND BY AND COMPLY WITH THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, (B) CONSENTS TO THE ALLOCATION OF PARTICIPATIONS PROVIDED FOR THEREIN, (C) MAKES ALL REPRESENTATIONS AND WARRANTIES SPECIFIED IN THE INTERCREDITOR AGREEMENT, (D) AGREES TO TAKE NO ACTION CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (E) AUTHORIZES AND INSTRUCTS THE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS AGENT AND ON BEHALF OF SUCH LENDER.
SECTION 9.21    Exceptions to the Application of the Bank Transaction Agreement. The Agreement on Bank Transactions (ginko torihiki yakujosho) and the Agreement on Financial Transactions (kinyu torihiki yakujosho) separately submitted by any Japanese Loan Parties to any of the Lenders or entered into between any Japanese Loan Parties and any of the Lenders, if any, shall not apply to this Agreement and the transactions contemplated in this Agreement.
SECTION 9.22    Financial Assistance Australian Revolver Borrower. Notwithstanding any other provision of this Agreement or any of the Loan Documents, the parties agree that in respect of each Australian Revolver Borrower, the provisions of this Agreement and each other Loan Document and the obligations incurred under them in so far as such obligations may constitute financial assistance under Section 260A of the Corporations Act have no effect in respect of, and do not apply to, any Australian Revolver Borrower until such time as the steps set out in Section 260B of the Corporations Act have been complied with and all statutory periods required under Section 260B of the Corporations Act have elapsed.
SECTION 9.23    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or Issuing Bank that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.
SECTION 9.24    Fiduciary Duties. The Agent, the Sustainability Coordinator, each Lender and their Affiliates (collectively, for purposes of this paragraph only, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.
SECTION 9.25    Process Agent. Each Loan Party that is organized outside of the United States hereby irrevocably designates, appoints and empowers the Company (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s address specified in Section 9.02(a) hereof, and such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law. For purposes of the above, each such Loan Party organized in Mexico shall grant a special irrevocable power of attorney for lawsuits and collections (podor especial irrecovable para pleitos y cobranzas) in favor of the Process Agent before a Mexican notary public, appointing the Process Agent as its agent for service of process as provided herein.
SECTION 9.26    Designation of Different Applicable Lending Office. Each Lender may make any extensions of credit to any Borrower through any Applicable Lending Office; provided, that, the exercise of this option shall not affect the obligation of the Borrowers to repay the extensions of credit in accordance with the terms of this Agreement.
SECTION 9.27    [Reserved].

SECTION 9.28    Electronic Execution; Electronic Records; Counterparts.
This Agreement, any other Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Company (for itself and each Subsidiary Guarantor), each other Borrower, and each of the Agent, the Sustainability Coordinator and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, none of the Agent, Sustainability Coordinator, Issuing Bank or Swing Line Bank is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Agent, Sustainability Coordinator, Issuing Bank and/or Swing Line Bank has agreed to accept such Electronic Signature, the Agent, the Sustainability Coordinator and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Company, any other Loan Party and/or any Lender Party without further verification and (b) upon the request of the Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.
None of the Agent, Sustainability Coordinator, Issuing Bank or Swing Line Bank shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Agent’s, Sustainability Coordinator’s Issuing Bank’s or Swing Line Bank’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Agent, Sustainability Coordinator, Issuing Bank and Swing Line Bank shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
The Company (on behalf of itself and each Subsidiary Guarantor), each other Borrower and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) waives any claim against the Agent, the Sustainability Coordinator or any Lender Party for any liabilities arising solely from the Agent’s, the

Sustainability Coordinator’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 9.29    Lender Representations. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(c)    The Agent and each Joint Lead Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 9.30    Amendment and Restatement. To the extent the Existing Obligations remain outstanding after giving effect to the Closing Date Refinancing, such Existing Obligations shall comprise Obligations under this Agreement and the other Loan Documents, and neither this Agreement nor any other Loan Document entered into on the Closing Date or otherwise in connection with the Closing Date Refinancing shall constitute a novation or a termination of such Existing Obligations, and the Collateral (as defined in the Existing Credit Agreement) shall comprise Collateral for purposes of this Agreement and the other Loan Documents and shall secure, support and otherwise benefit the Obligations of the Loan Parties under this Agreement and the other Loan Documents.
SECTION 9.31    Obligations Among Borrowers. The Obligations of the Company and each Borrower that is a Domestic Subsidiary shall be joint and several in nature. Notwithstanding anything to the contrary herein, the Obligations of all Borrowers that are Foreign Subsidiaries shall be several in nature (and not joint). The failure of any Borrower to make any payment (including, without limitation, in respect of principal repayment, any prepayments, any interest payments and/or any fee payments) pursuant to the terms of this Agreement or any other Loan Document, in each case, on any date required hereunder or thereunder, as applicable, shall not relieve any other Borrower of its corresponding obligation to do so on such date, and no Borrower that is a Foreign Subsidiary shall be responsible for the failure of any other Borrower to so make its payments hereunder or thereunder, as applicable.
SECTION 9.32    Acknowledgement Regarding Any Supported QFCs Obligations Among Borrowers. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 9.32, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:	SEALED AIR CORPORATION, a Delaware corporation By: /s/ Brian Sullivan Name: Brian Sullivan Title: Treasurer
CRYOVAC, LLC, a Delaware limited liability company By: /s/ Brian Sullivan Name: Brian Sullivan Title: Authorized Signatory
SEALED AIR CORPORATION (US), a Delaware corporation By: /s/ Brian Sullivan Name: Brian Sullivan Title: Authorized Signatory
SEALED AIR JAPAN G.K., By: /s/ Yasutaka Sagan Name: Yasutaka Sagan Title: Executor
SEALED AIR LIMITED, By: /s/ Karenjit Kaur Kalirai Name: Karenjit Kaur Kalirai Title: Director

FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

SEALED AIR FINANCE LUXEMBOURG S.À.R.L., By: /s/ Bertrand de Fays Name: Bertrand de Fays Title: Manager A By: /s/ Clare Miles Name: Clare Miles Title: Manager B
EXECUTED BY SEALED AIR AUSTRALIA PTY LIMITED IN ACCORDANCE WITH SECTION 127 OF THE CORPORATIONS ACT 2001 (CTH) BY
/s/ John Regan	/s/ Catherine Dickson
Signature of director	Signature of director
Name: John Regan	Name: Catherine Dickson

EXECUTED BY SEALED AIR AUSTRALIA (HOLDINGS) PTY LIMITED IN ACCORDANCE WITH SECTION 127 OF THE CORPORATIONS ACT 2001 (CTH) BY

/s/ John Regan	/s/ Catherine Dickson
Signature of director	Signature of director
Name: John Regan	Name: Catherine Dickson
FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

SEALED AIR (CANADA) CO./CIE, By: /s/ Brian Sullivan Name: Brian Sullivan Title: President and Treasurer
SEALED AIR (NEW ZEALAND),
/s/ Deborah Herlihy	/s/ John Regan
Signature of director	Signature of director
Name: Deborah Herlihy	Name: John Regan
SEALED AIR DE MÉXICO OPERATIONS, S. DE R.L. DE C.V.,
By: /s/ Arlet Jimenez Galicia
Name: Arlet Jimenez Galicia
Title: Attorney-in-Fact
SEALED AIR B.V.,
By: /s/ Clare Miles
Name: Clare Miles
Title: Director

FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

AGENT:	BANK OF AMERICA, N.A., as Agent By: /s/ Liliana Claar Name: Liliana Claar Title: Vice President

FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

LENDERS:	BANK OF AMERICA, N.A., as a Lender, an Issuing Bank and Swing Line Bank By: /s/ Daniel Phelan Name: Daniel Phelan Title: Director

FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

JPMORGAN CHASE BANK, N.A.,
as a Lender and as an Issuing Bank

By: /s/ James Shender________________________
Name:    James Shender
Title:    Managing Director

FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

MIZUHO BANK, LTD.,
as a Lender and as an Issuing Bank

By: /s/ Donna DeMagistris_____________________
Name:    Donna DeMagistris
Title:    Managing Director
FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

TRUIST BANK,
as a Lender

By:    /s/ Chris Hursey
Name:    Chris Hursey
Title:    Director
FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

BNP PARIBAS,
as a Lender

By: /s/ Michael Lefkowitz_____________________
Name:    Michael Lefkowitz
Title:    Director

By: /s/ Matthew Beauvais____________________
Name:    Matthew Beauvais
Title: Vice President
FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

GOLDMAN SACHS BANK USA,
as a Lender

By: /s/ Jonathan Dworkin_____________________
Name:    Jonathan Dworkin
Title:    Authorized Signatory

FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

GOLDMAN SACHS LENDING PARTNERS LLC,
as a Lender

By: /s/ Jonathan Dworkin
Name:    Jonathan Dworkin
Title:    Authorized Signatory

FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Lender

By: /s/ Jill Wong _____________________________________
Name: Jill Wong
Title: Director

By: _/s/ Gordon Yip ____________________________________
Name: Gordon Yip
Title: Director

FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

COӦPERATIVE RABOBANK U.A., NEW YORK BRANCH
as a Lender

By: /s/ Michaelene Donegan __________________________
Name: Michaelene Donegan
Title: Managing Director

By: _/s/ Vinicius Araujo ______________________________
Name: Vinicius Araujo
Title: Vice President

FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

BANK OF CHINA, NEW YORK BRANCH,
as a Lender

By: /s/ Raymond Qiao_______________________
Name:    Raymond Qiao
Title:    Executive Vice President
FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By: _/s/ Andrew Payne _________________________
Name: Andrew Payne
Title: Managing Director
FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

HSBC BANK USA, N.A.,
as a Lender

By: /s/ Chris Burns___________________________
Name: Chris Burns
Title: Director
FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ Tyrone Parker________________________
Name:    Tyrone Parker
Title:    Vice President
FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

CITIBANK, N.A.,
as a Lender

By: /s/ David Jaffe__________________________
Name:    David Jaffe
Title:    Vice President
FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

TD BANK, N.A.,
as a Lender

By: /s/ Eric Heaps___________________________
Name:    Eric Heaps
Title:    Sr. Relationship Manager
FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH
as a Lender

By: /s/ Cara Younger __________________________________________
Name: Cara Younger
Title: Managing Director

By: /s/ Armen Semizian ________________________________________
Name: Armen Semizian
Title: Managing Director
FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

MORGAN STANLEY BANK, N.A.,
as a Lender

By: /s/ Michael King_________________________
Name:    Michael King
Title:    Authorized Signatory
FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

FARM CREDIT CANADA,
as a Lender

By: /s/ Lori Toth____________________________
Name:    Lori Toth
Title:    Director, Loan Syndication
FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION

FIRST BANK,
as a Lender

By: /s/ Greg Drabik__________________________
Name:    Greg Drabik
Title:    Managing Director

FIFTH AMENDED AND RESTATED SYNDICATED FACILITY AGREEMENT
SEALED AIR CORPORATION